UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12
Tyson Foods, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 5, 2026
To Tyson Foods, Inc. Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company” or “we”), will be held at Tyson Foods, Inc., 2008 South Thompson Street, Springdale, Arkansas, on Thursday, February 5, 2026 at 10:00 a.m., Central time, for the following purposes:
1.To elect the fifteen (15) director nominees named in the accompanying Proxy Statement to the Company’s Board of Directors;
2.To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the fiscal year ending October 3, 2026;
3.To approve the amendment and restatement of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Stock Incentive Plan”), a copy of which is attached to the Proxy Statement as Exhibit A;
4.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;
5.To consider and act upon the shareholder proposals described in the accompanying Proxy Statement, if properly presented at the Annual Meeting; and
6.To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only shareholders of record at the close of business on December 8, 2025, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket will be required for entry to the Annual Meeting venue, and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at https://ir.tyson.com. Cameras, video and audio recording equipment, and other similar electronic devices, as well as large bags (including backpacks, handbags, and briefcases) are not permitted at the meeting location, and attendees will be subject to security inspections prior to entry. Please be advised that entry will not be permitted once the meeting has commenced.
We may announce alternative arrangements for the Annual Meeting, which may include switching to a hybrid in-person/virtual format, a virtual-only meeting format or changing the time, date or location of the Annual Meeting. If we take this step, we will announce any changes in advance in a press release available on our website (https://ir.tyson.com) and filed with the Securities and Exchange Commission (“SEC”) as additional proxy materials.
This year we will again take advantage of the rules of the SEC that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of our proxy materials. This process helps the environment and substantially reduces the costs associated with printing and distributing our proxy materials. To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card, describe how to use these convenient services.

By Order of the Board of Directors,
Springdale, Arkansas	Marissa Savells, Vice President, Associate General Counsel and Secretary
December 17, 2025

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. SUBMITTING A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 5, 2026: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended September 27, 2025 are also available at https://ir.tyson.com or http://www.proxyvote.com.

Audit-Related Fees	23

Tax Fees	23

All Other Fees	23

Audit Committee Pre-Approval Policy	24

Approval of the Amendment and Restatement of the Tyson Foods, Inc. 2000 Stock Incentive Plan	24

Board Recommendation	28

Vote Required	28

Non-Binding Advisory Vote to Approve Named Executive Officers’ Compensation	29

Board Recommendation	29

Vote Required	29

Shareholder Proposals	30

Shareholder Proposal Regarding Disclosure of Voting Results Based on Class of Shares	30

Board of Directors’ Statement in Opposition to Shareholder Proposal Regarding Disclosure of Voting Results Based on Class of Shares	31

Shareholder Proposal Regarding Report on Environmental and Human Health Impacts from Waste Lagoons	31

Board of Directors’ Statement in Opposition to Shareholder Proposal Regarding Report on Environmental and Human Health Impacts from Waste Lagoons	33

Shareholder Proposal Regarding Report on the Anticipated Impact of Recent Changes in US Immigration Practices on the Company’s Finances and Operations	34

Board of Directors’ Statement in Opposition to Shareholder Proposal Regarding Report on the Anticipated Impact of Recent Changes in US Immigration Practices on the Company’s Finances and Operations	35

Compensation Discussion and Analysis	36

Introduction	36

Fiscal Year 2025 Financial Results	36

Compensation Philosophy and Objectives	36

Compensation Governance	37

How We Determine Compensation	37
i

Shareholder Proposals and Director Nominations	72

Shareholder Communications	73

Expenses of Solicitation	73

Availability of Annual Report on Form 10-K	73

Other Matters	73

Exhibit A - Tyson Foods, Inc. 2000 Stock Incentive Plan (as Amended and Restated as of February 5, 2026)	A-1

Frequently Requested Information

Board Leadership Structure	13

CEO Pay Ratio Disclosure	65

Certain Transactions	71

Clawback Policy	50

Committees of the Board	14

Director Compensation for Fiscal Year 2025	21

Environmental Regulation	20

Human Capital Management	20

Pay Versus Performance Disclosure	66

Political Contributions and Expenditures Policy	20

Securities Trading Policy; Hedging and Pledging	50

Stock Ownership Requirements	49

PROXY STATEMENT SUMMARY
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting, or at any adjournments or postponements thereof. This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted on at the Annual Meeting, or at any adjournments or postponements thereof, and our fiscal year 2025 performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 27, 2025.

INFORMATION ABOUT OUR ANNUAL MEETING

Date and Time:	Thursday, February 5, 2026 at 10:00 a.m., Central time

Place:	Tyson Foods, Inc., 2008 South Thompson Street, Springdale, Arkansas

Record Date:	December 8, 2025

Attendance/Voting:	Only shareholders of record at the close of business on the record date for the Annual Meeting are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote for each director nominee and one vote for each other proposal, and each share of Class B Common Stock will entitle the holder to ten votes for each director nominee and ten votes for each other proposal.

Advance Voting:	Even if you plan to attend the Annual Meeting in person, please vote right away using one of the following advance voting methods:
•Visit the website listed on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form to vote by Internet.
•If you have requested a paper copy of the proxy materials, call the telephone number on your proxy card or voting instruction form to vote by telephone.
•If you have requested a paper copy of the proxy materials, mark, sign, date and return your proxy card or voting instruction form in the envelope provided to vote by mail.
PROPOSALS AND VOTING RECOMMENDATIONS

Voting Items	Board Recommendation	Votes Required for Approval	Page No.
Election of directors	FOR All Nominees	Majority of votes cast	8
Ratification of selection of independent registered public accounting firm	FOR	Majority of votes cast	23
Amendment and Restatement of the Stock Incentive Plan	FOR	Majority of votes cast	24
Say-on-Pay	FOR	Majority of votes cast	29
Shareholder Proposal Regarding Disclosure of Voting Results Based on Class of Shares	AGAINST	Majority of votes cast	30
Shareholder Proposal Regarding Report on Environmental and Human Health Impacts from Waste Lagoons	AGAINST	Majority of votes cast	31
Shareholder Proposal Regarding Report on the Anticipated Impact of Recent Changes in US Immigration Practices on the Company’s Finances and Operations	AGAINST	Majority of votes cast	34

DIRECTOR NOMINEES
The following table contains information about the candidates who have been nominated for election to the Board of Directors (the “Board”) of the Company. In accordance with the Company’s By-Laws, at the first quarterly meeting of each fiscal year, the Board reviews and approves committee composition and qualifications based upon the recommendations of the Governance and Nominating Committee. Each nominee listed in the table below is currently a director of the Company. Kevin M. McNamara, currently a director of the Company, having expressed his preference not to be renominated to the Board, is not being put forward as a director nominee and his term will end at the Annual Meeting. The Board thanks him for his service and many contributions to the Company. Additional biographical information about the nominees can be found in the section titled “Election of Directors” in this Proxy Statement.

Name	Age	Director Since	Independent as of Record Date (December 8, 2025)	Committee Assignments for Fiscal Year 2026
John H. Tyson m	72	1984	No	E
Les R. Baledge **	68	2020	Yes	C*
Mike Beebe	78	2015	Yes	G
Sarah Bond	47	2025	Yes	C, S
Maria Claudia Borras	56	2021	Yes	G, S
David J. Bronczek	71	2020	Yes	C, G
Donnie King	63	2022	No
Maria N. Martinez	68	2024	Yes	G, T*
Cheryl S. Miller :	53	2016	Yes	A, G*
Kate B. Quinn	61	2024	Yes	A*, S
Jeffrey K. Schomburger † ***	63	2016	Yes	A, E
Barbara A. Tyson	76	1988	Yes
John R. Tyson	35	2025	No	S*, T
Olivia L. Tyson	33	2025	No	C, T, E
Noel White	67	2018	No	T

A - Audit Committee	C - Compensation and Leadership Development Committee	G - Governance and Nominating Committee
S - Strategy and Acquisitions Committee	E - Executive Committee	T - Technology Committee
m Chairman of the Board * Committee Chairperson	† Lead Independent Director of the Board	: Audit Committee Financial Expert
** Mr. Baledge was previously determined to be non-independent due to his service as one of the trustees of the Donald J. Tyson Revocable Trust. Mr. Baledge stepped down as trustee of the Donald J. Tyson Revocable Trust effective November 13, 2025, after which the Board determined he qualifies as independent under the New York Stock Exchange corporate governance rules.
*** Mr. Schomburger was appointed by the Board as Lead Independent Director on November 13, 2025.

DIRECTOR NOMINEE SKILLS AND EXPERIENCE

Executive Leadership	Financial Literacy
Executive leadership experience enhances our Board’s ability to advise and support our management team and execute our strategies. In addition, directors with experience in a CEO role (or equivalent) ensure that the Board is able to effectively evaluate and advise the current CEO on operating a complex business across multiple segments.	Financial expertise assists our Board in overseeing our financial reporting, capital structure and internal audit and controls processes. In addition, qualification as an audit committee financial expert provides additional insight into understanding the Company’s financial performance and targets.

Strategy and Growth Experience	Industry Experience
Strategy and growth experience enhances our Board's ability to evaluate strategic plans, products and services, and to consider and evaluate potential acquisition, joint venture or divestiture opportunities.	Expertise in the food or consumer products industries increases the Board’s understanding of our complex business operations and our focus to grow services to better support our customers.

Board of Directors Experience (other boards)	Global Experience
Experience serving on other boards and board committees enhances the Board’s understanding of board and corporate governance best practices, compensation benchmarking and leadership succession.	Experience with conducting business outside of the United States provides insights that are valuable to our global company and help us better understand opportunities and challenges across global markets.

Government/Regulatory Affairs	Logistics and Supply Chain Experience
Experience in government or regulatory affairs enhances the Board’s ability to understand the regulatory landscape and proactively work with or address regulatory issues in a highly-regulated industry.	Experience in logistics and supply chain enhances the Board’s ability to ensure the products are delivered to customers without disruption, a key attribute to success in our industry.

Risk Management	Technology
Experience in risk management, including crisis management, enhances the Board’s ability to assess significant risks that could face the Company, and to evaluate and mitigate risks that may arise.	Expertise in technology enhances the Board’s ability to evaluate technological innovations and best practices, such as the use of data analytics or the mitigation of cybersecurity risks, to ensure that the Company is integrating technology into its strategy and business.
FISCAL YEAR 2025 FINANCIAL RESULTS
For information on the Company’s fiscal year 2025 financial results, see the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025.

v

DIVIDEND HISTORY
The Company has demonstrated a longstanding commitment to returning value to shareholders through its annual dividend. The chart below illustrates the Company’s dividend amount on a yearly basis, over the last ten fiscal years. The ongoing dividend reflects our continued confidence in the Company’s financial strength, operational excellence, and positive outlook for the future. The Board reviews the Company’s dividend policy each year, considering factors such as earnings performance, cash flow, capital needs, and broader economic conditions. With the most recent authorization on November 7, 2025, the Board has once again increased the quarterly dividend, which marks the fourteenth consecutive year of an increase in the annual dividend rate, dating back to fiscal year 2013.

Annual Dividend Rate
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
FY13
FY14
FY15
FY16
FY17
FY18
FY19
FY20
FY21
FY22
FY23
FY24
FY25
FY26
Class A
Class B

COMMUNITY ENGAGEMENT
Our community impact program is comprised of four key pillars, each aligned with our business: Food Access and Nutrition, People and Opportunity, Disaster Response, and Community Giving.
In fiscal year 2025, the Company:
•donated over 15 million pounds of product valued at over $34 million, into nearly all 50 states, primarily to Feeding America food banks. We also launched a reduced price sales program available only to Feeding America food banks that allows our food bank partners to bypass secondary market sales and extend their spending power to purchase more fresh and frozen product.
•deployed resources to Los Angeles in response to the wildfires, Owensboro, KY and San Angelos, TX in response to flooding events. Across those deployments, we served over 87,000 meals to those communities. We will typically continue to support the community directly until critical infrastructure returns and community organizations can take over the support.
•supported 20 natural disasters, from Hurricane Helene recovery to tornados experienced in Missouri, Oklahoma and Indiana. We donated over 950,000 pounds of product across all natural disasters through our recovery program.
•supported over 150 nonprofit organizations through direct or indirect financial grants, totaling over $8.5 million, including $1.35 million donated to build capacity across protein repack rooms at Feeding America member food banks.
FISCAL YEAR 2025 SHAREHOLDER ENGAGEMENT HIGHLIGHTS
•Year-round dialogue led by our Vice President of Investor Relations keeps shareholders informed through meetings, conferences, and quarterly calls.
•Senior and executive management actively participates, meeting with over 50 investors in fiscal year 2025, representing approximately 20% of Class A common stock.
•Robust engagement strengthens transparency, accountability, and corporate governance, while providing valuable investor insights.
•We continuously expand engagement initiatives, including new forums and diversified channels, to foster strong, long-term relationships.

FISCAL YEAR 2025 GOVERNANCE HIGHLIGHTS
The Company is committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens the Board of Directors and management accountability, and helps build public trust in the Company. Some of the Company’s key governance features include:
•10 of 16 directors independent at the end of fiscal year 2025;
•Board and committee meeting attendance of approximately 98% during fiscal year 2025;
•Deferred shares for directors and strong ownership requirements for directors and senior officers;
•Majority-independent Board committees, with four of six Board committees having a supermajority of independent directors during fiscal year 2025;
•Majority voting for directors in uncontested elections;
•Regular executive sessions for independent directors, presided over by the Lead Independent Director;
•Robust director nomination process;
•Robust governance policies and procedures, including our Code of Conduct;
•Board composition highlighted by strong leadership and diversity of experience; and
•Active Board participation in succession planning for senior management roles.

EXECUTIVE COMPENSATION SUMMARY
Our executive compensation program is based on a strong link between pay and performance, which we believe results in a better alignment of compensation with Company goals and shareholder interests. For example, in fiscal year 2025, approximately 87% of the target total compensation opportunity for our named executive officers was at risk. Through our executive compensation program, we emphasize attainment of Company goals, both short-term and long-term, and seek to foster a commitment to performance that enhances sustainable shareholder value. Our key executive compensation practices include the following:

•High percentage of pay is variable and at risk
•Strong stock ownership guidelines
•Balanced mix of short-term and long-term incentives
•Performance targets set at challenging levels that motivate executive officers to achieve optimal results for short-term and long-term goals
We provide a compensation package designed to attract, motivate and retain top executive talent for the long-term. We believe that total compensation opportunities should reflect each executive officer’s role, skills, experience level and individual contributions to the Company and be competitive with the organizations with which we compete for talent. We also believe that as an executive officer’s responsibility increases, a significant portion of their compensation should be dependent on Company earnings and performance goals. In addition, in fiscal year 2025, we continued to include an “Enterprise Goals” modifier in our Annual Incentive Compensation Plan for Senior Executive Officers (the “Annual Incentive Plan”) for key non-financial enterprise goals, such as striving for excellence in health and safety and advancing the Company’s data and digital projects.
Detailed information regarding our executive compensation programs, practices and philosophy can be found in the sections titled “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement.
HOW PAY IS TIED TO COMPANY PERFORMANCE
Incentive payments under the Company’s Annual Incentive Plan are based on performance measures established by the Compensation and Leadership Development Committee. For fiscal year 2025, the Compensation and Leadership Development Committee selected Adjusted Operating Income as its performance measure.
In addition, the Company’s Annual Incentive Plan included three “Enterprise Goals,” each of which can modify actual performance by up to plus or minus 2.5% of target performance incentive payments, with a total potential impact of plus or minus 7.5% of target performance incentive payments. For fiscal year 2025, the “Enterprise Goals” resulted in a net payout modifier of 2.5%. For further information, please see the “Compensation Discussion and Analysis” section in this Proxy Statement.
Performance stock grants under the Company’s equity compensation plans are subject to performance measures selected by the Compensation and Leadership Development Committee. For fiscal year 2025, the Compensation and Leadership Development Committee selected the achievement of a three-year cumulative Adjusted Operating Income performance measure for fiscal years 2025, 2026 and 2027 and a comparison of the total shareholder return of the Company’s Class A Common Stock relative to the total shareholder return of each of the constituent companies within the S&P 500 Consumer Staples Index over the same three-year period, with each performance measure weighted equally.

Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held
February 5, 2026
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why am I receiving these proxy materials?
The Company has made this Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025 (together, the “proxy materials”) available to you in connection with the solicitation of proxies on behalf of the Company by the Board of Directors of the Company, for use at the Annual Meeting, to be held at Tyson Foods, Inc., 2008 South Thompson Street, Springdale, Arkansas, on Thursday, February 5, 2026 at 10:00 a.m., Central time. These materials were first sent or made available to shareholders on or about December 17, 2025. As a shareholder of the Company, you are entitled to vote on the important proposals described in this Proxy Statement. Since it is not practical for all shareholders to attend and vote at the Annual Meeting, the Board is seeking your proxy to vote on these matters.
Why did I receive a one-page notice in the mail regarding the availability of the proxy materials instead of a full set of the proxy materials?
Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet rather than mailing paper copies to each shareholder. Accordingly, on or about December 17, 2025, the Company sent a Notice Regarding the Availability of Proxy Materials (the “Notice”) to shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of our proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet and how to instruct the Company to send future proxy materials, including the Notice, to you electronically by email. The Company’s proxy materials are also available on the Company’s Investor Relations website at https://ir.tyson.com.
If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.
What is “householding”?
We are sending only one copy of the Notice or one copy of our proxy materials to shareholders who share the same last name and address, unless they have notified us that they want to receive multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. If any shareholder residing at such address wishes to receive a separate copy of our proxy materials in the future, or if any shareholders sharing an address are receiving multiple copies of the Notice or our proxy materials and would like to request delivery of a single copy, they may contact the Secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999 or our Investor Relations department at (479) 290-4524, and provide their name, the name of each of their brokerage firms or banks where their shares are held, and their account numbers. If you hold shares in “street name,” you may contact your brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What items will be voted on at the Annual Meeting?
The following matters will be presented for shareholder consideration and voting at the Annual Meeting:
•To elect the fifteen (15) director nominees named in this Proxy Statement to the Board;
•To ratify the selection of PwC as the independent registered public accounting firm for the Company for the fiscal year ending October 3, 2026;
•To approve the amendment and restatement of the Stock Incentive Plan;
•To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and
•To consider and act upon the shareholder proposals described in this Proxy Statement, if properly presented at the Annual Meeting.
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:
•FOR the election of each of the director nominees named in this Proxy Statement to the Board;
•FOR ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2026;
•FOR the amendment and restatement of the Stock Incentive Plan;
•FOR the compensation of the Company’s named executive officers; and
•AGAINST the shareholder proposals described in this Proxy Statement.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are considered the shareholder of record with respect to those shares and the Notice was sent directly to you by the Company. As a shareholder of record, you can vote your shares via the Internet, telephone, mail or by attending the annual meeting. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a voting instruction form from the organization holding your shares.
If I am a shareholder of record of the Company’s shares, how do I vote?
If you are a shareholder of record, you may vote using any of the following methods:
•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided on the proxy card.
•By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card.
•By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.
•In person. You may vote in person at the Annual Meeting. If you desire to vote in person at the Annual Meeting, an admission ticket will be required for entry to the annual meeting venue, which can be requested by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. Ballots will be available at the shareholder meeting venue upon request.

If I am a beneficial owner of shares held in street name, how do I vote?
If you are a beneficial owner of shares, you may vote using any of the following methods:
•Via the Internet. You may vote by proxy via the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.
•By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.
•By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by marking, signing and dating the voting instruction form you received from the organization that holds your shares and returning it in the envelope provided.
•In person. You may vote in person at the Annual Meeting by first obtaining a legal proxy from the organization that holds your shares. If you obtain such a proxy and desire to vote in person at the Annual Meeting, please request a ballot when you arrive.
Can I change my vote after I have submitted my vote using the Internet or telephone or mailed in my proxy card or voting instruction form?
You may revoke your proxy and change your vote at any time before it is voted at the Annual Meeting by:
•Voting again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted);
•Marking, signing and returning a proxy card with a later date;
•Delivering a written notice of revocation to the Company’s Secretary at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, prior to the Annual Meeting; or
•Attending the Annual Meeting and voting in person.
Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your proxy be revoked by delivering written notice of revocation to the Company’s Secretary as set forth above.
If you are a beneficial owner of shares held in street name, you must contact your broker, bank or other nominee for specific instructions on how to revoke your proxy and change your vote.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:
•as necessary to meet applicable legal requirements;
•to allow for the tabulation and certification of votes; and
•to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by Broadridge Financial Solutions, Inc., the inspector of the Annual Meeting, and published within four business days following conclusion of the Annual Meeting.

How can I attend the Annual Meeting?
Only persons owning shares at the close of business on December 8, 2025, the record date for the Annual Meeting, will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. The Annual Meeting will be held at Tyson Foods, Inc., 2008 South Thompson Street, Springdale, Arkansas on Thursday, February 5, 2026 at 10:00 a.m., Central time. If you plan to attend the Annual Meeting, an admission ticket will be required for entry to the Annual Meeting venue, and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. Cameras, video and audio recording equipment, and other similar electronic devices, as well as large bags (including backpacks, handbags, and briefcases) are not permitted at the Annual Meeting venue, and attendees will be subject to security inspections prior to entry. Please be advised that entry to the meeting venue will not be permitted once the meeting has commenced. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at https://ir.tyson.com. A replay of the Annual Meeting will be viewable as soon as practical after the Annual Meeting at https://ir.tyson.com.
We may announce alternative arrangements for the Annual Meeting, which may include switching to a hybrid in-person/virtual format, a virtual-only meeting format or changing the time, date or location of the Annual Meeting. If we take this step, we will announce any changes in advance in a press release available on our website (https://ir.tyson.com) and filed with the SEC as additional proxy materials.

OUTSTANDING STOCK AND VOTING RIGHTS
Generally. As of December 8, 2025, the outstanding shares of the Company’s capital stock consisted of 283,047,857 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 70,009,005 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 8, 2025, the record date for the Annual Meeting, will vote together as a single class on all matters submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters.
Quorum. The holders of a majority of the voting power of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting.
Approval Standards. The Company’s by-laws provide that in an uncontested election of directors, each director nominee will be elected by a majority of the votes cast for their election at the meeting. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. In a contested election (an election in which the number of nominees exceeds the number of directors to be elected), the directors will be elected by a plurality of the votes cast on the election of directors. The election of directors to be held at the Annual Meeting is an uncontested election, and, therefore, the majority of votes cast standard will apply.
A majority of the votes cast at the Annual Meeting is also required to ratify the selection of PwC as the independent registered public accounting firm for the Company for the fiscal year ending October 3, 2026, to approve the amendment and restatement of the Stock Incentive Plan and to approve the shareholder proposals.
The form of proxy card or voting instruction form provides a method for shareholders to vote for, against or to abstain from voting with respect to:
(i) each director nominee;
(ii) the ratification of the selection of PwC as the Company’s independent registered public accounting firm;
(iii) the amendment and restatement of the Stock Incentive Plan;
(iv) the approval of the compensation of the Company’s named executive officers;
(v) the Shareholder Proposal Regarding Disclosure of Voting Results Based on Class of Shares;
(vi) the Shareholder Proposal Regarding Report on Environmental and Human Health Impacts from Waste Lagoons; and,
(vii) the Shareholder Proposal Regarding Report on the Anticipated Impact of Recent Changes in US Immigration Practices on the Company’s Finances and Operations.
Broker Non-Votes and Abstentions. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting or giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, broker non-votes are not considered “votes cast.” The election of directors, approval of the amendment and restatement of the Stock Incentive Plan, the advisory vote to approve the compensation of the Company’s named executive officers, and the shareholder proposals are considered “non-routine” matters under applicable NYSE rules. Therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. However, broker non-votes will have no impact on the outcome of these matters because, as stated above, they are not considered “votes cast” for voting purposes. On the other hand, the ratification of the selection of PwC as the Company’s independent registered public accounting firm is considered a “routine” matter under the current rules of the NYSE. Therefore, the organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.
As with broker non-votes, abstentions are counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, abstentions are not considered “votes cast.” Accordingly, abstentions will have no impact on the outcome of the proposals contained in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The table below sets forth certain information as of December 8, 2025 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class B Common Stock	Tyson Limited Partnership 2200 West Don Tyson Parkway Springdale, AR 72762-6999	70,000,000	(1)	99.99%
Class A Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	35,581,300	(2)	12.57%
Class A Common Stock	BlackRock, Inc. 50 Hudson Yards New York, NY 10001	25,033,123	(3)	8.84%
_______________________________
(1)70,000,000 shares of Class B Common Stock and 2,743,680 shares of Class A Common Stock are owned of record by the Tyson Limited Partnership, a Delaware limited partnership (“TLP”). The limited partners (and their respective partnership interests in the TLP) are as follows: the DT Family 2009, LLC (53.4881%), the BT 2015 Fund (45.2549%) and the JCC Family, LLC (.1257%). Trusts for the descendants of Don Tyson, including Mr. John H. Tyson, Chairman of the Board of the Company, are the sole members of the DT Family 2009, LLC and the JCC Family, LLC. Ms. Barbara A. Tyson, a director of the Company, is the sole income beneficiary of and has limited dispositive power with respect to the BT 2015 Fund. Mr. John H. Tyson, Mr. John R. Tyson, and Ms. Olivia L. Tyson are contingent beneficiaries of the BT 2015 Fund. The general partners of the TLP, who in the aggregate have a 1.1313% partnership interest in the TLP, are the Tyson Family GP Trust of which Mr. John H. Tyson is the Investment Trustee, the Barbara Tyson GP Revocable Trust of which Ms. Barbara Tyson is the trustee and the Donald J. Tyson Revocable Trust of which Mr. John H. Tyson, Mr. John R. Tyson, Ms. Olivia L. Tyson and Mr. Woodson W. Bassett, III are the trustees. A managing general partner of the TLP has the exclusive right, subject to certain restrictions, to do all things on behalf of the TLP necessary to manage, conduct, control and operate the TLP’s business, including the right to vote all shares or other securities held by the TLP, as well as the right to mortgage, pledge or grant security interests in any assets of the TLP. The TLP’s current managing partner is the Tyson Family GP Trust. The percentage of general partnership interests of the TLP are as follows: Donald J. Tyson Revocable Trust (44.44%); Tyson Family GP Trust (44.445%); and Barbara Tyson GP Revocable Trust (11.115%). The descendants of Don Tyson, including Mr. John H. Tyson, are the sole beneficiaries of the Donald J. Tyson Revocable Trust. The descendants of John H. Tyson are the sole beneficiaries of the Tyson Family GP Trust. Ms. Barbara Tyson is the sole beneficiary of the Barbara Tyson GP Revocable Trust. Additionally, the TLP may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the TLP will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the TLP will not be in the best interest of the partners, (ii) an election to dissolve the TLP by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the TLP’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause the dissolution of the TLP. Upon dissolution of the TLP, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the TLP assets. For more information concerning the ownership or structure of the TLP, please see the disclosure 13D/A filed on February 13, 2024.
(2)This amount includes 371,393 shares, 34,322,556 shares and 1,258,744 shares in which the holder exercises shared voting power, sole dispositive power and shared dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about February 13, 2024, by The Vanguard Group. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.
(3)This amount includes 23,407,739 shares and 25,033,123 shares in which the holder exercises sole voting power and sole dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about April 17, 2025, by BlackRock, Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.

SECURITY OWNERSHIP OF MANAGEMENT
The table below sets forth information with respect to the beneficial ownership of Class A Common Stock, as of December 8, 2025, by (i) each of the named executive officers (“NEOs”) identified in the Summary Compensation Table in this Proxy Statement, (ii) each director or nominee for director of the Company and (iii) all directors, nominees and current executive officers as a group (who, individually or collectively, do not directly own any shares of Class B Common Stock):

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership (#)(1)	Percent of Class
John H. Tyson (2)(3)	3,815,740	1.35%
Les R. Baledge (4)	24,000	*
Mike Beebe (4)	22,596	*
Sarah Bond (4)	—	*
Maria Claudia Borras (4)	—	*
David J. Bronczek (4)	—	*
Donnie King	1,158,893	*
Maria N. Martinez (4)	5,488	*
Kevin M. McNamara (4)	66,485	*
Cheryl S. Miller (4)	4,323	*
Kate B. Quinn (4)	—	*
Jeffrey K. Schomburger (4)	4,993	*
Barbara A. Tyson (2)(4)	202,267	*
John R. Tyson	136,296	*
Olivia L. Tyson (4)	1,000	*
Noel White (4)	33,879	*
Curt Calaway	149,188	*
Devin Cole	139,952	*
Adam Deckinger	101,181	*
Wes Morris (5)	94,107	*
Brady Stewart (5) (6)	94,983	*
All directors, nominees and current executive officers as a group (21 persons)	5,965,815	2.11%
_______________________________
*    Indicates less than 1%.
(1)    The amounts in this column include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the table include shares owned directly, shares held in such person’s account under the Company’s Employee Stock Purchase Plan, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. The amounts in this column also include shares subject to options exercisable on or within 60 days of December 8, 2025, held by Mr. John H. Tyson (826,325); Mr. Calaway (57,323); Mr. Cole (17,935); Mr. Deckinger (49,305); Mr. King (657,177); Mr. Morris (41,793); Mr. Stewart (55,470); Mr. John R. Tyson (92,717); and the other current executive officers as a group (22,356). Mr. John R. Tyson is a director and employee of the Company.
(2)    The amounts in these rows do not include any shares of Class A Common Stock or Class B Common Stock owned by the TLP. The TLP owns 99.99% of the outstanding shares of Class B Common Stock and 0.97% of the outstanding shares of Class A Common Stock, which results in the TLP controlling 71.48% of the aggregate vote of Class A Common Stock and Class B Common Stock. When combined with the total ownership of directors and executive officers as a group, the aggregate voting percentage increases to 72.09%. The TLP and its ownership of such stock are further described in footnote (1) to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.
(3)    Mr. John H. Tyson’s amount includes 1,555,844 shares pledged as security for loans.
(4)    The amounts in these rows do not include grants of deferred stock awards of Class A Common Stock made in connection with the election or re-election to the Board by shareholders that will not be awarded within 60 days of December 8, 2025 (see the section titled “Director Compensation for Fiscal Year 2025” in this Proxy Statement) to each of Mr. Baledge (17,119); Governor Beebe (3,323); Ms. Bond (1,680); Ms. Borras (14,750); Mr. Bronczek (17,134); Mr. McNamara (68,730); Ms. Miller (20,351); Ms. Quinn (6,901); Mr. Schomburger (22,855); Ms. Barbara A. Tyson (53,882); Ms. Olivia L. Tyson (2,560) and Mr. White (6,901).
(5)    Mr. Morris and Mr. Stewart are former executive officers of the Company.
(6)    The information regarding stock ownership for Mr. Stewart is as of September 2, 2025.

ELECTION OF DIRECTORS
The number of directors that will serve on the Board following the Annual Meeting is expected to be fifteen (15) but may be changed in the manner provided in the Company’s by-laws. Each director is elected until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified. Our by-laws provide that no person shall be nominated to serve as a director after they have passed their 72nd birthday (the “Retirement Age By-law”), unless the Board has voted, on an annual basis, to waive or continue to waive the Retirement Age By-law for a nominee. In accordance with the Company’s by-laws, this age limitation does not apply to the Chairman of the Board of Directors. The Board has voted to waive the Retirement Age By-law for Ms. Barbara A. Tyson and Governor Mike Beebe.
Set forth below is biographical information for each director nominee chosen by the Board to stand for election at the Annual Meeting. The slate consists of ten (10) independent director nominees and five (5) non-independent director nominees. Kevin M. McNamara, currently a director of the Company, having expressed his preference to not be renominated to the Board, is not being put forward as a director nominee and his term will end at the Annual Meeting. Each of the director nominees is currently serving as a director of the Company and, except for Sarah Bond, John R. Tyson and Olivia L. Tyson, was elected at the 2025 annual meeting of shareholders in February 2025. Ms. Bond, Mr. John R. Tyson and Ms. Olivia L. Tyson were nominated for election to the Board upon recommendation by the Governance and Nominating Committee. For Ms. Bond, the Governance and Nominating Committee used a third-party search firm. The Board recommends that each director nominee be elected at the Annual Meeting.

John H. Tyson
John H. Tyson, 72, is Chairman of the Board. Mr. John H. Tyson has been a member of the Board since 1984, has served as Chairman since 1998, and served as Chief Executive Officer from 2000 until 2006. Mr. John H. Tyson has devoted his professional career to the Company and brings extensive understanding of the Company, its operations and the protein and food processing industries to the Board. Through his leadership experience gained as Chief Executive Officer, Mr. John H. Tyson provides the Board with critical insight into the Company’s business. In addition, Mr. John H. Tyson, through his association with the Tyson Limited Partnership and his individual shareholding interests, has a substantial personal interest in the Company. The Board believes that Mr. John H. Tyson’s leadership experience and knowledge of the Company acquired through his years of service to the Company and his personal stake in its success qualify him to serve on the Board.
Age: 72	Director Since: 1984	Position: Chairman of the Board

Les R. Baledge
Les R. Baledge, 68, is a private investor with broad experience who served as Executive Vice President and General Counsel of the Company from 1999 to 2004. Prior to joining the Company, Mr. Baledge practiced corporate and finance law where he served as a financial, strategic and legal advisor to numerous private and public entities. He began assisting the Company with legal matters in 1982. Mr. Baledge previously served on the boards of two public companies, BMP Sunstone Corp. and Fairfield Communities, Inc. and has been a member of the Board since February 2020. The Board believes that Mr. Baledge’s significant financial and legal expertise, his service on and advice to boards of other public and private companies and his long association with the Company qualify him to serve.
Age: 68	Director Since: 2020	Independent

Mike Beebe
Mike Beebe, 78, served as the Governor of the State of Arkansas from 2007 to 2015. Prior to the governorship, he served as the state’s Attorney General from 2003 to 2007, prior to which he served as a state senator for 20 years. Governor Beebe also serves on the board of Home BancShares, Inc. Governor Beebe has been a member of the Board since 2015. The Board believes that his extensive leadership experience, ability to collaborate and his long-time support and understanding of business qualify him to serve on the Board. In consideration of these qualities and Governor Beebe’s tenure on the Board, the Board waived the Retirement Age By-law and nominated him to serve on the Board for the coming year.
Age: 78	Director Since: 2015	Independent

Sarah Bond
Sarah Bond, 47, is President of Xbox, where she leads the organization driving Xbox’s innovation and growth across hardware, software and services as part of Microsoft’s global $23 billion gaming business. Her portfolio also includes strategy, product and engineering, marketing, and commercial planning and operations. She joined Microsoft in 2017 as a Corporate Vice President and prior to Microsoft held multiple leadership roles at T-Mobile and McKinsey & Company. Bond sits on the board of the University of Southern California School of Cinematic Arts and is Vice Chair of the board of the Entertainment Software Association. Ms. Bond has been a member of the Board since 2025. The Board believes that her successful record and broad experience in consumer technology, marketing and commercial operations, as well as her extensive experience across various leadership roles, qualify her to serve on the Board.
Age: 47	Director Since: 2025	Independent

Maria Claudia Borras
Maria Claudia Borras, 56, currently serves as Chief Growth & Experience Officer at Baker Hughes, a global energy technology company employing around 57,000 people and generating revenues in excess of $27 billion. She is responsible for driving enterprise-wide growth, elevating customer experience, and leading Baker Hughes’ commercial, regional and marketing organizations. She is also currently interim Executive Vice President of Industrial & Energy Technology (IET), one of Baker Hughes operating segments, where she oversees a broad portfolio of advanced technologies and services for industrial and energy customers in 120+ countries worldwide. Ms. Borras has more than 30 years of experience in the energy industry. From 2022-2024, she served as Executive Vice President of Oilfield Services & Equipment, and from 2017-2022, she served as Executive Vice President of Oilfield Services at Baker Hughes. Previously, Ms. Borras served as Chief Commercial Officer at GE Oil & Gas, where she managed a global team of sales, commercial, and marketing professionals. She came to GE Oil & Gas in January 2015 from Baker Hughes, which she joined in 1993. During her 30-year career, Ms. Borras has gained deep experience in both industrial manufacturing and oilfield service delivery for complex project environments, while consistently transforming business performance, growing market share, and delivering sustainable results. Ms. Borras has been a member of the Board since 2021. The Board believes that her successful executive track record and broad experience in organizational transformations, process improvements, and growth strategies, as well as her extensive experience overseeing operations in multiple countries, qualify her to serve on the Board.
Age: 56	Director Since: 2021	Independent

David J. Bronczek
David J. Bronczek, 71, previously served as President and Chief Operating Officer of FedEx Corporation, a global logistics and transportation company, until his retirement in 2019. He worked at FedEx for more than 40 years, starting as a courier and progressing into the company’s management ranks. His roles included leading FedEx Express in Canada, Europe, the Middle East, Asia and Africa, and later serving for 17 years as President and CEO of FedEx Express. He also served on the boards of International Paper, International Air Transportation Association (IATA), and as an independent company director on the board of Yellowstone Acquisition Group from 2020 to 2023, where he was a member of the Audit Committee and served as Chair of the Compensation Committee. In September 2025, Mr. Bronczek became a minority owner of the Tampa Bay Rays Baseball Club, Major League Baseball. He has been a member of the Board since May 2020. The Board believes that his extensive experience managing the logistics operation of a large global company qualify him to serve on the Board.
Age: 71	Director Since: 2020	Independent

Donnie King
Donnie King, 63, has served as the Company’s President and Chief Executive Officer since June 2021. A seasoned leader with more than four decades of experience in the food industry, Mr. King has held several key leadership positions across the Company’s domestic and international operations. Since rejoining the Company in 2019, Mr. King has served as the Chief Operating Officer, Group President, Poultry and Group President, International and Chief Administration Officer. Earlier in his career with the Company, Mr. King served as President, North American Operations and as President, North American Operations and Foodservice. Mr. King began his career with Valmac Industries in 1982, which was acquired by the Company in 1984. Mr. King was self-employed from 2017 to 2019 before returning to the Company. Mr. King has been a member of the Board since 2022. The Board believes Mr. King’s extensive operational expertise, deep industry knowledge, and long-standing commitment to the Company’s purpose continue to guide the Company and qualify him to serve on the Board.
Age: 63	Director Since: 2022

Maria N. Martinez
Maria N. Martinez, 68, retired from Cisco Systems, Inc. after having served as Executive Vice President and Chief Operating Officer from March 2021 to May 2024 and Executive Vice President and Chief Customer Experience officer from April 2018 to March 2021. Prior to joining Cisco, Ms. Martinez served in a variety of senior executive roles at Salesforce, Inc., culminating with her role as President, Global Customer Success and Latin America from March 2016 to April 2018. Prior to joining Salesforce, she managed the global services business for Microsoft Corporation, including professional services and customer support for all products. Ms. Martinez has also held a number of other leadership positions at Motorola, Inc. and AT&T Inc. and served as Chief Executive Officer of Embrace Networks, Inc. Ms. Martinez has served on the board of McKesson Corporation, a medical supplies distributor, since 2019. She also joined the board of Bank of America in 2025. Ms. Martinez has received several distinctions for her leadership, including the No. 2 ranking on the ALPFA (Association for Latino Professionals for America) list of the 50 Most Powerful Latinas. Ms. Martinez has been a member of the Board since 2024. The Board believes that Ms. Martinez’s extensive experience in operations and digital transformation qualify her to serve on the Board.
Age: 68	Director Since: 2024	Independent

Cheryl S. Miller
Cheryl S. Miller, 53, most recently served as Chief Financial Officer of West Marine, the nation’s leading omni-channel provider of products, services and expertise for the marine aftermarket, from January 2022 to October 2022. She previously served as Executive Strategic Advisor to JM Family Enterprises, a diversified automotive company, from May 2021 to December 2021, prior to which she served as Executive Vice President and Chief Financial Officer of JM Family Enterprises from January 2021 to April 2021. She also currently serves on the board of directors and as chair of the audit committee of Celsius Holdings, a global lifestyle fitness drink company and on the board of directors of Old Dominion Freight Line, a leading, less-than-truckload (“LTL”) motor carrier. She previously served as President and Chief Executive Officer of AutoNation, Inc., a publicly traded automotive retailer with major metropolitan franchises and e-commerce operations from July 2019 to April 2020, prior to which she served as Executive Vice President and Chief Financial Officer of AutoNation, Inc. since 2014, and as its Treasurer and Vice President of Investor Relations since 2010. Ms. Miller also served on the board of AutoNation, Inc. from July 2019 to July 2020. Ms. Miller has been a member of the Board since 2016. Her experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies her as an “audit committee financial expert” within the meaning of the regulations of the SEC. Ms. Miller is also NACD Directorship Certified®. The Board believes that Ms. Miller’s more than 20 years of corporate finance experience, financial statement expertise and deep understanding of public company shareholder matters qualify her to serve on the Board.
Age: 53	Director Since: 2016	Independent

Kate B. Quinn
Kate B. Quinn, 61, was the Vice Chair and Chief Administrative Officer of U.S. Bancorp from 2017 to 2023, ranked by American Banker as one of the most powerful women in banking for five consecutive years. Ms. Quinn oversaw corporate strategy, marketing, analytics, sustainability, communications, government relations, corporate real estate and digital capabilities and growth at the financial institution, which held over $675 billion in assets. Prior to joining U.S. Bancorp in 2013, Ms. Quinn served as Senior Vice President and Chief Marketing Officer at Anthem (now Elevance), a health benefits company, where she directed marketing, customer communications, digital, customer experience, and retail strategies. Ms. Quinn has also previously served as Chief Marketing and Strategy Officer at a division of The Hartford, following leadership roles in strategy and product development at CIGNA and PacifiCare (now United Healthcare) Health Systems, respectively. Ms. Quinn has also served on the boards of Rite Aid, the Fastbreak Foundation, and Taylor Communication. Additionally, she served on the Board of Trustees at United Way U.S.A. from 2017 to 2022. Ms. Quinn has been a member of the Board since 2024. The Board believes that Ms. Quinn’s extensive experience with business strategy, marketing, customer experience and retail operations qualify her to serve on the Board.
Age: 61	Director Since: 2024	Independent

Jeffrey K. Schomburger
Jeffrey K. Schomburger, 63, retired as Global Sales Officer for The Procter & Gamble Company (P&G) in 2019, a position he held since 2015. He previously held numerous leadership positions with P&G since joining the company in 1984, including President of P&G’s global Walmart team from 2005 to 2015. Mr. Schomburger has been a member of the Board since 2016 and has served as Lead Independent Director since November 2025. The Board believes that Mr. Schomburger’s deep understanding of the branded consumer packaged goods business and his extensive management experience qualify him to serve on the Board.
Age: 63	Director Since: 2016	Independent

Barbara A. Tyson
Barbara A. Tyson, 76, served as Vice President of the Company until 2002, when she retired and became a consultant to the Company. She ceased serving as a consultant in 2011. Ms. Tyson has been a member of the Board since 1988. Through her years of experience as both an officer and director of the Company, Ms. Tyson developed an understanding of the Company and its operations, which allows her to assist the Board in its development of the Company’s long-term strategy. Ms. Tyson, as the sole income beneficiary of the BT 2015 Fund, also has a substantial personal interest in the Company. Ms. Tyson has also served on the board of Arkansas Children’s Hospital Northwest since July 2017. The Board believes that Ms. Tyson’s management experience, understanding of the Company and personal interest in the Company’s success qualify her to serve on the Board. In consideration of these qualities and Ms. Tyson’s tenure on the Board, the Board waived the Retirement Age By-law and nominated her to serve on the Board for the coming year.
Age: 76	Director Since: 1988	Independent

John R. Tyson
John R. Tyson, 35, is an executive, investor and non-profit board member who brings several years of direct industry experience to the Board. He previously served in multiple executive roles at the Company, including Chief Financial Officer, Chief Strategy Officer and Chief Sustainability Officer. Mr. John R. Tyson has a Bachelor of Arts in Economics from Harvard University and a Master of Business Administration from the Stanford Graduate School of Business. Prior to his tenure as a Tyson Foods executive, he worked in investment banking and private equity as a venture capital investor. Mr. John R. Tyson is a term member of the Council on Foreign Relations. Mr. John R. Tyson has been a member of the Board since 2025. The Board believes that Mr. Tyson’s executive experience, deep understanding of the Company’s strategy, and substantial personal interest in the Company’s long-term success qualify him to serve on the Board.
Age: 35	Director Since: 2025

Olivia L. Tyson
Olivia L. Tyson, 33, has served as President of the Tyson Family Foundation since 2018. Under her leadership, the foundation has made significant investments in Northwest Arkansas, where the Company is based, including improving food security, arts education and entrepreneurship pipelines in disadvantaged communities. She continues to oversee the Tyson family’s heritage programs, such as the Tyson Family Foundation Scholarship, available to the dependents of Company team members in the pursuit of higher education. Ms. Tyson also serves on the Creative Arkansas Cultural Hub and Exchange Board of Directors and The Momentary Council. Additionally, she is a co-founder of Tricky Knot, an entertainment development and financing company based in New York. Tricky Knot has invested in and supported films that have appeared at the Tribeca Film Festival, Cannes Film Festival and South by Southwest. Ms. Tyson has served as an Observer on the Board for more than 11 years. In this capacity, she has developed a strong understanding of the business and deep appreciation for the Company’s culture, its core values, and team members. Ms. Tyson has been a member of the Board since 2025. The Board believes that Ms. Tyson’s significant personal interest in the Company’s long-term success combined with her lengthy affiliation with the Board and focus on the Company’s team member experience qualify her to serve on the Board.
Age: 33	Director Since: 2025

Noel White
Noel White, 67, served as Executive Vice Chairman of the Board from October 3, 2020 to December 31, 2023, prior to which he served as Chief Executive Officer of the Company from September 2018 to October 3, 2020, and as President from September 2018 to December 2019. Mr. White has been a member of the Board since October 2018. Prior to his appointment as President and Chief Executive Officer, he served as a Group President Fresh Meats and International and Chief Operations Officer for the Company in 2017, prior to which he served as a President, Poultry since 2013 after serving as a Senior Group Vice President, Fresh Meats since 2009. The Board believes Mr. White’s more than 40 years of experience in the food industry with the Company and IBP, inc. (which was acquired by the Company in 2001) and his successful tenure in senior leadership roles with the Company qualify him to serve on the Board.
Age: 67	Director Since: 2018
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTORS NOMINATED BY THE BOARD.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH BOARD NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.
Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board contemplates that all of the director nominees will be able to stand for election, but should any director nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board (unless the Board chooses to reduce the number of directors on the Board).

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
Family and Other Relationships
Barbara A. Tyson is the aunt of John H. Tyson, and John H. Tyson’s children, John R. Tyson and Olivia L. Tyson, were appointed to the Board during fiscal year 2025. There are no other family relationships among the director nominees or the Company’s executive officers. By reason of its beneficial ownership of the Company’s common stock, the TLP is deemed to be a controlling person of the Company. Other than the TLP, none of the companies or organizations listed in the director nominees’ biographies above is a parent, subsidiary or affiliate of the Company.
Director Independence
After reviewing all relevant relationships of the directors, the Board has determined that each of the following director nominees: Mr. Baledge, Governor Beebe, Ms. Bond, Ms. Borras, Mr. Bronczek, Ms. Martinez, Ms. Miller, Ms. Quinn, Mr. Schomburger and Ms. Barbara A. Tyson qualify as independent directors in accordance with the NYSE corporate governance rules. In making its independence determinations, the Board also considered all relevant transactions, relationships or arrangements disclosed in the section titled “Certain Transactions” in this Proxy Statement. The Board is currently comprised of a majority of independent directors. Mr. Baledge was previously determined to be non-independent due to his service as one of the trustees of the Donald J. Tyson Revocable Trust. Mr. Baledge stepped down as trustee of the Donald J. Tyson Revocable Trust effective November 13, 2025, after which the Board determined he qualifies as independent under NYSE corporate governance rules.
Board and Shareholder Meetings
The Board held seven meetings and undertook five actions by written consent during fiscal year 2025. Directors’ attendance rate during fiscal year 2025 for all Board and committee meetings was approximately 98%. All directors attended at least 75% of the Board and committee meetings they were eligible to attend during fiscal year 2025. The Company expects all directors to attend each annual meeting of shareholders as if it were a regular Board meeting. All directors serving as of February 6, 2025 attended the 2025 annual meeting.
Board Leadership Structure
The Board’s current leadership structure consists of a Chairman of the Board and a Lead Independent Director. Pursuant to the Company’s Corporate Governance Principles, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Chairman of the Board as it deems appropriate from time to time. Since 2006, these positions have been held by separate individuals. The Lead Independent Director is annually selected by the Board from among the independent directors. The Board reviews the continued appropriateness and effectiveness of this leadership structure at least annually. At the present time, the Board believes that separation of the positions of Chief Executive Officer and Chairman of the Board, along with the role of the Lead Independent Director, improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for non-management directors in the oversight and leadership of the Company. The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. Accordingly, it believes the current leadership structure of the Board strikes an appropriate balance between independent directors, management and directors affiliated with the TLP, the Company’s controlling shareholder, which allows the Board to effectively represent the best interests of the Company’s entire shareholder base.
Board Role in Risk Oversight
Management has the primary responsibility for identifying and managing the risks facing the Company, subject to the oversight of the Board. The Board’s committees assist in discharging its risk oversight role by performing the subject matter responsibilities outlined below in the descriptions of each committee. The Board retains full oversight responsibility for all subject matters not specifically assigned to a committee, including risks presented by competition, regulation, general industry trends and capital structure and allocation. The Board receives regular reports from the committee chairs, as well as reports directly from officers of the Company to ensure it is apprised of risks, how these risks may relate to one another and how management is addressing these risks. In addition, the Company has established a comprehensive policy for the Reporting and Escalation of Financial Misconduct, which has been approved by the Audit Committee and which sets forth procedures for the receipt, retention, and treatment of information or complaints regarding accounting, internal accounting controls, or auditing matters. Team members are able to submit information or complaints on a confidential and anonymous basis by phone, internet, email or mail. Such procedures are intended to reduce risk by encouraging the reporting of any issues or concerns regarding questionable accounting matters and ensuring that such complaints are promptly and effectively addressed. Management conducts an enterprise risk assessment with monitoring on a regular basis as well as an evaluation and alignment of its risk mitigation activities. Management reviews the results of these periodic assessments with the appropriate committees of the Board. The risks considered as part of this assessment include but are not limited to those inherent in the Company’s business, as well as the risks from external sources such as supply chain operations, food safety, animal welfare, regulatory and legislative developments, and cybersecurity and data protection risks. The objectives of the risk assessment process include but are not limited to (i) determining whether there are risks that require additional or higher priority mitigation efforts; (ii) developing a defined list of key risks to be shared with the Governance and Nominating Committee, the Board and senior management; (iii) contributing to the development of internal audit plans; and (iv) facilitating discussion of the risk factors to be included in Item 1A of the Company’s Annual Report on Form 10-K.
The Board’s administration of its risk oversight function has not specifically affected the Board’s leadership structure. In establishing the Board’s current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make changes it deems appropriate.
Executive Sessions; Lead Independent Director
Independent directors meet in executive session without management present each time the Board holds its regularly scheduled quarterly meetings, and these sessions are presided over by the Lead Independent Director. The independent directors may also meet in executive session after special meetings. Mr. McNamara served as the Lead Independent Director for fiscal year 2025. Effective November 13, 2025, the Board appointed Mr. Schomburger as Lead Independent Director. The independent directors held seven executive sessions during fiscal year 2025. In addition, each Board committee regularly holds an executive session after each quarterly meeting with the chair of the committee presiding over the executive session. Among other duties, the Lead Independent Director: (i) serves as the liaison between the Chairman of the Board and the independent directors; (ii) calls meetings of the independent directors; (iii) presides over executive sessions of the Company’s independent and non-management directors; and (iv) performs such other duties and responsibilities specified by the Board and the Chairman of the Board.
Committees of the Board
The Board of Directors has the authority to appoint committees to perform certain management and administrative functions and currently has (i) an Audit Committee, (ii) a Compensation and Leadership Development Committee, (iii) a Governance and Nominating Committee, (iv) a Strategy and Acquisitions Committee, (v) a Technology Committee and (vi) an Executive Committee. In accordance with the Company’s By-Laws, at the first quarterly meeting of each fiscal year, the Board reviews and approves committee composition and qualifications based upon the recommendations of the Governance and Nominating Committee. The fiscal year 2026 committee appointments were effective as of November 13, 2025.

Audit Committee

Fiscal Year 2025 Members:	Fiscal Year 2026 Members:
Kate B. Quinn, Chairperson (from February 6, 2025)	Kate B. Quinn, Chairperson
Kevin M. McNamara	Cheryl S. Miller
Cheryl S. Miller	Jeffrey K. Schomburger

Meetings: 4

The Audit Committee’s primary functions are to:

•review and oversee the Company’s financial reporting and financial statements,

•review audit and accounting processes, disclosure controls and matters involving the Company’s independent registered public accounting firm and internal auditor, and

•oversee compliance with legal and regulatory requirements.

See the section titled “Report of the Audit Committee” in this Proxy Statement. During fiscal year 2025, the members of the Audit Committee were Ms. Quinn, as Chairperson, Mr. McNamara and Ms. Miller. Each of the foregoing individuals qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to audit committees. The Board has determined that each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that each of Ms. Miller and Mr. McNamara qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee is governed by a charter in accordance with NYSE rules and intends to conduct annual performance evaluations.

Compensation and Leadership Development Committee

Fiscal Year 2025 Members:	Fiscal Year 2026 Members:
Cheryl S. Miller, Chairperson	Les R. Baledge, Chairperson
Maria Claudia Borras	Sarah Bond
David J. Bronczek	David J. Bronczek
Jeffrey K. Schomburger	Olivia L. Tyson
Olivia L. Tyson (from May 8, 2025)

Meetings: 5

The Compensation and Leadership Development Committee’s primary functions are to:

•review and oversee the Company’s compensation policies and strategy,

•oversee the administration of the Company’s employee benefit plans, and

•oversee the development, retention and succession of the Company’s executive officers.

A supermajority of the members of the Compensation and Leadership Development Committee qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to compensation committees. Aside from Ms. Olivia L. Tyson, who does not review nor vote upon any matters regarding her family members, the directors are able to evaluate the compensation of the Chief Executive Officer and the Chairman using objective criteria. The Compensation and Leadership Development Committee also engages an independent, third-party compensation consultant which provides advice on compensation benchmarks and industry best practices. Each member of the Compensation and Leadership Development Committee, other than Ms. Olivia L. Tyson, meets the definition of “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation and Leadership Development Committee is governed by a charter in accordance with NYSE rules and intends to conduct annual performance evaluations. As a controlled company under the NYSE rules, the Company is exempted from and has elected not to implement certain corporate governance rules applicable to the compensation committee, including the requirement that the committee be composed only of independent directors. For more information regarding the duties of the Compensation and Leadership Development Committee, see the section titled “Compensation Discussion and Analysis—How We Determine Compensation—Role of the Compensation and Leadership Development Committee” in this Proxy Statement.

Governance and Nominating Committee

Fiscal Year 2025 Members:	Fiscal Year 2026 Members:
David J. Bronczek, Chairperson	Cheryl S. Miller, Chairperson
Les R. Baledge (non-voting)	Mike Beebe
Mike Beebe	Maria Claudia Borras
Maria N. Martinez	David J. Bronczek
Kate B. Quinn	Maria N. Martinez

Meetings: 5

The Governance and Nominating Committee’s primary functions are to:

•review and recommend to the Board Corporate Governance Principles, oversee and review the Company’s Code of Conduct,

•oversee and review related party and other special transactions between the Company and its directors, executive officers or affiliates,

•identify, evaluate and recommend individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders, and

•oversee the annual performance evaluation of the Board and its committees and management.

During fiscal year 2025, all voting members of the committee were independent directors, and the committee is governed by a charter in accordance with NYSE rules and intends to conduct annual performance evaluations. As a controlled company under the NYSE rules, the Company is exempted from and has elected not to implement certain corporate governance rules applicable to the governance and nominating committee, including the requirement that the committee be composed only of independent directors.

Strategy and Acquisitions Committee

Fiscal Year 2025 Members:	Fiscal Year 2026 Members:
Jeffrey K. Schomburger, Chairperson	John R. Tyson, Chairperson
Maria Claudia Borras	Sarah Bond
Maria N. Martinez	Maria Claudia Borras
Kate B. Quinn	Kate B. Quinn
John R. Tyson (from May 8, 2025)

Meetings: 4

The Strategy and Acquisitions Committee’s primary functions are to:
•oversee the Company’s long-term strategy,
•review risks and opportunities relating to such strategy, and
•evaluate strategic opportunities and make decisions regarding investments, acquisitions and divestitures by the Company.
Among other things, the Strategy and Acquisitions Committee is required to develop, together with the Chief Executive Officer and enterprise leadership team, and recommend to the Board an annual strategic plan and long-term strategy and to continuously monitor the Company’s progress against such plan. Although not required under the Company’s Corporate Governance Principles and the Strategy and Acquisitions Committee’s charter, the Strategy and Acquisitions Committee is currently composed of a majority of independent directors.

Technology Committee

Fiscal Year 2025 Members:	Fiscal Year 2026 Members:
Maria N. Martinez, Chairperson	Maria N. Martinez, Chairperson
Maria Claudia Borras	John R. Tyson
Donnie King	Olivia L. Tyson
Jeffrey K. Schomburger	Noel White
John R. Tyson (from May 8, 2025)
Olivia L. Tyson (from May 8, 2025)
Noel White

Meetings: 3

The Technology Committee’s primary functions are to:

•oversee the Company’s technology strategy and innovation;

•review and monitor cybersecurity, compliance and regulatory oversight;

•monitor IT operations and infrastructure.

The Technology Committee is comprised of both members of the Board and members of the executive management team. In this capacity, the Technology Committee works closely with the Company’s management team, including the Chief Technology Officer and Chief Information Security Officer to assess the Company’s technology-related strategies, investments, risks and innovations to ensure alignment with the Company’s strategy and operational priorities. The Technology Committee held its first meeting on March 31, 2025.

Executive Committee

Fiscal Year 2025 Members:	Fiscal Year 2026 Members:
John H. Tyson	John H. Tyson
Kevin M. McNamara	Olivia L. Tyson
Barbara A. Tyson	Jeffrey K. Schomburger

Meetings: 0

The Executive Committee’s primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board.
The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company’s by-laws. However, its actions are typically ministerial, such as approving:
•the opening and closing of bank accounts related to benefit plans where Board approval is required to open or close such accounts, and
•amendments to benefit plans for which Compensation and Leadership Development Committee approval is not required.
All actions taken by the Executive Committee between meetings of the Board are reviewed for ratification by the Board at the following quarterly Board meeting.

Director Candidates
While the Company has not established minimum qualifications for director nominations, the Company has established, and the Governance and Nominating Committee charter contains, criteria by which the Governance and Nominating Committee is to evaluate candidates for recommendation to the Board. In evaluating candidates, the Governance and Nominating Committee takes into account the applicable requirements for directors under the Exchange Act, the rules and regulations promulgated thereunder and the listing standards of the NYSE. The Governance and Nominating Committee also may take into consideration the factors and criteria set forth in the Company’s Corporate Governance Principles and by-laws and such other factors or criteria that the Governance and Nominating Committee deems appropriate in evaluating a candidate, including but not limited to the applicable requirements for members of committees of the Board. The Governance and Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for a prospective nominee. The Governance and Nominating Committee considers the views, backgrounds, leadership and business experiences of candidates to ensure a variety of perspectives for a well-rounded Board.
The Governance and Nominating Committee may consider candidates suggested by management or other members of the Board. In addition, the Governance and Nominating Committee may consider shareholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, shareholders should submit the recommendation to the Chairman of the Governance and Nominating Committee in the manner described in the section of this Proxy Statement titled “Shareholder

Communications.” Shareholders who wish to nominate a candidate to the Board must submit such nominations in accordance with the Company’s by-laws as described in the section titled “Shareholder Proposals and Director Nominations” in this Proxy Statement.
Board Refreshment
We believe the quality, focus and diversity of skills and experience of the Board have been a key driver of the Company’s success. Our Governance and Nominating Committee regularly regularly reviews the composition of the Board and identifies opportunities to enhance its effectiveness, including by addressing specific skill and expertise needs, integrity and independence considerations, and diversity of experience. The Committee also plans for orderly director succession, including for directors expected to retire in the near term, while maintaining an appropriate balance between fresh perspectives and the benefits of deep Company knowledge and experience. The consistent, thoughtful and strategic approach of the Governance and Nominating Committee and the Board with respect to board refreshment is illustrated by changes to the Board in the last few years. Specifically, the appointments of Sarah Bond, John R. Tyson and Olivia L. Tyson in fiscal year 2025 which addresses, among other things, the Board’s strategic goal of bringing fresh perspectives into market strategy, consumer trends, talent development, and human capital management.
Corporate Governance Principles; Committee Charters; Code of Conduct
The Board has adopted Corporate Governance Principles, and each of the Board committees, other than the Executive Committee, has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available free of charge on the Company’s Investor Relations website at https://ir.tyson.com for our investors to review and print.
Committee Independence
As a controlled company under the NYSE rules, the Company is exempted from and has elected not to implement certain corporate governance rules applicable to the Governance and Nominating Committee and the Compensation and Leadership Development Committee, including the requirement that such committees be composed only of independent directors. The Board has determined that it is in the best interests of the Company and its shareholders for Ms. Olivia L. Tyson, a non-independent director nominee, to serve on the Compensation and Leadership Development Committee.
The Board carefully considered the potential governance implications of these appointments and believes Ms. Olivia L. Tyson’s service provides unique and material benefits to the Company and its shareholders, which outweigh the concerns typically associated with non-independent committee membership.
The Board believes that Ms. Olivia L. Tyson’s service on the Compensation and Leadership Development Committee adds significant value due to her experience in business, investments and entrepreneurship coupled with her unique perspective and connection with the Company’s heritage and legacy. Her insights and appreciation of the Company’s core values are expected to contribute meaningfully to the Compensation and Leadership Development Committee’s oversight of the Company’s executive compensation, leadership development, and team member experience. In light of her status as a non-independent director, Ms. Olivia L. Tyson will not participate in or vote on compensation discussions and matters relating to members of her family.
To address potential independence concerns and preserve the integrity of the Compensation and Leadership Development Committee’s decision-making processes, the Board has implemented appropriate procedural safeguards, including:
•Requiring Ms. Olivia L. Tyson to recuse herself from deliberations and votes on matters where her interests may be perceived to not align with those of the Company or its shareholders, or where there may be conflicts of interest.
•Ensuring that all compensation decisions for the Company’s executive officers are subject to the approval of a majority of the independent directors of the Board who are appointed to the Compensation and Leadership Development Committee and done in consultation with an independent compensation advisor.
•Periodically reviewing committee composition and independence classifications in light of evolving best practices and shareholder feedback.

The Board believes that these measures, combined with the unique and substantive contributions that Ms. Olivia L. Tyson makes in her committee roles, serve to protect shareholder interests while enabling the Company to benefit from her knowledge, expertise, and perspective.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2025, the members of the Compensation and Leadership Development Committee were Ms. Miller, as Chairperson, Ms. Borras, Mr. Bronczek, Mr. Schomburger and Ms. Olivia L. Tyson. All members of the Compensation and

Leadership Development Committee during fiscal year 2025 were independent directors other than Ms. Olivia L. Tyson, and no member was an officer or employee of the Company or a former officer or employee of the Company within the past three years. For fiscal year 2026, the members of the Compensation and Leadership Development Committee are Mr. Baledge, as Chairperson, Ms. Bond, Mr. Bronczek and Ms. Olivia L. Tyson. Mr. Baledge was formerly an officer of the Company with his employment ending on April 1, 2006. During fiscal year 2025, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation and Leadership Development Committee or Board.
Dual Class Stock and Tyson Family Leadership
The Company’s story began in 1935 and has grown into a world-class food company and recognized leader in protein under four generations of Tyson family leadership. For the past 90 years, the Tyson family has demonstrated unwavering dedication and commitment to the Company’s growth and long-term success. The Company has significantly benefited from the stewardship of each generation of the Tyson family, with each of John W. Tyson, Don Tyson and John H. Tyson having served as chief executive officer of the Company, and John R. Tyson having served as a member of the executive leadership team. Both John H. Tyson and Barbara A. Tyson are long-standing members of the Board, and John R. Tyson and Olivia L. Tyson joined the Board this fiscal year.
The Board believes that the capital structure provided for in our Restated Certificate of Incorporation is in the best interests of the Company and its shareholders. The dual-class capital structure is made up of two classes of common stock, Class A common stock with one vote per share and Class B common stock with ten votes per share, and has been in existence since the Company reincorporated in Delaware in 1986. The Company is currently a “controlled company” under the NYSE rules because the Tyson Limited Partnership, of which some of the trustees of its general partners are members of the Tyson family, control a majority of the voting power of the Company’s outstanding voting stock under this dual class structure. As of December 8, 2025, the aggregate stock ownership of the Tyson Limited Partnership and the members of the Tyson family who are members of the Board give them, collectively, control of approximately 71.90% of the total voting power of the outstanding voting stock.
Members of the Tyson family are bound to the Company both economically, through the Tyson Limited Partnership, and also through their sense of loyalty, stewardship and mission. Because the Company is a controlled company, the Company’s leadership is able to take a thoughtful, long-term approach to the Company’s development. The dual-class structure also ensures that the Company maintains a stable and loyal investor base through economic downturns and crises, providing valuable stability in the face of short-term market pressures. This reduces the need for the Company to artificially realize short-term value at the expense of long-term success as a diversified business, such as through divestitures or recurring changes in strategic direction. Through their successful leadership of the business over the past 90 years, the Tyson family has demonstrated that the primary purpose of their involvement has been, and continues to be, the long-term success of the Company, with the Company’s sales growing from $1.5 billion in 1986, the year it was reincorporated as a dual-class Delaware corporation, to $54.4 billion in this most recent fiscal year.
We believe our success is due in large part to the leadership and vision the Tyson family has provided, and every investor that purchases a share of our Class A common stock is aware of this dual-class capital structure, and may find the long-term stability provided by the corporate structure and family leadership to be a compelling aspect of their investment.
Shareholder Engagement
Our investor relations team, led by our Vice President of Investor Relations, facilitates comprehensive, broad-based and year-round dialogue with our shareholders to gather feedback, address concerns, and build trust. Through regular one-on-one meetings, investor conferences and quarterly earnings calls we maintain regular lines of communication with institutional and retail investors. Members of our senior and executive management participate in this outreach. During fiscal year 2025, we had meetings with more than 50 current and potential investors representing approximately 20% of Class A common stock, discussing a range of topics relating to general business performance and strategy updates.
We believe that robust and regular shareholder engagement is essential to our long-term success. We believe that effective shareholder engagement provides several critical benefits to our company: it enhances transparency and accountability, demonstrating our commitment to good corporate governance, it allows us to gain valuable insights into investor perspectives on our performance, business strategy and capital allocation. It helps us identify emerging trends and concerns within the investment community, enabling us to proactively address potential issues.
We continue to build on and improve our shareholder engagement initiatives, as we value the feedback we receive from our investor base. Going forward, we plan to continue our outreach efforts through additional investor forums, enhanced and diversified communication channels, and continued engagement with our leadership team. These ongoing engagement efforts reflect our commitment to maintaining transparent and productive relationships with our diverse shareholder community as we work together to drive long-term value creation.

Environmental Regulation
We remain committed to serving as stewards of the people, land, animals and resources entrusted to our care, consistent with our core values. We take a comprehensive and holistic approach to managing natural resources and continuously work to increase operational efficiencies, reduce greenhouse gas emissions across the supply chain, and partner with stakeholders to create a more resilient food system. Additionally, we continue to support agricultural practices and business operations that further these efforts and work to strengthen the overall resiliency of the U.S. agricultural system. Our climate strategy is evolving and efforts are underway to refresh and embed our strategy into our business and operations.
Human Capital Management
Health, Safety and Wellbeing
We maintain a safety culture grounded on the premise of eliminating workplace incidents, risks and hazards. In an effort to ensure our team members are highly engaged and prepared for success at the Company, we emphasize comprehensive training programs. Newly hired team members participate in orientation programs and on-the-job training. Additionally, all team members receive comprehensive annual compliance training, covering essential topics such as team member safety, food safety, and other vital areas. We review and monitor our safety performance closely. As an expansion of our wellbeing culture and efforts to boost the overall health and wellness of our workforce, we continue to operate health clinics near some of our production facilities, giving team members and their families easier access to high-quality healthcare.
Team Member Engagement
We firmly believe innovation thrives when teams come together, bringing a multitude of perspectives to propel progress and growth. We believe the varied experiences of our team make us strong, and we strive to create a workforce in which every team member contributes to our collective success. Our commitment to our team is rooted in our desire to create working environments that enable team members to succeed while supporting the growth of our communities. We maintain policies, practices and strong governance that are designed to enable team member success across our organization. Our policies and practices underscore our commitment to providing a work environment free from all forms of discrimination and harassment. All new team members receive policy training during onboarding, as well as annually. We also maintain an Equal Opportunity Employer statement that details our commitment to equal opportunity in all aspects of employment.
Talent and Development
Our talent strategy and philosophy is focused on attracting the best talent, recognizing and rewarding performance, while continually developing, engaging and retaining our team members. We focus on the team member experience, removing barriers to engagement, further modernizing the human resources process, focusing on frontline team member retention and striving to continuously improve all of our talent practices. Through our Upward Academy Onsite Program, we offer English as a second language, high-school equivalency, citizenship, financial literacy and digital literacy training to all team members. As of September 27, 2025, the onsite program was operating at 40 Company locations. All team members can also access Upward Academy online, a frontline career development program. This program helps team members further hone professional skills and creates opportunities for our team members to advance to higher-paying, more senior-level positions within the Company through college degrees, job skills training and workforce certifications at no cost up to $5,250 per year. We strive to grow and develop the different capabilities and skills that we need for the future, while maintaining a robust pipeline of talent throughout the organization.
Political Contributions and Expenditures Policy
The Company participates in the public policy process to advance the best interests of the Company, its team members and its shareholders. To guide its activities, the Company has adopted a Political Contributions and Expenditures Policy (the “Political Contributions Policy”). Political contributions aligned with the Company’s public policy objectives are made through the Tyson Foods, Inc. Political Action Committee (“TYPAC”), as well as through corporate contributions for state and local candidates in states where laws allow. The Governance and Nominating Committee is informed of political contributions, including the use of corporate funds, and the processes by which such contributions and expenditures are made. The Governance and Nominating Committee is informed of the annual political plan for political contributions, including one or more annual authorized contribution budgets. In addition, the Head of Global Government Affairs annually informs the Governance and Nominating Committee on lobbying and political activities.
The Company is committed to providing shareholders with transparency regarding political contributions and expenditures. The Company discloses on its corporate website, on a semi-annual basis, all political contributions made pursuant to the Political Contributions Policy by TYPAC and the Company to political candidates, parties and committees (as defined under Section 527 of the Internal Revenue Code), or to influence the outcome of a ballot measure, including recipient names and amounts. The Company also discloses on its corporate website a list of trade associations that received total payments of $50,000 or more in annual dues that report the portion of the Company’s dues or payments used for political or lobbying expenditures that if made directly by the Company would not be deductible under Section 162(e)(1)(B) of the Internal Revenue Code. The Political Contributions Policy and the disclosures thereunder are available at https://ir.tyson.com. In addition, the Company files publicly available federal lobbying reports each quarter, which disclose the Company’s lobbying expenditures, describe legislation and general issues that were the topic of communication, and identify the individuals who lobbied on behalf of the Company.
DIRECTOR COMPENSATION FOR FISCAL YEAR 2025
The Company’s compensation program for non-employee directors (the “Director Compensation Policy”) is designed to enable the Company to attract, retain and motivate highly qualified directors to serve on the Board. The Director Compensation Policy is also intended to be competitive with those of other companies in the Compensation Peer Group (as defined in the section titled “Compensation Discussion and Analysis—How We Determine Compensation—Role of Compensation Consultants/Benchmarking” in this Proxy Statement) and to further align the interests of these directors with those of our shareholders by compensating directors with a mix of cash and equity-based compensation. Directors who are employees of the Company receive no additional compensation for serving on the Board or its committees.
The Compensation and Leadership Development Committee is responsible for recommending to the Board changes in director compensation. The Compensation and Leadership Development Committee periodically reviews non-employee director compensation trends and data from the Compensation Peer Group and other relevant and comparable market data including reports on the competitiveness of compensation for non-employee directors received from the Company’s compensation consultant. Each of the Company’s non-employee directors currently receives the compensation described below.
In fiscal year 2025 the Company’s Director Compensation Policy provided the following elements of compensation to non-employee directors:
•An annual retainer of $125,000 (payable in quarterly installments).
•A grant of a deferred stock award for shares of Class A Common Stock having a value of $190,000 (with $55,000 in value to the Lead Independent Director and Vice Chairman) on the date of election or re-election as a director at the Annual Meeting, which award does not become payable until 180 days after the director ceases to serve on the Board, unless the director elects otherwise. The director may elect different deferral and distribution options, including having the award distributed on the date of election or re-election, as applicable.
•An additional annual retainer (payable in quarterly installments) for each of the following positions in the amounts shown:

Lead Independent Director and Vice Chairman	$180,000
Chairperson of the Audit Committee	$30,000
Chairperson of the Compensation and Leadership Development Committee	$25,000
Chairperson of the Governance and Nominating Committee	$25,000
Chairperson of the Strategy and Acquisitions Committee	$25,000
Chairperson of the Technology Committee	$25,000
Directors do not receive individual meeting fees. Each non-employee director also had the option to defer any portion of their cash retainer (which would be credited with interest semi-annually) or to receive Class A Common Stock in lieu of the cash retainer. None of our non-employee directors opted to defer any portion of the cash retainer or to receive Class A Common Stock in lieu of the cash retainer. As described in greater detail in the section titled “Compensation Discussion and Analysis—Stock Ownership Requirements” in this Proxy Statement, the Board has established stock ownership requirements for the non-employee directors to strengthen the alignment between the interests of the Company’s directors and senior officers and the interests of its shareholders.
Changes to Director Compensation Policy
In the third quarter of fiscal year 2025, the Company’s Board formed a special committee to oversee and advise on technology-related strategies, investments, risks and innovations to ensure alignment to the Company’s strategy, operational priorities, and cybersecurity protections called the Technology Committee. In connection with the formation of the Technology Committee, the Compensation and Leadership Development Committee recommended, and the Board subsequently approved, amendments to the Director Compensation Policy to:
•add an additional annual cash retainer for the Chairperson of the Technology Committee of $25,000, effective as of May 8, 2025.

The table below summarizes the total compensation earned or paid by the Company to directors with respect to fiscal year 2025.

Name(1)	Fees earned or paid in cash ($)	Stock awards ($)(2)(3)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Les R. Baledge (4)	125,000	190,000	—	—	—	8,136	323,136
Mike Beebe	125,000	190,000	—	—	—	—	315,000
Sarah Bond (5)	—	95,000	—	—	—	—	95,000
Maria Claudia Borras	125,000	190,000	—	—	—	—	315,000
David J. Bronczek	150,000	190,000	—	—	—	—	340,000
Jonathan D. Mariner (6)	77,500	—	—	—	—	—	77,500
Maria N. Martinez	137,500	190,000	—	—	—	—	327,500
Kevin M. McNamara (7)	305,000	245,000	—	—	—	—	550,000
Cheryl S. Miller	150,000	190,000	—	—	—	—	340,000
Kate B. Quinn	140,000	190,000	—	—	—	—	330,000
Jeffrey K. Schomburger (8)	150,000	190,000	—	—	—	—	340,000
Barbara A. Tyson (9)	125,000	190,000	—	—	—	23,650	338,650
John R. Tyson (10)	—	—	—	—	—	824,046	824,046
Olivia L. Tyson (11)	31,250	142,500	—	—	—	6,858	173,750
Noel White (12)	125,000	190,000	—	—	—	493,359	808,359
_______________________________
(1)As Company employees, Messrs. John H. Tyson and King are not separately compensated for their service on the Board. Messrs. John H. Tyson’s and King’s compensation is included in the section titled “Executive Compensation—Summary Compensation Table for Fiscal Year 2025” in this Proxy Statement. For information regarding the compensation arrangement with Mr. John R. Tyson, who is a Company employee, see footnote (10) below and for Mr. White, who was a Company employee until December 31, 2023, see footnote (12) below.
(2)The amounts in this column represent the grant date fair value of deferred stock awards granted in fiscal year 2025 ($57.94 per share on the date of grant for all directors except Ms. Bond whose grant upon election was at $56.54 per share and Ms. Olivia L. Tyson whose grant upon election was at $56.16 per share). For Mr. John R. Tyson’s compensation as an employee director, see footnote 10 below. The Company has determined the fair value of these awards in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2025. Recipients of these awards are entitled to dividends during the deferral period. These dividends are converted to additional shares and credited to each recipient, who then receives these additional shares upon distribution.
(3)As of the last day of fiscal year 2025, outstanding deferred stock awards, per individual elections, for individuals serving as non-employee directors during fiscal year 2025 were as follows: Mr. Baledge (17,119); Governor Beebe (3,323); Ms. Bond (1,680); Ms. Borras (14,750); Mr. Bronczek (17,134); Ms. Martinez (0); Mr. McNamara (68,730); Ms. Miller (20,351); Ms. Quinn (6,901); Mr. Schomburger (22,855); Ms. Barbara A. Tyson (53,882); Ms. Olivia L. Tyson (2,560) and Mr. White (6,901).
(4)The amounts in the “All other compensation” column represents personal use of Company-owned aircraft and taxes reimbursed.
(5)Ms. Bond was appointed on August 7, 2025 and did not receive a quarterly retainer during the fiscal year.
(6)Mr. Mariner expressed his preference not to be renominated to the Board and his term ended on February 6, 2025.
(7)Mr. McNamara served as Lead Independent Director and Vice Chairman until November 13, 2025 and received quarterly retainers in connection with that service. For more information please see the section titled “Board of Directors and Corporate Governance Information - Executive Sessions; Lead Independent Director”.
(8)As described the section titled “Board of Directors and Corporate Governance Information - Executive Sessions; Lead Independent Director” Mr. Schomburger was appointed as Lead Independent Director on November 13, 2025.
(9)The amount in the “All other compensation” column includes the Executive Rewards Allowance, pursuant to which Ms. Barbara A. Tyson receives an annual cash allowance of $12,000 and premiums paid by the Company for a health insurance plan for Ms. Barbara A. Tyson in the amount of $11,650.

(10)Mr. John R. Tyson was appointed to the Board on May 8, 2025 and, following his appointment to the Board, he remains an employee of the Company. Upon his appointment as an employee director, Mr. John R. Tyson receives annual cash and equity compensation in an amount and mix equivalent to the Director Compensation Policy, as applicable to non-employee directors. The amount in the “All other compensation” column represents all amounts that Mr. John R. Tyson’s received this fiscal year as a Company employee. Accordingly, and inclusive of his compensation for his employment prior to his appointment in May 2025, Mr. John R. Tyson received $298,538 in aggregate base salary, Non-Equity Incentive Plan Compensation of $459,329, and $72,851 in other employee benefits. Included in these benefits are Company contributions of $9,567 to his Retirement Savings Plan account, $7,163 to his Employee Stock Purchase Plan account, $49,749 to his Executive Savings Plan account, $1,412 of premiums for long-term disability benefits insurance, $652 of premiums for life insurance, and $4,308 of taxes reimbursed. It also includes amounts for event tickets and security services. In addition, on February 7, 2025, prior to his appointment to the Board, Mr. John R. Tyson was granted an award of Restricted Stock Units (“RSUs”) under the Tyson Foods, Inc. 2000 Stock Incentive Plan, with a grant date fair value of $190,000, which will vest in equal annual increments on each of the first, second and third anniversary dates of the grant and to be settled in shares of Class A common stock.
(11)The amount in the “All other compensation” column represents security services and taxes reimbursed.
(12)In connection with the expiration of Mr. White’s second amended and restated employment agreement on December 31, 2023, the Company entered into a consulting agreement which entitles him to personal use of Company-owned aircraft for up to 31 hours, in a manner consistent with Company policy. The consulting agreement expires on December 31, 2026. The amount in the “All other compensation” column represents $32,913 for personal use of Company-owned aircraft, taxes reimbursed in the amount of $16,943 and annuity distributions from the Supplemental Executive Retirement Plan in the amount of $441,503. It also includes an amount for donation matching. The values expressed for personal use of Company-owned aircraft are based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2026. Shareholders are asked to ratify this selection at the Annual Meeting. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from the shareholders. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

	Fiscal Year 2025 ($)	Fiscal Year 2024 ($)
Audit Fees(1)	6,855,000	6,778,979
Audit-Related Fees(2)	—	—
Tax Fees(3)	938,706	473,695
All Other Fees(4)	3,675	3,675
Total	7,797,381	7,256,349
_______________________________
(1)    The fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for each of the fiscal years and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with comfort letters, statutory or regulatory filings or engagements.
(2)    Aggregate fees billed or expected to be billed by PwC for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for each of the fiscal years, and not included in the audit fees listed above.
(3)    Aggregate fees billed or expected to be billed by PwC for tax compliance, tax advice and tax planning, which included international tax structuring and federal research and development credit consulting, and tax audit assistance.
(4)    PwC billed the Company for services rendered, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These amounts were for online research tools for accounting and financial reporting rules and guidance.
None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent registered public accounting firm. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent registered public accounting firm. For non-audit services, any person requesting that such services be performed by the independent registered public accounting firm must prepare a written explanation of the project (including the scope, deliverables and expected benefits), the reason for choosing the independent registered public accounting firm over other service providers, the estimated costs, the estimated timing and duration of the project and other pertinent information. Non-audit services must first be pre-approved by each of the Company’s Chief Accounting Officer and Chief Financial Officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement before the engagement can proceed. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than 5% of the total amount paid by the Company to the independent registered public accounting firm during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit of the fiscal year in which the non-audit services were provided.
Board Recommendation
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 3, 2026.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2026 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. Ratification of the selection of PwC by shareholders is not required by the Company’s by-laws or otherwise. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting because the Board considers a proposal for shareholders to ratify the appointment to be an opportunity for shareholders to provide direct feedback to the Audit Committee on an important aspect of corporate governance and good corporate practice. If shareholders fail to ratify the selection of this firm, the Audit Committee will consider whether it is appropriate to select another registered independent public accounting firm.
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN
Shareholders are being asked to approve the amendment and restatement of the Stock Incentive Plan. The primary purpose of amending and restating the Stock Incentive Plan is to amend Section 3.1(a) to remove the $5,000,000 maximum aggregate dollar amount with respect to Other Stock-Based Awards that may be payable in cash each year. The amended and restated Stock Incentive Plan has been approved by the Compensation and Leadership Development Committee and the Board. Other than this proposed revision to Section 3.1(a), there are no other changes to the amended and restated Stock Incentive Plan since the most recent amendment and restatement of the Stock Incentive Plan approved by shareholders on February 6, 2025.
The following description of the Stock Incentive Plan is qualified in its entirety by reference to the amendment and restatement, which is attached as Exhibit A.
Purpose
The purpose of the Stock Incentive Plan is to (a) provide incentives to officers, employees, directors, consultants and other service providers of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers, employees, directors, consultants and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of our Class A Common Stock, or to receive compensation which is based upon appreciation in the value of our Class A Common Stock; and (c) provide a means of obtaining, rewarding and retaining such key personnel.

The amendment and restatement of the Stock Incentive Plan amends Section 3.1(a) to remove the $5,000,000 maximum aggregate dollar amount with respect to Other Stock-Based Awards that may be payable in cash each year, as this maximum aggregate amount is not applicable under current United States Federal tax regulations, and is not typical industry practice. Other than this proposed revision to Section 3.1(a), there are no other changes to the amended and restated Stock Incentive Plan since the most recent amendment and restatement of the Stock Incentive Plan approved by shareholders on February 6, 2025.
The Board believes that the Stock Incentive Plan is an important compensatory device fostering the long-term growth and profitability of the Company and encouraging stock ownership by officers, employees, directors, consultants and other service providers while at the same time providing a complementary means of hiring, rewarding and retaining key personnel.
General Description of the Stock Incentive Plan
The Stock Incentive Plan was originally approved by the shareholders of the Company on January 12, 2001, was amended and restated effective November 19, 2004, amended and restated again effective February 1, 2013, amended and restated a third time effective February 8, 2018, amended and restated a fourth time effective February 11, 2021, amended and restated a fifth time effective February 9, 2023 and amended and restated a sixth time effective February 6, 2025. The Stock Incentive Plan has an indefinite term.
The Stock Incentive Plan allows the Compensation and Leadership Development Committee the discretion to award a variety of equity-based incentives, including options to purchase shares of Class A Common Stock, stock appreciation rights, and other stock-based awards (including stock awards, performance unit awards, dividend equivalent rights and phantom shares to purchase or acquire shares of Class A Common Stock) (collectively, “Stock Incentives”). Subject to specific parameters set forth by the plan, the Compensation and Leadership Development Committee may by resolution authorize one or more officers of the Company and/or the Chairman of the Compensation and Leadership Development Committee to exercise its award granting and other discretionary authority.
The number of shares of Class A Common Stock reserved for issuance under the Stock Incentive Plan is currently 100,000,000, of which approximately 7,587,751 were available as of December 8, 2025 for future grants. As of December 8, 2025, the market value for Class A Common Stock was $56.22 per share. For purposes of determining the number of shares of Class A Common Stock issued upon the exercise, settlement, or grant of a Stock Incentive, any shares of Class A Common Stock withheld to satisfy tax withholding obligations or any exercise price are considered as issued under the plan and the settlement of a stock appreciation right is treated as a settlement in shares of Class A Common Stock without regard to whether settlement was in cash or shares of stock.
The number of shares of Class A Common Stock as to which any Stock Incentive is granted and the persons to whom any Stock Incentive are granted is determined by the Compensation and Leadership Development Committee, subject to the provisions of the Stock Incentive Plan. To the extent not inconsistent with the terms of the Stock Incentive Plan, the Compensation and Leadership Development Committee may establish the terms of any Stock Incentive, including exercise or settlement price, terms of forfeiture, and any opportunity to defer receipt of settlement proceeds. Stock Incentives generally are not transferable or assignable during a holder’s lifetime, subject to such terms in the Stock Incentive Plan as may be established by the Compensation and Leadership Development Committee.
Other than Stock Incentives granted as inducements to the hiring of an eligible service provider or Stock Incentives subject to performance criteria, any Stock Incentive granted to an employee is subject to a minimum vesting period of twelve (12) months, with permissible exceptions for death, disability, retirement, an involuntary termination of service, extraordinary corporate events such as a change in control, or other extenuating circumstance, as may be set forth by the applicable Stock Incentive materials or, in the absence of such provision, as the Compensation and Leadership Development Committee may subsequently determine. The proposed amendment and restatement of the Stock Incentive Plan conditions the vesting of any award in connection with a change in control on the participant experiencing a Separation from Service, as defined in the Stock Incentive Plan, within twenty-four (24) months after such change in control. The Compensation and Leadership Development Committee may also, in its discretion, provide for vesting in connection with a change in control in the event that any award is not effectively assumed, or equivalent value is not provided, as part of the transaction.
Any dividends payable on Class A Common Stock subject to a Stock Incentive will not be paid to the participant, if at all, any earlier than the date the underlying shares of Class A Common Stock become earned and/or vested.
Under the terms of the Stock Incentive Plan, the maximum number of shares of Class A Common Stock with respect to which (1) options, (2) stock appreciation rights and (3) other stock-based awards that are not settled in cash may be granted during any calendar year to any employee may not exceed 1,000,000, subject to adjustment in accordance with the adjustment provisions set forth in the Stock Incentive Plan.
The Committee may reduce the amount of any settlement proceeds otherwise due a participant under a Stock Incentive by any then outstanding indebtedness owed by the participant to the Company or any affiliate.

Eligibility
Officers, employees, directors, consultants, and other service providers of the Company and its affiliates are eligible for awards under the Stock Incentive Plan. However, only employees of the Company and its subsidiaries will be eligible to receive incentive stock options under the Stock Incentive Plan. As of December 8, 2025, there were approximately 133,000 officers and employees and thirteen (13) non-employee directors eligible to participate in the Stock Incentive Plan, however, only 932 officers and employees and all of our non-employee directors were approved by the Compensation and Leadership Development Committee to receive awards under the Stock Incentive Plan in fiscal year 2025. Because consultants and other service providers may not be directly employed by the Company, it is not feasible to approximate the number of such consultants and other service providers that are eligible to participate in the Stock Incentive Plan.
Performance Criteria
Under the Stock Incentive Plan, at the time a Stock Incentive is granted, the Compensation and Leadership Development Committee may establish performance measures, if any, attributable to the payment, vesting, or other settlement of the Stock Incentive. Performance measures may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, affiliate, department or function within the Company or an affiliate in which the participant receiving the Stock Incentive is employed or on which the participant’s efforts have the most influence. The achievement of the performance measures established by the Compensation and Leadership Development Committee for any performance period will be determined without regard to the effect on such performance measures of any acquisition or disposition by the Company of a trade or business or of substantially all of the assets of a trade or business during the performance period. The performance measures established by the Compensation and Leadership Development Committee for any performance period under the Stock Incentive Plan may consist of one or more of the following:

• earnings per share and/or growth in earnings per share;
• operating cash flow and/or growth in operating cash flow;
• cash available;
• net income and/or growth in net income;
• revenue and/or growth in revenue;
• total shareholder return (measured as the total of the appreciation of, and dividends declared on, Class A Common Stock);
• return on invested capital;
• return on shareholder equity;
• return on assets;
• return on common book equity;
• operating income;
• EBIT, EBITDA or EBITDAR; or
• Company stock price performance.
The performance measures above may be established individually, alternatively, or in any combination, and measured either quarterly, annually, or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, including in relation to previous quarters’ or years’ results or to a designated comparison group.
The Compensation and Leadership Development Committee may appropriately adjust any evaluation of performance under a performance measure to remove the effect of equity compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”), amortization of acquired technology and intangibles, and significant impairments; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles, or other such laws or provisions affecting reported results; accruals for restructuring and related programs; discontinued operations; gains and losses associated with the sale or closure of operations; other non-operating gains and losses; and any items that are extraordinary, unusual in nature, non-recurring, or infrequent in occurrence. In addition to the factors listed above, the proposed amendment and restatement of the Stock Incentive Plan also permits adjustment based on other non-operating gains and losses.
Federal Income Tax Consequences
The following discussion outlines generally the federal U.S. income tax consequences of participation in the Stock Incentive Plan based on tax laws in effect as of the record date of December 8, 2025 and existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change, prospectively or retroactively. In addition to these, a participant may also be subject to foreign, state and local income or other tax consequences including in the jurisdiction in which the participant works and/or resides. Individual circumstances may vary and each participant should rely on their own tax counsel for advice regarding federal income tax treatment under the Stock Incentive Plan.

Incentive Stock Options. A participant who exercises an incentive stock option will not be taxed at the time they exercise their option or a portion thereof. Instead, the participant will be taxed at the time they sell the shares of Class A Common Stock purchased pursuant to the incentive stock option. The participant will be taxed on the difference between the price they paid for the Class A Common Stock and the amount for which they sell the Class A Common Stock. If the participant does not sell the shares of Class A Common Stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, any subsequent gain on sale of the shares will be capital gain and the Company will not receive a corresponding deduction. If the participant sells the shares of stock at a gain prior to that time, the difference between the amount the participant paid for the Class A Common Stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and the Company will receive a corresponding deduction subject to the limitations under Section 162(m) of the Code. If the participant sells the shares of Class A Common Stock for less than the amount they paid for the stock prior to the one- or two- year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.
Nonqualified Stock Options. A participant will not recognize income upon the grant of a nonqualified option at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, they will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Class A Common Stock on the date the option is exercised over the price paid for the stock, and the Company will then be entitled to a corresponding deduction subject to the limitations under Section 162(m) of the Code.
Depending upon the time period shares of Class A Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.
Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of Class A Common Stock to the Company.
Other Stock Incentives. A participant will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, stock award, performance unit award, or phantom share (collectively, the “Other Equity Incentives”). Generally, at the time a participant receives payment under any Other Equity Incentive, they will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the Class A Common Stock received (less the grant price in the case of a stock appreciation right), and the Company will then be entitled to a corresponding deduction subject to the limitations under Section 162(m) of the Code.
Except as noted below, a participant will not be taxed upon the grant of a stock award if such award is subject to a “substantial risk of forfeiture,” as defined in the Code. When the shares of Class A Common Stock that are subject to the stock award are no longer subject to a substantial risk of forfeiture, the participant generally will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the award at that time, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction subject to the limitations under Section 162(m) of the Code. If a participant so elects at the time of receipt of a stock award, they may include the fair market value of the stock subject to the award, less any amount paid for such stock, in income at that time and the Company will also be entitled to a corresponding deduction at that time subject to the limitations under Section 162(m) of the Code.
Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation, with certain exceptions for grandfathered compensation arrangements in effect on or prior to November 2, 2017.
Withholding Taxes
An employee participant may be liable for federal, state, and local tax withholding obligations as a result of the grant, exercise, vesting, or settlement of a Stock Incentive. The tax withholding obligations may be satisfied by payment in the form of cash, cash equivalents, or, if a participant elects with the permission of the Compensation and Leadership Development Committee, by a reduction in the number of shares to be received by the participant under the award.
Plan Benefits
Set forth below is a table that shows equity grants pursuant to the Stock Incentive Plan since inception through the record date of December 8, 2025. The amounts contained in the table include equity grants which may have been forfeited or canceled, but do not include equity grants pursuant to any dividend reinvestment program of the Company. Future benefits to be received by a person or group under the Stock Incentive Plan are not fully determinable at this time and will depend on individual and corporate performance and other determinations to be made by the Compensation and Leadership Development Committee during fiscal year 2025 and afterward.

Awards Under the Tyson Foods, Inc. 2000 Stock Incentive Plan Since Inception
Name	Stock Options		Restricted Stock	Restricted Stock Units	Restricted Stock with Performance Criteria	Performance Stock (1)	Other Stock Awards
John H. Tyson	4,703,831		1,958,956	23,585	177,646	1,719,474	—
Donnie King	1,838,357		296,893	226,119	192,039	1,607,891	—
Curt Calaway	179,949		10,682	54,429	—	162,499	—
Devin Cole	53,803		61,442	71,683	—	224,208	—
Adam Deckinger	84,801		23,778	32,586	—	119,194	—
Wes Morris	377,459		87,116	41,659	—	306,258	—
All Current Executive Officers	48,289		49,505	31,474	—	92,333	—
All Current Directors Who Are Not Executive Officers	860,555		19,153	38,850	139,560	470,167	245,500	(2)
All Employees (Other Than Current Executive Officers)	57,755,153	(3)	20,157,870	1,420,173	768,157	8,230,817	225,937
_______________________________
(1) This amount represents the maximum number of shares of performance stock which would be awarded upon the achievement of specified performance criteria for the awards granted.
(2) This amount excludes 361,500 of stock awards granted to former non-employee directors.
(3) This amount includes 810,242 of stock appreciation rights.
Securities Authorized for Issuance Under Equity Compensation Plans
Set forth below is a table that shows certain information about our equity compensation plans as of September 27, 2025 (as previously included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025).

	Number of securities to be issued on exercise of outstanding options (#)	Weighted average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding Securities reflected in the first column) (#) (a) (b)
Equity compensation plans approved by security holders	7,470,159	65.19	23,411,538
Equity compensation plans not approved by security holders	—	—	—
	7,470,159	65.19	23,411,538
_______________________________
(a) Shares available for future issuance as of September 27, 2025, under the Stock Incentive Plan (8,769,043), the Employee Stock Purchase Plan (6,994,887) and the Retirement Savings Plan (7,647,608).
(b) “Securities” and “shares” refer to the Company’s Class A Common Stock.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of the amendment and restatement of the Stock Incentive Plan requires the affirmative vote of a majority of the votes of the holders of Class A Common Stock and Class B Common Stock cast at a meeting at which a quorum representing a majority of all such outstanding voting stock is, in person or by proxy, present and voting on the matter.

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION
The Company is offering its shareholders an opportunity to cast a non-binding advisory vote to approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Although the vote is non-binding, the Company values continuing and constructive feedback from its shareholders on compensation and other important matters. The Board and the Compensation and Leadership Development Committee will consider the voting results when making future compensation decisions.
In deciding how to vote on this proposal, the Company encourages you to review the sections titled “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement for a detailed description of the Company’s executive compensation program. As described in the section titled “Compensation Discussion and Analysis,” the Compensation and Leadership Development Committee has designed the Company’s compensation program to provide a competitive level of compensation deemed necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short- and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of the Company’s executive compensation program:
•Shareholder Alignment. Executive compensation should be appropriately linked with the Company’s financial performance and the creation of shareholder value.
•Attract, Motivate and Retain Key Employees. Executive compensation should be competitive with organizations with which the Company competes for talent and with other public and private companies to attract, motivate and retain superior executive talent for the long-term.
•Link Pay to Performance. As an executive’s responsibility increases, a larger portion of his or her total compensation should be “at-risk” incentive compensation (both short- and long-term), subject to corporate, segment, individual, stock price and/or earnings and performance measures through incentive awards based on such earnings and performance goals.
The Company asks for your advisory approval of the following resolution:
“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as described in this Proxy Statement, pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the section titled “Compensation Discussion and Analysis,” the Summary Compensation Table and the other related disclosure and tables.”
Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required

Approval of the non-binding advisory resolution relating to the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSALS
The Company has received notice of the intention of a shareholder to present the following proposals for voting at the Annual Meeting. The text of each shareholder proposal and supporting statement appears exactly as received by the Company. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of such shareholder proposal. The Company will provide the names, addresses and shareholdings (to the Company’s knowledge) of the proponent of any shareholder proposal upon request made to the Company’s Secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, or by calling (479) 290-4524.
SHAREHOLDER PROPOSAL REGARDING DISCLOSURE OF VOTING RESULTS BASED ON CLASS OF SHARES
RESOLVED: Shareholders request that Tyson Foods, Inc. (“Tyson”) disclose the voting results on matters subject to a shareholder vote according to the class of shares, namely differentiating between those shares carrying one voting right and those carrying multiple voting rights, effective beginning at Tyson’s 2026 annual meeting of shareholders.
Supporting Statement
Tyson maintains a dual class share structure. Its Class B common stock has ten votes per share while its Class A common stock has one vote per share. Currently, voting results are disclosed by Tyson without any distinction by share class. It is important for results to be disclosed separately by share class to determine whether the concerns of each type of stockholder are aligned and communicated appropriately to the Board.
Due to this share structure, a small group of stockholders control most of Tyson’s voting rights. As of September 2024, Tyson Limited Partnership (“TLP”) controlled nearly 100% of Class B stock, giving it 71.7% of the total voting power. As Tyson affirms, this outsized voting power gives TLP the ability: “to exert substantial influence or actual control over our management and affairs and over substantially all matters requiring action by our stockholders, including amendments to our restated certificate of incorporation and by-laws, the election and removal of directors, any proposed merger… and other corporate transactions.”1
Given that Class B stockholders can disproportionately impact voting outcomes, which may not reflect the desires of the majority of unaffiliated stockholders, it would be to their benefit to provide more transparency.
In recent years it has become evident that stockholders may be misaligned on significant corporate governance and risk oversight matters put to a vote. The disproportionate influence insider shares have exerted is evidenced in the results below – all received majority independent support at Tyson:

Year	Proposal Type	Total Support (%)	Support From Unaffiliated Shares (%)
2024	Vote Tabulation Disclosure	13.1	55.4
2024	Child Labor Reporting	12.1	54.5
2021	“One Vote per Share”	20	88.1
2021	Human Rights Due Diligence	18.4	81.2
Disaggregation of voting results by share class would enable Class A stockholders to better assess whether Tyson is responsive to the concerns of the majority of unaffiliated stockholders. This understanding would provide long-term institutional investors greater confidence that their voice is being heard in the boardroom.
The Council of Institutional Investors, a nonprofit, nonpartisan association of long-term investors with a combined AUM of approximately $5 trillion, includes this type of disclosure as a best practice in its policies. Investors believe that Tyson can and should adopt a corporate governance best practice that can be implemented without undue burden, as evidenced by US companies such as Duluth Holdings Inc. and Salem Media Group.
New York City Retirement Systems urge you to vote FOR this proposal.
1 https://www.sec.gov/Archives/edgar/data/100493/000010049324000119/tsn-20240928.htm

Statement In Opposition to Shareholder Proposal Regarding Disclosure of Voting Results Based on Class of Shares
The Board recommends that shareholders vote AGAINST this shareholder proposal for the following reasons. The Board has carefully considered the proposal and, given that the Company already provides comprehensive information about our capital structure and security ownership through our existing disclosures, the Board believes that the requested additional disclosure, which is not commonly provided by other companies, would be unnecessary. For these reasons and those detailed below, this proposal is not in the best interests of the Company or its shareholders.
Detailed disclosure with respect to the Company’s capital structure and security ownership is provided to shareholders annually in the proxy statement and in other filings made with the SEC. As previously disclosed in such filings (and herein), the holders of Class A common stock are entitled to one vote and the holders of Class B common stock are entitled to ten votes for each share held of record on all matters submitted to shareholders. In addition, the Company already provides disclosure regarding the common stock ownership of certain beneficial owners and management. Because shareholders already have access to these disclosures, including information about the Company’s capital structure and characteristics of the Class B common stock, they are able to make informed assessments of the Company’s voting results. As such, the Board believes the requested disclosure is unnecessary, would add additional burden to the Company’s reporting, and would not add significant value to our shareholders. Additionally, the requested disclosure is not commonly provided by other companies with multi-class capital structures, and disclosing the voting results separately for each class of shares would position the company as an outlier in the market. For these reasons, the Board recommends that shareholders vote AGAINST this shareholder proposal.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.
SHAREHOLDER PROPOSAL REGARDING REPORT ON ENVIRONMENTAL AND HUMAN HEALTH IMPACTS FROM WASTE LAGOONS
WHEREAS: Use of waste lagoons in industrial livestock production contributes to adverse human and environmental health impacts, raising reputational, litigation, and long-term financial viability risks.
Waste lagoons are open pits that hold wastewater containing urine, feces, and other waste materials from concentrated animal feeding operations. Problems with these lagoons are a source of material litigation, regulatory, and reputational risk to Tyson’s business.
Waste lagoons:
1.Make Workers and Communities Sick. The noxious gases and pollutants released into the air1 from waste lagoons, and especially from spraying their contents onto surrounding fields,2 can cause asthma, cancer, lung inflammation, and other harms to workers and nearby communities.3, 4
2.Contaminate Drinking Water. Waste lagoons often overflow or leak into groundwater, releasing pollution into nearby drinking wells. Ingesting water contaminated by waste lagoons can cause cancer, endocrine disruption, blue-baby syndrome, and antibiotic resistance.5
1 https://www.undrr.org/understanding-disasterrisk/
terminology/hips/tl0045#:~:text=Effluents%20from%20livestock%20industrial%20production,nearby%20strea ms%20and%20groundwater%20supplies
2 https://environmentamerica.org/wp-content/uploads/2022/08/AccidentsFactsheet-ManureLagoons-1.pdf
3 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4517575/
4 https://www.oregonlegislature.gov/citizen_engagement/Reports/2011_DEQ_Dairy%20Air%20Quality%20Task%2
0Force%20Appendix%20L%20Iowa%20CAFO%20study.pdf
5 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC1817674/

Waste lagoon pollution also drains into surrounding rivers, lakes, and wetlands, creating algal blooms that can cause fish fatalities and harm local economies.6 Such harms are worsened by climate change, which increases heavy precipitation, superstorms, and hurricane frequency, making waste lagoon overflows more likely.
3.Cause Reputational, Litigation, & Regulatory Risk.7 Tyson has also been under intense public scrutiny and has been sued for different types of wastewater pollution, creating significant reputational damage and costly litigation. In 2019, a Tyson facility spilled 220,000 gallons of wastewater into the Black Warrior River, releasing high levels of E.Coli, killing nearly 200,000 fish and creating unusable drinking water for at least six cities.8 Tyson agreed to pay $3,025,000 to affected communities.9 Tyson has acknowledged material risk related to “environmental liabilities, such as costs related to the disposal of wastes.”10
Tyson reports that it is developing “Contextual Water Plans at 11… high-risk locations” to improve water quality.11 In the company’s Water Position Statement, it declares that, by the end of 2020, it seeks to have “reduced the water quality impacts associated with key agricultural commodities” and will “set contextual targets to respond to issues in the surrounding watersheds for its priority facilities.”12 To date, Tyson has not publicly identified all its high-priority facilities, reported targets, stated whether waste lagoons are included, or reported progress toward goals.
In a competitive marketplace that increasingly demands safe food and reduced harm to stakeholders and the environment, understanding, assessing, and reporting on progress in reducing waste lagoon impacts reduces risk for shareholders and our Company.
RESOLVED: Shareholders request that Tyson issue a report, at reasonable expense and omitting proprietary information, disclosing any steps the Company is taking to address environmental and human health harms from waste lagoons in its owned facilities and its pork supply chain.
6 https://www.epa.gov/nutrientpollution/problem#:~:text=Nitrogen%20and%20phosphorus%20are%20nutrients,in
%20the%20air%20we%20breathe
7 https://www.youtube.com/watch?v=-qYiDKkV5Dg
8 https://www.environmentandsociety.org/arcadia/tyson-kills-mulberry-fork
9 https://www.wvtm13.com/article/tyson-farms-alabama-settle-lawsuit-over-wastewater-spill-in-black-warriorrivers-
mulberry-fork/37284282
10 https://www.sec.gov/ix?doc=/Archives/edgar/data/0000100493/000010049324000119/tsn-20240928.htm
11 https://www.tysonπfoods.com/sites/default/files/2023-
10/Tyson%20Foods%20Sustainability%20Report%20FY2022%20%281%29.pdf, pg. 12
12 https://www.tysonfoods.com/sites/default/files/2023-04/Water_Position_Statement.pdf

Statement in Opposition to Shareholder Proposal Regarding Report on Environmental and Human Health Impacts from Waste Lagoons
The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.
The Board recognizes the importance of protecting human health and the environment by complying with applicable laws, regulations, and rules. Guided by our core values, the Company maintains comprehensive procedures and practices for the management of waste and byproducts. The Company has established comprehensive management systems that have received external recognition for their effectiveness in promoting compliant operations. Furthermore, the Company requires all suppliers to adhere to applicable laws and regulations as a condition of doing business with the Company. The Board notes that the proposal does not identify any instances of waste lagoon noncompliance or operational deficiencies that would justify the additional reporting requested. Accordingly, the Board believes that the Company’s existing governance structures, compliance systems, and practices are sufficient and that the proposal is unnecessary and not in the best interests of shareholders.
The Company’s procedures have earned it industry acclaim, including awards from industry groups such as the Clean Water Award for Outstanding Wastewater Management from the U.S. Poultry and Egg Association in 2025, and Environmental Recognition Awards from the North American Meat Institute in 2024.
The proposal asserts numerous alleged risks related to waste lagoons. The Company addresses these risks through its robust compliance and risk management program. Firstly, within its Pork business, the Company sources the vast majority of hogs from external independent suppliers. Notwithstanding, the Company does own and also contracts with a limited number of concentrated animal and feeding operations (“CAFO”), which in totality supply less than 11% of the hogs supplying our pork processing facilities. The authority to issue CAFO permits is typically delegated by the United States Environmental Protection Agency (“EPA”) to the states, although there are some states where EPA has retained permitting primacy. The Company works to maintain compliance with all applicable law and with the conditions of the permits it holds. Hog suppliers to the Company which make use of such facilities are required to maintain permits and compliance with applicable laws and regulations, including waste and byproduct management. In addition, suppliers to the Company are contractually bound by our Supplier Code of Conduct, which requires compliance with applicable laws. While the Company operates pork processing facilities, these facilities are not CAFOs and do not operate the waste lagoons that are described in the shareholder proposal. In addition, our processing facilities operate in accordance with all applicable federal, state, and local laws and regulations.
The Company also recognizes the importance of maintaining its strong reputation and managing potential risks and has robust processes and controls in place to effectively identify, mitigate, and manage such risks. Accordingly, the Board believes that the Company’s existing risk management framework appropriately addresses these matters. The proponent’s reference to a 2019 environmental incident is wholly irrelevant to this proposal regarding waste lagoons in pork processing facilities, because the 2019 incident occurred at a poultry processing facility which does not operate a waste lagoon. The proposal lacks any specific reference to waste lagoon noncompliance in the Company’s operations or operational deficiencies that would justify additional reporting or oversight measures. Accordingly, the Board is confident that the Company’s existing policies, procedures, and disclosures are appropriate and effective in addressing the matters referenced in the proposal.
We remain committed to serving as stewards of the people, land, animals and resources entrusted to our care, consistent with our core values. Our environmental strategy continues to evolve, with efforts underway to refresh and embed our strategy into our business and operations. For these reasons, and because the Company already has a system in place to address the shareholder proponents’ concerns, including the review of external suppliers, requiring external suppliers to meet permitting requirements and to comply with state and local laws, the Board believes that the actions requested by the shareholder proponent are unnecessary. Because the requested report would not meaningfully add to our ongoing efforts in this area, but would instead divert the Company’s resources without providing further value to the Company and our shareholders, the Board recommends that shareholders vote AGAINST this shareholder proposal.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSAL REGARDING REPORT ON THE ANTICIPATED IMPACT OF RECENT CHANGES IN US IMMIGRATION PRACTICES ON THE COMPANY’S FINANCES AND OPERATIONS
Resolved: Shareholders request that Tyson Foods, Inc. (Tyson) issue a report at reasonable cost and excluding proprietary information, providing the board and management’s assessment of the anticipated impact of recent changes in United States (US) immigration law, policies, and enforcement priorities on the company’s finances and operations.
Supporting Statement: In the discretion of board and management, such report could also be verified by an independent auditor and indicate:
•how estimates and assumptions in the financial statements are affected by recent changes in US immigration law, policies, and enforcement priorities;
•any risk mitigation measures the Company has taken or plans to take.
Whereas:
Immigrants represent 33% of US meatpacking industry workers.1 As of 2024, Tyson employs around 120,000 team members in the US,2 42,000 (35%) of whom are immigrants.3 All Tyson team members are required to have US work authorization,4 but, in a sector already experiencing a severe labor shortage, the unpredictable elimination of work authorizations under new US immigration policy may exacerbate the labor shortage and already existing labor problems.5 The meat industry’s lobbying group, the Meat Institute, estimates the shutdown of programs like humanitarian parole will result in 20% of the meat processing workforce losing their jobs.6 While Tyson has not provided information on the number of team members it has lost as a result of changes to immigration laws, at just one Tyson site, 100 workers were likely to lose their work authorization and face deportation, as a result of the cancellation of a humanitarian parole program.7
The rapidly changing immigration legal landscape presents additional challenges. Understanding and complying with rapidly changing laws places an increased burden and risk of violating the law on Tyson. Additional concerns regarding E-Verify’s accuracy in determining work authorization present compliance risks to Tyson. At a peer company’s plant, the government arrested 76 workers due to E-verify errors, scaring other workers from showing up to work, and ultimately reducing production by 70%.8 Unpredictability in the changing immigration landscape and the potential for work authorization revocations also hinder Tyson’s ability to effectively forecast and plan for long-term success.9
The increased labor shortage resulting from immigration policy changes may also exacerbate the already-existing illegal child labor problem in the meatpacking industry, as vulnerable children are exploited to fill these gaps in very dangerous jobs with few or no protections.10 Tyson already faces risks related to illegal child labor, as a 2023 Department of Labor (DOL) investigation found 7 children illegally working in Tyson’s plant.11 The DOL launched a separate investigation into whether Tyson had relied on migrant child labor to clean its slaughterhouses, which is ongoing.12
Despite the risks Tyson faces as a result of recent changes in immigration policy, it provides no disclosure of such risks; several of its competitors have done so.13

1 https://migrationpolicy.org/content/essential-role-immigrants-us-food-supply-chain
2 https://s203.q4cdn.com/483587180/files/doc_financials/2024/ar/TSN-FY2024-10K.pdf
3 https://www.bloomberg.com/news/articles/2024-03-11/tyson-is-hiring-new-york-immigrants-for-jobs-no-one-else-wants
4 https://www.tysonfoods.com/news/viewpoints/immigration
5 https://www.fairr.org/news-events/insights/labour-risk-in-meatpacking-is-on-the-rise-3-key-findings
6 https://www.desmoinesregister.com/story/money/agriculture/2025/08/11/trump-crackdown-on-immigrants-could-cost-meatpackers-20-of-workers-ice/85441314007/
7 https://www.postcrescent.com/story/money/companies/2024/04/10/tyson-foods-to-terminate-immigrant-chnv-program-workers-in-new-london/83018723007
8 https://www.nytimes.com/2025/07/27/us/ice-glenn-valley-foods.html
9 https://www.shrm.org/topics-tools/news/trump-administration-brings-uncertainty-to-employment
10 https://www.aclu.org/news/immigrants-rights/child-labor-investigation-reveals-immigration-olicy-changes-we-need-now; https://law.columbia.edu/news/archive/qa-crisis-child-labor-professors-kate-andrias-and-elora-mikherjee
11 https://www.dol.gov/newsroom/releases/whd/whd20230217-1
12 https://www.nytimes.com/2023/09/23/us/tyson-perdue-child-labor.html
13 https://www.sec.gov/ix?doc=/Archives/edgar/data/802481/000080248125000011/ppc-20241229.htm; https://www.sec.gov/Archives/edgar/data/88121/000008812125000017/seb-2241231x10k.htm?utm

Statement in Opposition to Shareholder Proposal Regarding Report on the Anticipated Impact of Recent Changes in US Immigration Practices on the Company’s Finances and Operations
The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.
The Board has carefully considered the proposal and recognizes that immigration law and policy is a rapidly changing area. The Company’s legal teams and human resource teams, under the leadership of the Company’s management team, work diligently to ensure that the Company remains committed to high standards of conduct and compliance with United States immigration law. The Company is strongly opposed to illegal immigration, and has a history of robust hiring practices to ensure that all employees in the United States are legally authorized to work.
As part of the Company’s internal hiring practices, the Company requires that all employees within the United States demonstrate that they are legally authorized to work, and this requirement is stated in Company policy, which is provided to all employees as part of the employment and onboarding process. The Company also requires employees to complete Form I-9 and to submit the required documents establishing their identity and employment authorization, such as a U.S. passport, birth certificate, or other documentation that meet the standards set forth in Form I-9, such as an Employment Authorization Document or temporary work authorization. The Company participates in E-Verify, an online system operated by the U.S. Department of Homeland Security and the Social Security Administration, that helps employers electronically verify the employment eligibility of their new hires by comparing information on the Form I-9 with government records. In 2011, the Company also led the way in becoming the first major food company to become a full member of the Mutual Agreement between Government and Employers (IMAGE) program with U.S. Immigration and Customs Enforcement. IMAGE is designed to help employers combat unlawful employment and allows businesses to partner with the federal government as part of their efforts to maintain an authorized workforce and protect themselves from the use of fraudulent identity documents by current or prospective employees.
The Company already has robust policies and procedures in place, and remains confident in its compliance with U.S. immigration laws and regulations, and does not believe that the recent changes in immigration policies and enforcement priorities materially changes the Company’s ability to maintain compliance. Because the requested report would not meaningfully add to our ongoing efforts in this area, but would instead divert the Company’s resources without providing further value to the Company and our shareholders, the Board recommends that shareholders vote AGAINST this shareholder proposal.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis explains the Company’s philosophy and program for compensating its executive officers, as well as the compensation paid to its NEOs for fiscal year 2025. During fiscal year 2025, the Company’s NEOs were:
•John H. Tyson, Chairman of the Board (“Chairman”)
•Donnie King, President and Chief Executive Officer (“CEO”)
•Curt Calaway, Chief Financial Officer
•Devin Cole, Chief Operating Officer
•Adam Deckinger, Chief Legal & Administrative Officer
•Wes Morris, formerly Group President, Poultry
•Brady Stewart, formerly Group President, Beef & Pork, Prepared Foods and Chief Supply Chain Officer
Fiscal Year 2025 Financial Results
For information about the Company’s financial results, see the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025.
Compensation Philosophy and Objectives
Our executive compensation philosophy is to provide competitive compensation necessary to attract, motivate and retain talented and experienced executives to achieve short-term and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of our executive compensation program.
Shareholder Alignment. Executive compensation should be appropriately linked with the Company’s financial performance and the creation of shareholder value. As described further in the section titled “Elements of Compensation - Compensation Mix” below, a significant portion of each NEO’s compensation is variable and at-risk, including equity-based incentives compensation, such as restricted stock units, performance stock and stock options, as well as annual incentive payments under the Annual Incentive Plan and tied to Company performance.
Attract, Motivate and Retain Key Employees. Executive compensation should be competitive with organizations with which the Company competes for talent and with other public and private companies to attract, motivate and retain superior executive talent for the long-term.
Link Pay to Performance. As an executive’s responsibility increases, a larger portion of their total compensation should be “at-risk” incentive compensation (both short-term and long-term), subject to corporate, segment, individual, stock price and/or earnings and performance measures through incentive awards based on such earnings and performance goals.
CEO Compensation vs. Total Shareholder Return “TSR”. Over the past three years, the CEO’s target total direct compensation program was managed to provide appropriate pay levels in relation to increased returns for shareholders.

Compensation Governance
	What we do		What we don’t do
☑	Pay-for-performance – Pay outcomes are aligned with performance of the Company.	☒
No employment contracts except for the Chairman and the CEO – Employment contracts are provided only to the Chairman and one member of our Enterprise Leadership Team (the CEO). The Company may from time to time enter into retention agreements with its executives.

☑	Performance measures support strategic objectives – Performance measures used in compensation programs reflect strategic and operating objectives, creating long-term value for shareholders.

		☒	No dividends on unearned shares – Dividends are not paid on performance stock awards during the performance cycle.
☑
Include “double-trigger” change in control provisions in equity awards – In the event of a change in control, acceleration of vesting of long-term incentive awards will not occur unless there is also a qualifying termination of employment upon or within two years following the change in control.

		☒	No hedging of Company stock – Our officers (including all NEOs) and directors are prohibited from entering into hedging transactions related to our stock.
☒
No pledging of Company stock without prior approval – Our senior officers (including all NEOs) and directors are prohibited from holding our company’s securities in a margin account or pledging our company’s securities as collateral for a loan without prior approval from the Chief Legal Officer or a designee.

☑	Significant stock ownership guidelines – Our NEOs and other executives are required to accumulate and hold stock equal to a multiple of annual base salary.

☑	Provide limited perquisites – Perquisites offered to NEOs with sound business rationale.	☒	No repricing of underwater options – Our Stock Incentive Plan prohibits repricing or exchange of underwater stock options without shareholder approval.

☑
Have a Clawback Policy – Our Clawback Policy requires the Company to seek recovery of incentive-based compensation in the event of a financial restatement or other material noncompliance with financial reporting requirements under the securities laws.

How We Determine Compensation
Determining Performance Measures. The Compensation and Leadership Development Committee sets challenging but realizable performance measures that are fully achieved only as a result of strong performance. As part of our pay-for-performance philosophy, if targets and pre-determined goals are not fully met, payouts may be reduced or not made. Consistent with the Company’s pay-for-performance philosophy, the Compensation and Leadership Development Committee selects financial performance measures under the annual and stock incentive plans that support the Company’s short-term and long-term business plans and strategies and incentivize management to focus on actions that create long-term shareholder value. The Compensation and Leadership Development Committee also selects certain non-financial performance measures which may modify annual incentive payments for all Enterprise Leadership Team members, including the NEOs, and which support and incentivize management to promote the Company’s core values. In setting targets for the short-term and long-term performance measures, the Compensation and Leadership Development Committee considers the Company’s annual and long-term business goals and strategies and certain other factors, including the Company’s projected operating environment and economic and industry conditions. The Compensation and Leadership Development Committee recognizes that performance goals will change over time to reflect market practices, evolving business strategies and priorities, and developments in the Company’s core values. Accordingly, the Compensation and Leadership Development Committee regularly reassesses the performance measures and goals used and determines, at least on an annual basis, the most appropriate financial and non-financial performance measures to be used in connection with evaluating performance payouts for our Enterprise Leadership Team.
Role of the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee works with management and external experts to set the Company’s executive compensation philosophy and objectives and to compensate key executives accordingly. Specifically, the Compensation and Leadership Development Committee periodically reviews and approves:
•the Company’s stated compensation philosophy, corporate goals and objectives relevant to executive officer compensation and total compensation policy to evaluate whether they support business objectives, create shareholder value, are consistent with shareholder interests, attract, motivate and retain required key executive talent and link compensation with Company, business unit and/or individual performance;
•the peer group used for competitive pay/performance benchmarking (see the below section titled “Role of Compensation Consultants/Benchmarking” for additional details); and

•the employment contracts or other similar arrangements that provide compensation for applicable NEOs and other executive officers.
The Compensation and Leadership Development Committee’s charter describes additional duties and responsibilities of the Compensation and Leadership Development Committee with respect to the administration, oversight and determination of executive compensation. A copy of the Compensation and Leadership Development Committee’s charter can be found on the Company’s Investor Relations website at https://ir.tyson.com.
The Compensation and Leadership Development Committee intends for its decisions to be consistent with tax regulations, applicable law and NYSE listing requirements. Because the Company meets the definition of a “controlled company” under NYSE corporate governance rules, the Compensation and Leadership Development Committee is not required to determine the compensation of our CEO. However, the Compensation and Leadership Development Committee’s charter gives it responsibility for approving the employment contract and total annual compensation for the CEO, and the committee has done so since 2003.
Say-on-Pay and Frequency of Say-on-Pay. The Compensation and Leadership Development Committee monitors market trends and best practices, and applies the company’s principles and philosophy, to determine executive compensation and will continue to consider shareholder concerns and feedback. Over 98% of the votes cast at the 2023 Annual Meeting of Shareholders on the non-binding advisory proposal on the compensation of our NEOs (commonly referred to as a “say-on-pay” vote) were voted in support of our executive compensation program. This year, shareholders again have the opportunity to vote on the Company’s “say-on-pay” vote. Over 78% of the votes cast at the 2023 Annual Meeting on the non-binding advisory vote on the frequency of say-on-pay vote were in support of having a say-on-pay vote every three years. It is expected that the next frequency of say-on-pay vote will be at the Company’s 2029 Annual Meeting of Shareholders.
Executive Officer Compensation Structure. Our executive officers are compensated based on a pay structure (including salary, target annual incentive, and long-term incentive awards (i.e., equity grants)) determined for their respective roles and responsibilities. The overall pay target for an executive considers the role, scope of responsibilities, capabilities and experience of the executive.
Interaction Between the Compensation and Leadership Development Committee and Management; Role of the CEO in Compensation Decisions. Key employment terms for NEOs other than the Chairman and the CEO are recommended to the Compensation and Leadership Development Committee by the CEO in consultation with the Company’s human resources group. The Compensation and Leadership Development Committee reviews and discusses the proposed compensation terms and meets with the Company’s human resources group to discuss any questions or issues it has regarding these decisions. Once all questions and issues have been addressed to the satisfaction of the Compensation and Leadership Development Committee, the Compensation and Leadership Development Committee will approve the compensation terms for each NEO. In addition, as described further below, the CEO has discretion to set or adjust the base salary amounts for these NEOs. The Compensation and Leadership Development Committee reviews and discusses pay decisions related to the Chairman and the CEO in executive session, and neither the Chairman nor the CEO is present when the Compensation and Leadership Development Committee discusses and determines their respective compensation.
Our executive compensation structure is periodically reviewed by our human resources group and senior management based on their collective review of information about the Compensation Peer Group (as defined below) and recommendations provided by the Company’s compensation consultant (Aon during fiscal year 2025), together with analysis of general market trends and data of executive compensation at large public and private companies (“General Industry Data”). The Company’s human resources group and senior management suggest modifications to the Compensation and Leadership Development Committee as they deem necessary to ensure that our executive officers and key employees are generally compensated in accordance with our compensation philosophy and objectives. The Compensation and Leadership Development Committee considers the recommendations made by the human resources group and senior management and may also consult the Company’s compensation consultant before approving decisions on executive compensation. For a more detailed discussion regarding decisions with respect to each element and amount of compensation paid to the NEOs, see the section titled “Elements of Compensation” in this Proxy Statement.
Role of Compensation Consultants/Benchmarking. Since fiscal year 2001, the Company has retained an independent compensation consultant or advisor, to periodically review General Industry Data, and to identify and provide market analyses and trend information regarding compensation practices of certain publicly traded companies (the “Compensation Peer Group”) in the protein and packaged foods, consumer packaged goods, and manufacturing industries, as well as companies with which the Company competes for talent due to geographic proximity. During fiscal year 2025, the Compensation and Leadership Development Committee transitioned from Korn Ferry to Aon for independent compensation consultant services. The companies listed below made up the Compensation Peer Group for fiscal year 2025 for the purposes of benchmarking all elements of NEO compensation, including salary, short-term cash incentives and any equity awards.

Archer-Daniels-Midland Company	The Kraft Heinz Company
Bunge Limited	Mondelez International, Inc.
Caterpillar, Inc.	PepsiCo, Inc.
The Coca-Cola Company	Performance Food Group Co.
Deere & Co.	The Procter & Gamble Company
J.B. Hunt Transport Services, Inc.	Sysco Corp.
Kellanova	U.S. Foods Holding Corp.
Kimberly-Clark Corporation	Walmart Inc.
Aon furnishes market analyses and trend information to our human resources group, which is then presented to the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee uses this market data as one of many factors considered in its review of compensation for the NEOs to assess consistency with our compensation philosophy and objectives.
In consultation with Aon, the Compensation and Leadership Development Committee regularly reviews the companies included in the Compensation Peer Group to ensure that the Company continually benchmarks its compensation practices, philosophy and objectives against an appropriate set of publicly traded peer companies. From time to time, the Compensation and Leadership Development Committee may revise the list of companies included in the Compensation Peer Group to ensure that the Company’s compensation practices, philosophy and objectives remain aligned with market practices and that the Company stays competitive compared to similarly situated companies. In fiscal year 2025, there were no changes to the Compensation Peer Group.
In fiscal year 2025, Aon also provided certain services to our human resources group unrelated to executive and non-employee director compensation, primarily related to actuarial services for the Company’s equity, retirement and other compensation and benefit programs. Aon received $157,626 in fees for its services to the Compensation and Leadership Development Committee and $565,208 in fees for other services to the Company in fiscal year 2025. The Compensation and Leadership Development Committee determined there was no conflict of interest with Aon. Both the Company and the Compensation and Leadership Development Committee periodically evaluate the engagement of Aon and Aon’s performance.
How NEOs Are Compensated
NEO compensation is comprised of base salary, as determined by the CEO, and participation in the Company’s annual cash and long-term equity incentive plans on terms and at levels recommended by the Company’s senior management, including the CEO (except with respect to the compensation of the Chairman and the CEO, each of whose compensation is determined and approved by the Compensation and Leadership Development Committee in executive session), and as approved by the Compensation and Leadership Development Committee. Adjustments to compensation are determined after reviewing market data, individual and Company performance and internal pay equity based on position within the Company. For a more detailed analysis regarding these decisions, see the section titled “Elements of Compensation” in this Proxy Statement.
Elements of Compensation
The Company’s executive compensation program consists of:
•base salary;
•annual incentive payments;
•long-term incentive compensation;
•financial, retirement and welfare benefit plans; and
•certain defined perquisites.
A discussion of the compensation received by each current NEO in connection with their service as an executive officer of the Company for fiscal year 2025, broken down by each element of compensation, is provided in the sections below.
Compensation Mix
The charts below show that the significant majority of target total direct compensation for our named executive officers is variable (or “at-risk”) – 90% for our CEO for 2025 and 83% for our other named executive officers for 2025. The calculation is based on total target direct compensation for the applicable year, calculated as the sum of the annual base salaries and target annual bonuses for such year, and the value of the long-term equity incentive awards granted in such year, assuming “target” performance. The chart below for our CEO and other named executive officers reflects their target total direct compensation for 2025.

Fiscal 2025 CEO Pay Mix

Fixed
10%
Short-Term
32%
Long-Term
68%
Base
10%
Bonus
22%
Options
17%
Performance Stock
34%
Restricted Stock
17%
90%
Variable

Fiscal 2025 Other NEO Pay Mix

Fixed
17%
Short-Term
38%
Long-Term
62%
Options
16%
Base
17%
Bonus
21%
Performance Stock
30%
Restricted Stock
16%
83%
Variable

Base Salary
Each of Messrs. John H. Tyson’s and King’s employment contracts set an amount for base salary. The Compensation and Leadership Development Committee approved such amounts for Messrs. John H. Tyson and King as part of its process in approving their respective employment contracts, and the Compensation and Leadership Development Committee can adjust base salary as it deems appropriate, except that the base salary under Mr. John H. Tyson’s employment contract can be increased but not decreased.
The CEO has discretion to set and adjust base salary amounts for all other NEOs based on each NEO’s role, capabilities, experience and performance. In determining whether to adjust (or, in the case of new hires, setting) an NEO’s base salary, the CEO may consider (i) the Compensation Peer Group and General Industry Data for the NEO’s role, (ii) the individual’s past performance and experience, (iii) the NEO’s capabilities, (iv) the NEO’s potential for advancement within the Company, (v) changes in level and scope of responsibility for the NEO, (vi) salaries of other Company executive officers and (vii) internal pay equity based on position with the organization. No requisite weight is assigned to any factor by the CEO.
The table below discloses the annual base salary in effect for each NEO at the end of fiscal years 2024 and 2025.

Name	End of Fiscal Year 2024 Annual Base Salary ($)	End of Fiscal Year 2025 Annual Base Salary ($)
John H. Tyson	1,200,000	1,200,000
Donnie King	1,650,000	1,650,000
Curt Calaway	675,000	675,000
Devin Cole(1)	—	1,350,000
Adam Deckinger(1)	—	725,000
Wes Morris	790,000	850,000
(1) Compensation for Messrs. Cole and Deckinger is provided only for fiscal year 2025 because they were not NEOs for fiscal year 2024.
Annual Incentive Plan - Eligibility and Fiscal Year 2025 Performance Measure
Employment contracts with Messrs. John H. Tyson and King and employment terms with our other NEOs provide them an opportunity to receive annual incentive payments. The Annual Incentive Plan is designed to align the interests of management toward the achievement of corporate goals. An NEO selected to participate in the Annual Incentive Plan is not eligible to participate in other cash performance incentive payment plans maintained by the Company. For fiscal year 2025, the Compensation and Leadership Development Committee designated all NEOs, as well as other executive officers, as eligible participants under the Annual Incentive Plan. Target annual incentive payment eligibility under the Annual Incentive Plan, expressed as a percentage of base salary, is established each year by the Compensation and Leadership Development Committee.
Annual incentive payment amounts under the Annual Incentive Plan are subject to the achievement of one or more performance measures selected by the Compensation and Leadership Development Committee at the beginning of each fiscal year. In addition, the final amount of an annual incentive payment awarded to an NEO is subject to adjustment for any mid-year changes to (1) such NEO’s salary or (2) performance targets under the plan (to the extent such mid-year performance target changes are approved by the Compensation and Leadership Development Committee).
For fiscal year 2025, the Compensation and Leadership Development Committee selected Adjusted Operating Income as the performance measure under the Annual Incentive Plan. “Adjusted Operating Income,” for purposes of annual incentive payments, means the Company’s operating income after taking into account any unusual or unique items, such as one-time gains or losses, as determined by the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee believes Adjusted Operating Income is an appropriate metric to utilize in making performance-based compensation decisions because it is a good indicator of value creation and is a key factor used by senior management in evaluating the performance of the business.
The Compensation and Leadership Development Committee sets target performance levels based upon consideration of the Company’s expected performance and potential growth for the year. For fiscal year 2025, the Compensation and Leadership Development Committee set the threshold, target, and maximum levels of Adjusted Operating Income (“AOI”) for performance incentive payments as listed in the table below. In considering fiscal year 2025 performance levels, the Compensation and Leadership Development Committee also reserved the right to include an adjustment above or below any performance level to allow the Compensation and Leadership Development Committee to recognize business unit, group, individual or other factors.

	AOI	Payout Percentage(1)(2)
Threshold	$1.367 billion	50%
Target	$1.822 billion	100%
Maximum	$2.277 billion	200%
(1) For each NEO, the percentage will be multiplied with their target eligibility for the Executive Incentive Program to obtain the dollar amount to be paid under the program
(2) For AOI between Threshold and Target or Target and Maximum, the payout percentage will increase linearly.
Enterprise Goals
In addition to the Adjusted Operating Income performance measure, the Company’s Annual Incentive Plan considers other Enterprise Goals to promote and reward certain non-financial goals.

Enterprise Goals
Health & Safety

•13% or greater reduction in significant injuries and fatalities.

•5% or greater reduction in Occupational Safety and Health Administration (OSHA) Lost Time Incidents recordable rate.

Data and Digital

•    Deliver Business Unit Data and Digital Planned Projects

For fiscal year 2025, the Compensation and Leadership Development Committee, in consultation with management, selected the goals as set forth above, with two goals in the Health and Safety category, and one goal in the Data and Digital category. Each of the three goals above can modify annual incentive payment amounts by up to plus or minus 2.5% of target performance incentive payments, with a total potential impact of plus or minus 7.5% of target performance incentive payments. The Enterprise Goals resulted in a net positive modifier of 2.5% of target performance incentive payments. The Compensation and Leadership Development Committee recognizes that the mix of categories may change over time, including expanding outside of the existing Enterprise Goals.
Fiscal Year 2025 Annual Incentive Plan Results
Adjusted Operating Income for purposes of annual incentive payments for fiscal year 2025 was $2.267 billion, which exceeded the Adjusted Operating Income target of $1.822 billion, resulting in a 197.8% funding level for the Annual Incentive Plan.
In November 2025, the Compensation and Leadership Development Committee reviewed with our CEO and other members of management the eligibility of each NEO to receive the aforementioned annual incentive award (other than that of the Chairman and the CEO, which the Compensation and Leadership Development Committee reviewed separately in executive session with neither the Chairman nor the CEO present) based on this Adjusted Operating Income amount, and the individual performance of each NEO during fiscal year 2025.
Based on this review, the Compensation and Leadership Development Committee approved the awards of the annual incentive payment amounts set forth in the following table to the NEOs listed below:

Name	Annual Base Salary at 2025 Fiscal Year End ($)	Target Annual Incentive Plan Payment (expressed as a percentage of base salary)	Expected Payment Amount if Adjusted Operating Income Modifier is at 100% (1)(2)	Expected Payment Amount If Adjusted Operating Income Modifier is at 200% ($)(2)	Actual Annual Incentive Payment for Fiscal Year 2025 ($)(1)(3)
John H. Tyson	1,200,000	170%	2,040,000	4,080,000	5,886,120
Donnie King	1,650,000	230%	3,795,000	7,590,000	9,401,385
Curt Calaway	675,000	110%	742,500	1,485,000	1,737,228
Devin Cole (4)	1,350,000	160%	2,160,000	4,320,000	2,739,030
Adam Deckinger	725,000	110%	797,500	1,595,000	1,997,393
Wes Morris	850,000	110%	935,000	1,870,000	1,872,805

(1) Base salaries are reviewed and adjusted annually at the Company’s discretion. Actual salary paid for the fiscal year includes several months paid at the previous fiscal year’s approved salary and the remaining months paid at the current fiscal year’s approved salary. For fiscal year 2025, adjusted salaries were effective as of December 8, 2024. Eligibility at Target Adjusted Operating Income is calculated based on an NEO’s actual salary and bonus target paid for the fiscal year, rather than such NEO’s approved base salary and bonus target at fiscal year-end.
(2) Amounts shown in these columns are based on the 2025 Fiscal Year End Salary, and do not include potential Enterprise Goals modifiers.
(3) Amounts shown in this column include the adjusted operating income modifier, the Enterprise Goals modifier and an individual performance modifier for each NEO’s performance. In consideration of the Company’s improved performance year over year, a record setting performance in Poultry, and the management of numerous regulatory headwinds, the Compensation and Leadership Development Committee exercised the discretion granted to them under Section 5.2 of the Annual Incentive Plan to adjust the individual performance modifier for Mr. John H. Tyson, Mr. King, Mr. Calaway, Mr. Cole, and Mr. Deckinger.
(4) Mr. Cole was promoted to Chief Operating Officer on September 2, 2025, and had served in other roles during the fiscal year. His actual Annual Incentive Plan payment is pro-rated based on his time served in each role during the fiscal year and the respective base salary for each role.
Equity-Based Compensation
The Compensation and Leadership Development Committee believes that long-term incentive compensation allows the Company to provide employees with an incentive that aligns with the interests of the Company’s shareholders, with long-term incentive compensation increasing in value when the Company share price increases. Messrs. John H. Tyson’s and King’s employment contracts provide for equity-based compensation as determined by the Compensation and Leadership Development Committee. For details regarding these awards, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2025” in this Proxy Statement. All long-term incentive compensation is issued under the Stock Incentive Plan, which was last amended and restated on February 8, 2025.
The amounts and types of long-term incentive compensation to be awarded are determined by management and/or the Compensation and Leadership Development Committee to align the interests of executives and other managers with the interests of the Company’s shareholders. In determining these amounts, management and the Compensation and Leadership Development Committee consider the relationship of long-term incentive stock-based compensation to cash compensation, the goal of providing additional incentives to executives and managers to increase shareholder value and the value of long-term incentive compensation awarded to NEOs and other executives to awards made to executives in similar positions within the Compensation Peer Group, as well as General Industry Data.
For fiscal year 2025, the dollar value of annual long-term incentive compensation for the NEOs was weighted 25%, 25% and 50% among stock options, restricted stock units and performance stock, respectively, as discussed further below. From time to time, the Company may award additional equity compensation in connection with hiring, retention and promotions. For details regarding equity awards granted to the NEOs in fiscal year 2025, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2025” in this Proxy Statement.
From fiscal year 2023 onwards, the terms for new performance stock awards, restricted stock awards, restricted stock units and stock options provide for the vesting of a pro rata portion of unvested awards upon retirement or termination without cause.

Retirement as defined in the awards would mean either the voluntary termination of employment at age sixty-two, or the voluntary termination of employment where the employee has attained an age of fifty-five, and the sum of his or her age and years of continuous service with the Company is equal to or greater than sixty-five. From fiscal year 2024 onwards, upon retirement, new stock options and restricted stock or restricted stock unit awards will continue to vest in full on the original vesting schedule, as if the NEO had remained employed with the Company. The Compensation and Leadership Development Committee approved the settlement of certain equity-based compensation for Mr. John H. Tyson, including portions of previous awards that vest in November 2025, to be settled in cash at the same amounts as if they were settled in vested restricted stock units or performance stock, respectively. For all other NEOs, equity-based compensation, including restricted stock, restricted stock units or performance stock, were settled in stock at vesting.
Stock Options. Stock option awards made up approximately 25% of the NEOs’ annual long-term incentive compensation for fiscal year 2025. Stock options are typically awarded and approved annually by the Compensation and Leadership Development Committee prior to a pre-determined grant date. For the fiscal year 2025 stock option awards, the Compensation and Leadership Development Committee approved the awards at its November 6, 2024 meeting with a grant date of November 18, 2024. The actual number of stock options granted during fiscal year 2025 was determined by dividing the target award dollar value assigned by the Compensation and Leadership Development Committee for stock options by the grant date fair value of such stock options. The exercise price for option awards is the closing price for our Class A Common Stock as reported on the NYSE on the grant date. Option awards expire ten years after the grant date. The Company does not backdate, re-price or grant stock option awards retroactively. All stock options vest in equal annual increments on each of the first, second and third anniversaries of the grant dates of the awards and become fully vested after three years, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events.
Restricted Stock Units. Restricted stock unit awards made up approximately 25% of the NEOs’ annual long-term incentive compensation for fiscal year 2025. The actual number of restricted stock units granted during fiscal year 2025 was determined by dividing the target dollar value assigned by the Compensation and Leadership Development Committee for restricted stock units by the closing price of the Company’s stock on the grant date.
On November 6, 2024, the Compensation and Leadership Development Committee approved the restricted stock unit awards to be granted on November 18, 2024. In previous fiscal years, the Company provided awards of restricted stock, of which a portion of such restricted stock awards in fiscal years 2023 and 2024 remain outstanding and continue to vest each anniversary until the third anniversary of the award. Restricted stock unit awards represent a future obligation by the Company to issue shares of Class A Common Stock conditioned upon the executive officer remaining continuously employed by the Company from the grant date through the vesting date, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events. Information regarding restricted stock units granted during fiscal year 2025 is shown in the “Grants of Plan-Based Awards Table” in this Proxy Statement.
Performance Stock. Performance stock awards made up approximately 50% of the NEOs’ annual long-term incentive compensation for fiscal year 2025. Performance stock awards represent the right to receive shares of Class A Common Stock if certain performance measures are met within the time period indicated in the grant. The target number of shares of performance stock granted during fiscal year 2025 was determined by dividing the dollar value assigned by the Compensation and Leadership Development Committee for performance stock by the closing price of the Company’s stock on the grant date. The Compensation and Leadership Development Committee approved the fiscal year 2025 performance stock awards at its November 6, 2024 meeting with a grant date of November 18, 2024. Performance measures are measured three years from the beginning of the fiscal year in which the performance stock is awarded, and, if the performance measures are achieved, the award vests as set forth below. The right to receive Class A Common Stock under a performance stock award is conditioned upon the executive officer remaining continuously employed by the Company from the grant date through the vesting date, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events.
On an annual basis, the Company’s senior management, Compensation and Leadership Development Committee and human resources group meet to discuss the performance measures to be considered for the following year’s grants. Through the course of its review and discussions, the Compensation and Leadership Development Committee chooses such performance measures that the Compensation and Leadership Development Committee believes provide the appropriate balance between (i) significant performance measures aimed at increasing shareholder value if achieved and (ii) performance measures that are reasonably attainable to motivate the officers to achieve the performance goals.

The performance measures adopted by the Compensation and Leadership Development Committee for performance stock awards granted in fiscal year 2025 were as follows, with each measure weighted equally:
•achievement of a cumulative Adjusted Operating Income target over fiscal years 2025, 2026 and 2027 (the “cumulative Adjusted Operating Income Performance Measure”); and
•a comparison of the relative total shareholder return of the Company’s Class A Common Stock as compared to each of the constituent companies within the S&P 500 Consumer Staples Index over fiscal years 2025, 2026 and 2027 (the “rTSR performance measure”).
The Compensation and Leadership Development Committee selected Adjusted Operating Income as an element in both the Company’s annual incentive program and long-term incentive program as the Compensation and Leadership Development Committee believes that this measure is viewed as a core driver of the Company’s performance and shareholder value creation, and that using Adjusted Operating Income as a financial performance-based measure is in the best interests of the Company and its shareholders, given its use by management in its evaluation of the performance of the business. The target for the cumulative Adjusted Operating Income performance measure is established at a level that was designed to be reasonably attainable to motivate the officers to achieve or exceed the goal. The Compensation and Leadership Development Committee also believes that including the rTSR performance measure in the long-term incentive program strikes an appropriate balance with respect to incentivizing income growth and aligns executives’ compensation with the creation of shareholder value.
The Compensation and Leadership Development Committee selected the S&P 500 Consumer Staples Index for the comparison of relative total shareholder return, as it includes a large number of companies within or adjacent to our industry, providing for a broad cross-section of similarly situated companies for the comparison of total shareholder return.
Based on the percentage of the Adjusted Operating Income measure achieved, our NEOs are entitled to receive upon achievement of the Adjusted Operating Income goals the number of shares as set forth in the following table:

Name	Cumulative Adjusted Operating Income
	Threshold (AOI of $4.05 billion)	Target (AOI of $5.4 billion)	Maximum (AOI of $6.75 billion)
John H. Tyson	11,620	23,241	46,482	Number of Shares Awarded (1)(2)
Donnie King	22,805	45,611	91,222
Curt Calaway	5,229	10,458	20,917
Devin Cole	5,810	11,620	23,241
Adam Deckinger	4,260	8,521	17,043
Wes Morris	6,391	12,782	25,565
(1) Amounts rounded down to the nearest share and may differ from the amounts reported in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2025” due to rounding differences.
(2) The number of shares awarded scales on a pro-rata basis if the performance measure falls between the Threshold and Target, or between the Target and Maximum.
With respect to the relative total shareholder return performance measure, each NEO is entitled to receive the number of shares set forth in the following table, based on a comparison of the relative total shareholder return of the Company’s Class A Common Stock as compared to each of the constituent companies within the S&P 500 Consumer Staples Index for the measurement period:

Name	Relative Total Shareholder Return Percentile
	Threshold (30th Percentile)	Target (50th Percentile)	Maximum (80th Percentile)
John H. Tyson	11,620	23,241	46,482	Number of Shares Awarded (1)(2)
Donnie King	22,805	45,611	91,222
Curt Calaway	5,229	10,458	20,917
Devin Cole	5,810	11,620	23,241
Adam Deckinger	4,260	8,521	17,043
Wes Morris	6,391	12,782	25,565
(1) Amounts rounded down to the nearest share and may differ from the amounts reported in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2025” due to rounding differences.
(2) The number of shares awarded scales on a pro-rata basis if the performance measure falls between the Threshold and Target, or between the Target and Maximum.

King Performance Stock Award (EBITDA)
The Compensation and Leadership Development Committee’s goal is to design a compensation structure that motivates executives to achieve short-term and long-term corporate goals and retains high-performing executives in order to enhance shareholder value. To motivate and retain Mr. King, and in connection with the amendment and extension of his employment agreement until December 31, 2027, the committee approved a one-time performance stock award on November 6, 2024 with a grant date of November 18, 2024.
The committee selected cumulative adjusted EBITDA as the performance measure for this performance stock award, with a threshold cumulative adjusted EBITDA of $6 billion, target cumulative adjusted EBITDA of $8 billion, and maximum cumulative adjusted EBITDA of $9.2 billion over fiscal years 2025, 2026 and 2027.

Name	Cumulative Adjusted EBITDA Goal
	Threshold (EBITDA of $6 billion)(1)	Target (EBITDA of $8 billion)(1)	Max (EBITDA of $9.2 billion)(1)	Number of Shares Awarded (1)(2)
Donnie King	38,735	77,471	116,207
(1) Amounts rounded down to the nearest share and may differ from the amounts reported in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2025” due to rounding differences.
(2) The shares vest on the third anniversary of the grant date.
Performance Stock Vesting Results
Upon reviewing the Company’s fiscal year 2023 to 2025 performance, the Compensation and Leadership Development Committee certified that the performance metrics were not met for the performance stock award granted at the beginning of fiscal year 2023. The performance measures for that fiscal year 2023 performance stock were (i) cumulative adjusted operating income of $13 billion for fiscal year 2023 to 2025, (ii) a favorable relative total shareholder return (“rTSR”) percentile ranking of 50th percentile or higher and (iii) a cumulative return on invested capital (“ROIC”) of 11.4% or higher. Because none of the performance measures were met, none of the shares from the fiscal year 2023 performance stock grant vested.

Name	Number of Shares vested under the FY2023 performance stock grant
	rTSR	Cumulative AOI	ROIC
Executive Officers	—	—	—
Financial, Retirement and Welfare Benefit Plans
Our NEOs are eligible to participate in the Company’s financial, retirement and welfare benefit plans that are generally available to all employees of the Company. The NEOs are also eligible to participate in certain plans described below that are only available to certain eligible officers and managers. We believe these benefits are a basic component in attracting, motivating and retaining executives and are comparable to the benefits offered by peer companies, according to market data.
Deferred Compensation Plan. The Supplemental Executive Retirement Plan (“SERP”) is a non-qualified deferred compensation plan providing a retirement benefit to certain officers of the Company, including Messrs. John H. Tyson and King. Effective December 31, 2018, the Company amended the SERP to freeze the accrual of additional benefits and to preclude the addition of any new participants or recommencement of participation by prior participants. Mr. King participated in the SERP prior to his retirement in 2017, but when he rejoined the Company in January 2019, the SERP was frozen and he was, therefore, ineligible to resume participation. Mr. Calaway participated in the SERP prior to it being frozen. Mr. Morris was not a participant in the SERP prior to his 2017 departure from the Company and it was frozen prior to his return. Messrs. Cole and Deckinger were not eligible to participate in the SERP as it was frozen prior to their joining (or rejoining) the Company. The SERP allows participating officers to supplement such officers’ existing anticipated retirement payments and benefits. Additional information about our SERP is included in the narrative text following the section titled “Executive Compensation—Pension Benefits” in this Proxy Statement.
Retirement Plans. We also provide the following qualified and non-qualified plans to the NEOs:
•Employee Stock Purchase Plan;
•Retirement Savings Plan;
•Executive Savings Plan; and
•Executive Long-Term Disability Plan.

The Employee Stock Purchase Plan is a non-qualified benefit plan available to all NEOs and most U.S.-based employees (some bargaining units do not participate). The purpose of the plan is to encourage employees to acquire stock in the Company by offering employees who participate a way to purchase our Class A Common Stock on terms better than those available to a typical investor. Participants are currently eligible to participate on the first day of employment and can contribute (on an after-tax basis) up to 20% of eligible pay to this plan per pay period. After one year of service, the Company will match 25% of the first 10% of eligible pay contributed by the employee. The plan provides for 100% immediate vesting.
The Retirement Savings Plan is a tax-qualified benefit plan (401(k)) available to all NEOs and most U.S.-based employees (some bargaining units do not participate). The plan allows employees who participate to save money for retirement in a tax-advantaged way. Participants may elect how their accounts are invested from a selection of investment options. Participants are currently eligible to participate on the first day of employment and can contribute from 1% to 60% of eligible pay to this plan per pay period, on either a pre-tax basis, an after-tax Roth basis or a combination of the two, subject to IRS annual limits on contributions and compensation. After one year of service, the Company matches 100% of the first 3% of eligible pay contributed, plus 50% of the next 2% contributed. This plan provides for 100% immediate vesting.
The Executive Savings Plan is a non-qualified deferred compensation plan available to the NEOs and other highly compensated U.S.-based employees of the Company. The plan is available for those who wish to defer additional dollars over and above the IRS limits for tax-qualified plans. Participants can defer up to 60% of base pay into this plan. Participants can also defer up to 100% of the annual incentive payment to this plan. All deferrals and payout elections to this plan must be elected by December 31 of the year prior to the deferral year. This plan provides Company matching contributions in the same manner and amount as the Retirement Savings Plan for contributions not otherwise matched under the Retirement Savings Plan. In addition, NEOs and certain other participants receive a non-elective Company contribution equal to 4% of their base salary and Annual Incentive Plan payment. The Company may also make non-elective contributions to certain participants within its discretion. Participants elect notional investment options mirroring those available under the Retirement Savings Plan. This plan generally provides for 100% immediate vesting, except for certain discretionary non-elective contributions, which may be subject to a vesting schedule established by the Company. Additional information on the Executive Savings Plan can be found in the narrative text following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2025” in this Proxy Statement.
U.S.-based officers and certain U.S.-based managers of the Company (including the NEOs) participate in the Executive Long-Term Disability Plan. This plan replaces (tax free) up to 60% of “insured earnings” to a maximum benefit of $25,000 per month. “Insured Earnings” include salary, annual incentive payment and the value of the most recent annual stock option, restricted stock and performance stock awards. The value of the premiums paid by the Company are included in the participant’s taxable income.
Welfare Benefit Plans. Our NEOs and other executives participate in our broad-based employee welfare plans, including medical, dental, vision and other insurance. These plans and benefits are available to all salaried employees. In addition, certain executives, including Messrs. King, Calaway, Cole, Deckinger and Morris, receive an additional amount of term life insurance (“Executive Basic Life Insurance”) under our Basic Life Insurance Plan equal to two times their respective annual base salaries. Executive Basic Life Insurance coverage ends upon termination of employment or when the executive is no longer employed in an eligible position. Mr. Calaway is under the Executive Life Insurance Plan, which provides for a benefit of $1.5 million of term life insurance coverage. In addition, the Company pays for annual physical examinations for its executive officers, including NEOs.
Perquisites
We provide certain perquisites that the Compensation and Leadership Development Committee believes are reasonable and consistent with our overall compensation program. The Company pays taxes owed by the NEOs (subject to certain limits) on certain of these perquisites. The value of these perquisites and the estimated income taxes thereon are imputed as income to the executive. The Compensation and Leadership Development Committee believes that these personal benefits provide executives with benefits that balance our compensation program and help attract and retain executive talent. The Compensation and Leadership Development Committee reviews the perquisites, including personal usage of Company-owned aircraft, on an at least annual basis to evaluate whether they are appropriate given the Company’s total compensation program and market practice.
In the last fiscal year, based on the evolving security environment for corporate executives, the Company engaged an independent, third-party security consultancy to review the security risks applicable to certain members of its senior management team, including the Company’s NEOs. Upon their recommendation, the Company updated its relevant policies to require certain executives, as determined by a security assessment, to use Company-provided aircraft for all business and personal air travel. In addition, they are also permitted by their respective employment contracts to have personal use of Company-owned aircraft (subject to certain contractual limits). All other NEOs were eligible for personal use of Company-owned aircraft in the CEO’s discretion, subject to an overall annual limit established by the Compensation and Leadership Development Committee and, in all cases, consistent with Company policy. In addition, all NEOs are eligible to receive the Executive Rewards Allowance, pursuant to which they receive an annual cash allowance of $12,000 that can be used for an array of items based on the NEO’s needs. The attributed costs of the perquisites described above for the NEOs for fiscal year 2025 are included in the “All Other Compensation” column of the “Summary Compensation Table for Fiscal Year 2025” in this Proxy Statement.
Executive Transitions
Promotion and Appointment of Devin Cole as Chief Operating Officer
Effective September 2, 2025, the Company promoted and appointed Mr. Devin Cole as the Company’s Chief Operating Officer, reporting directly to Mr. King and with responsibility over all business segments. Immediately prior to this role, Mr. Cole served as Group President, Poultry & Global Business Unit. In connection with his appointment to Chief Operating Officer, the Company increased Mr. Cole’s annual base salary from $940,000 to $1,350,000. In recognition of Mr. Cole’s expanded role and responsibilities, the Compensation and Leadership Development Committee increased Mr. Cole’s target Annual Incentive Plan award from 125% to 160% of his annual base salary and approved an award to Mr. Cole under the Company’s 2000 Stock Incentive Plan consisting of a one-time grant of restricted stock units with a fair market value of $172,000 on the date of grant, which will vest equally on each of the first three anniversaries of the grant date. Mr. Cole participates in the Company’s long-term incentive program, as described above.

Departure of Brady Stewart, Group President, Prepared Foods, Beef & Pork and Chief Supply Chain Officer, from the Company

Effective September 2, 2025, Mr. Stewart, Group President, Prepared Foods, Beef & Pork and Chief Supply Chain Officer, departed the Company. Mr. Stewart’s annual base salary was $940,000, and he received a total of $880,000 in salary in fiscal year 2025. His target eligibility under the Company’s Annual Incentive Plan was 125%. For more information on payments and benefits in connection with his departure, see the section titled “Executive Compensation—Potential Payments Upon Termination” in this Proxy Statement.

Stepping down of Wes Morris as Group President, Poultry

As previously disclosed in the Company’s current report on Form 8-K filed with the SEC on February 25, 2025, Mr. Morris stepped down from his role as Group President, Poultry. Mr. Morris remains an employee with the Company. Mr. Morris previously entered into a retention agreement, dated February 9, 2024, which will expire on January 31, 2026, and he is expected to retire from the Company on that date.
Employment Contracts and Agreements with Executives
The Company maintained employment contracts with Messrs. John H. Tyson and King during fiscal year 2025. A summary description of these contracts is provided below. NEOs, other than Messrs. John H. Tyson, Deckinger, King and Morris are participants in the Company’s Executive Severance Plan (the “Executive Severance Plan”), as described below.
John H. Tyson. Mr. John H. Tyson entered into an amended and restated employment contract with the Company on November 9, 2017, the terms of which were approved by the Compensation and Leadership Development Committee prior to execution. Mr. John H. Tyson’s employment contract provides for, among other things, a minimum annual base salary of $1,050,000, participation in the Company’s annual performance incentive payment program on terms and in amounts as determined by the Compensation and Leadership Development Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation and Leadership Development Committee, continued annual payments of $175,196 from his SERP account and participation in the Company’s benefit plans. Mr. John H. Tyson is also entitled to certain perquisites, including personal use of Company-owned aircraft for up to 275 hours per year and such hours are eligible to carry over, use of security services and payment of an annual premium on a $7,500,000 life insurance policy. The Company has also agreed to reimburse Mr. John H. Tyson and “gross up” any tax liability incurred by Mr. John H. Tyson from the receipt of any perquisites. The employment contract is for a perpetual term, subject to the Board of Directors’ right to terminate the contract at any time upon written notice to Mr. John H. Tyson. Any such termination without cause is subject to the Company’s obligation to pay, in a lump sum, an amount equal to two years of his base salary and two times his target annual cash bonus, plus continued medical coverage for life. Such termination will also trigger vesting of Mr. John H. Tyson’s equity awards that are outstanding as of the date of termination.
Donnie King. Mr. King has deep industry expertise in the food and consumer packaged goods industries, as well as extensive experience within the Company, having started his career at the Company in 1982 and taken on key leadership roles with increasing seniority across multiple different business segments. In light of his vast knowledge and profound understanding of the Company’s business and operations, the Company entered into an employment agreement (the “King Employment Agreement”), effective as of June 2, 2021, with Mr. King in connection with his appointment as President and CEO of the Company. The King Employment Agreement provides for, among other things, an annual base salary of $1,200,000, participation in the Company’s annual performance incentive programs on terms and in amounts as determined by the Compensation and Leadership Development Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation and Leadership Development Committee and participation in the Company’s benefit plans. In connection with Mr. King’s appointment, the Compensation and Leadership Development Committee approved an initial grant to Mr. King on June 2, 2021 of non-qualified stock options (the “Stock Option Award”) and an initial grant of restricted stock (the “Restricted Stock Award” and together with the Stock Option Award, the “Initial Equity Award”), each valued at approximately $750,000. The Stock Option Award has a three-year vesting schedule and a ten-year term, while the Restricted Stock Award vested on January 26, 2024. The Initial Equity Award was valued based on the closing price of the Company’s Class A common stock on June 2, 2021. The King Employment Agreement also provides that upon a termination by the Company (without “cause,” or by reason of death or permanent disability) or if Mr. King resigns for “good reason,” the Company will pay Mr. King an amount equal to two years of his base salary and two times his target annual cash bonus, to be paid out over two years, plus continued medical coverage for up to 19 months. The King Employment Agreement contains a non-competition restriction for a period of 24 months post termination and a 36-month post-termination non-solicitation restriction.
Based on Mr. King’s performance during his tenure at the Company and his reputation as a trusted name in the industry, and in support of the Company’s business continuity and leadership succession plans, the Company amended Mr. King’s Employment Agreement on August 1, 2024 (the “King Employment Agreement Amendment”) to retain his services until December 31, 2027 (unless otherwise renewed or terminated). This additional three years and four months under the extended employment term allows the Company to continue to enhance its Enterprise Leadership Team, and to carry out a thoughtful and robust succession planning process to evaluate and prepare potential successors for Mr. King’s role, as well as to evaluate and prepare potential successors and Enterprise Leadership Team members who could support a future CEO. In addition, the King Employment Agreement Amendment helps mitigate the risk of an unplanned CEO departure from the Company. In order to incentivize Mr. King’s retention and thereby facilitate the leadership development and succession planning process described above, the King Employment Agreement Amendment also provides for an additional equity award of $5 million of restricted stock units and $5 million of performance stock, each of which were granted in fiscal year 2025, and will vest on the third anniversary of the grant date. If Mr. King is terminated by the Company without cause or if he terminates his employment for good reason (each as defined in the King Employment Agreement Amendment), any outstanding equity awards vest fully per their original vesting schedules, and in addition, the Company will pay Mr. King the equivalent of his base salary and target Annual Incentive Plan payments, in accordance with the Company’s regular payment schedule, until December 31, 2027. Mr. King is entitled to personal use of Company-owned aircraft of 75 hours annually, and such hours shall carry over for as long as he remains a member of the Company’s Board of Directors. In addition, the Company will also establish a retiree health reimbursement arrangement on his behalf. Under the amended terms, the expiration or non-renewal of the King Employment Agreement would be considered a termination by the Company without cause.
Adam Deckinger. The Company entered into a retention agreement with Adam Deckinger (the “Deckinger Retention Agreement”) on October 7, 2024. Under the terms of the Deckinger Retention Agreement, and subject to Mr. Deckinger’s continued employment with the Company until December 31, 2027 (with exceptions for termination for good reason), Mr. Deckinger will receive a severance equivalent payment that is substantially identical to the benefits set forth under the Executive Severance Plan. In addition, any unvested portions of long-term incentive awards granted to him subsequent to the signing of the Deckinger Retention Agreement will vest in full in accordance with the schedule set forth in the award agreements, subject to his continued employment until such date.
Executive Severance Plan
Messrs. Calaway and Cole are participants in the Executive Severance Plan, which provides eligible employees with certain severance benefits.
Upon a qualifying involuntary termination, the participating NEO will be eligible for (i) cash severance benefits equal to two times their annual base salary, payable in installments in accordance with the Company’s normal payroll schedule and (ii) COBRA reimbursements for up to two years of continued coverage. A qualifying involuntary termination includes termination of employment by the Company without cause or by the participating NEO for good reason. A qualifying voluntary termination is a termination of employment by a participating NEO with at least five years of consecutive service with the Company who provides a qualifying 12-month prior notice to the Company of their election to terminate employment. In addition, participating NEOs in the Executive Severance Plan are also eligible to receive a payout under the Executive Severance Plan equal to the amount that they would have received under the Company’s Annual Incentive Plan for the year of termination, provided that the NEO’s date of termination occurs on or after December 1 of the then-current fiscal year. Any payout will be determined based on actual Company performance and prorated for the NEO’s service during the year.
An otherwise eligible employee is not eligible to participate in the Executive Severance Plan if they (i) have a written employment contract with the Company or any affiliate on their date of termination or (ii) are otherwise covered by any other plan or similar arrangement that addresses severance pay or any similar benefits, regardless of whether they receive any severance pay or benefits under such contract, plan or similar arrangement.

Severance information is more particularly described in the section titled “Executive Compensation—Potential Payments Upon Termination” in this Proxy Statement.
Certain Benefits Upon a Change in Control
The Compensation and Leadership Development Committee believes that change in control benefits are an important part of the total executive compensation program because they protect the Company’s interest in the continuity and stability of the executive group. The Compensation and Leadership Development Committee also believes that the change in control benefits are necessary to retain and attract highly qualified executives and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition.
Impact of Change in Control on the SERP. No later than 30 days after a change in control of the Company, a grantor trust created under the SERP will be funded with the present value of all accrued benefits for each participant under the SERP.
Executive Life Insurance Program. Following a change in control of the Company, the Company will continue to pay the annual life insurance premiums (plus a tax gross-up based on the withholding rates for supplemental wages) under the Executive Life Insurance Program for active participants on the date of the change in control up to the earlier of termination of employment or age 62.
As described in the section titled “Elements of Compensation—Equity-Based Compensation,” starting in fiscal year 2023, we updated the terms for new stock option awards, restricted stock awards, restricted stock units and performance stock awards to provide for the vesting of a pro rata portion of unvested awards in the event of an involuntary termination without cause, including upon a change of control.
Change in control information is more particularly described in the section titled “Executive Compensation—Potential Payments Upon a Change in Control” in this Proxy Statement.
Accounting Considerations
The Company accounts for equity-based awards by recognizing the compensation expense of the equity award to an employee based on the fair value of the award on the grant date. The Company has determined the fair value of these awards based on the assumptions set forth in Note 14 to our fiscal year 2025 audited financial statements included in our Form 10-K for the fiscal year ended September 27, 2025. The compensation expense for stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock and performance stock is ratably recognized over the vesting period.
Stock Ownership Requirements
The Company’s stock ownership requirements require senior officers, including the NEOs, and directors to maintain a minimum equity stake in the Company. These requirements were put into place to strengthen the alignment between the interests of the Company’s directors and senior officers and the interests of its shareholders and are periodically reviewed by the Company’s compensation consultant.
The requirements set forth the minimum number of shares of Company stock a director and certain officers must own. Participants’ holdings are reviewed by the Company annually. Each officer subject to the requirements has five years from the effective date of their appointment to a role with share ownership requirements to achieve the applicable level of ownership. Each director has five years from their initial election as director to achieve the required share ownership level. As of December 8, 2025, all NEOs and directors complied with the stock ownership requirements or were on track to comply within the five-year period.

Stock Ownership Requirements
CEO	6x annual salary
NEOs	2x annual salary
Directors(1)	4x annual cash retainer
(1) exclusive of any retainer amounts attributable to positions of Lead Independent Director or committee chairs

Securities Trading Policy; Hedging and Pledging
The Company’s Global Securities Trading Policy (the “Securities Trading Policy”) governs the purchase, sale and/or other dispositions of our securities by our directors, officers and employees, and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to the Company.
The Securities Trading Policy prohibits all directors, officers (including all NEOs), and all employees with regular and routine access to material non-public information from engaging in any hedging transactions with respect to Company securities. The Securities Trading Policy also prohibits all senior officers (including all NEOs) and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan without prior approval from the Chief Legal Officer or a designee. Approval is considered on a case-by-case basis, and only if (i) there is a compelling reason on the part of the senior officer or director for entering into the pledge and (ii) there is no identified negative impact to the Company or the Company’s shareholders directly as a result of the pledge. For more information on the security ownership by directors and officers see the section titled “Security Ownership of Management.” The Company’s Securities Trading Policy was filed with the SEC as Exhibit 19 to the Company’s Annual Report for the fiscal year ended September 30, 2023, and is incorporated by reference each year as Exhibit 19 in the Company’s most recent annual report.
Clawback Policy
Consistent with the SEC rules and NYSE listing standards, the Company maintains a clawback policy (the “Clawback Policy”) which requires us to seek recovery of erroneously awarded incentive-based compensation received by our executive officers during any three-fiscal-year period prior to the date the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement that results from the correction of an error that is material to the previously issued financial statement(s), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In the event of a financial restatement, any Enterprise Leadership Team member and/or Section 16 officer of the Company would forfeit the amount of any incentive-based compensation paid during the three years preceding the date of the restatement that the Compensation and Leadership Development Committee determines exceeds the amount the employee would have received had the revised financial statement(s) been used to determine the compensation. Further, in the event of fraud, willful misconduct or certain other improper conduct—including violation of an employment agreement or Company policy (including the Code of Conduct), disclosing confidential information or trade secrets, or violating any non-solicitation or non-competition covenant—the employee engaging in such conduct would forfeit the amount of any incentive-based compensation paid with respect to the portion of a three-year lookback period that precedes the earliest known act or occurrence of such improper conduct. The Clawback Policy was filed as Exhibit 97 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, and is incorporated by reference each year as Exhibit 97 in the Company’s most recent annual report.
Risk Considerations in Our Overall Compensation Program
We believe that the Company’s compensation program is structured in such a way as to discourage excessive risk-taking. In making this determination, we considered various aspects of our compensation program, including the mix of fixed and performance-based compensation for management and other key employees. The Company’s performance-based compensation awards are designed to reward both short-term and long-term performance. By linking a portion of total compensation to the Company’s long-term performance, we seek to mitigate short-term risks that could be detrimental to the Company’s long-term best interests and the creation of shareholder value. Another aspect we considered is our practice of increasing an individual’s long-term incentive equity-based performance compensation as a percentage of their total compensation as their responsibility and ability to affect the financial results of the Company increases. Such long-term equity-based performance awards are subject to multi-year vesting periods and derive their value from the Company’s total performance, which we believe further encourages decision-making that is in the long-term best interests of the Company and its shareholders. Finally, we considered our stock ownership guidelines for executive officers and directors, which are designed to strengthen the alignment between the interests of our Board of Directors and executive officers and the Company’s shareholders. We believe these guidelines discourage excessive risk-taking that could be detrimental to the long-term interests of the Company, its performance or our stock price. In conclusion, we believe that the Company’s compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
We, the Compensation and Leadership Development Committee of the Board of Directors of Tyson Foods, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025.
Compensation and Leadership Development Committee

Les R. Baledge, Chair
Sarah Bond
David J. Bronczek
Olivia L. Tyson

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Year 2025
The table below summarizes the compensation for our NEOs during fiscal year 2025 and, where required by applicable SEC disclosure rules, fiscal years 2024 and 2023.

Name and Principal Position During Fiscal Year 2025	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
John H. Tyson, Chairman of the Board	2025	1,212,000	—	4,934,847	1,500,000	5,886,120	—	3,991,886	17,524,853
	2024	1,212,000	—	7,569,245	1,681,378	4,131,000	—	3,810,849	18,404,472
	2023	1,212,000	—	4,469,093	1,500,005	315,000	—	1,330,914	8,827,012

Donnie King, President and Chief Executive Officer	2025	1,662,000	—	19,684,637	2,943,752	9,401,385	—	777,795	34,469,569
	2024	1,452,385	—	11,676,949	3,082,531	5,996,586	—	564,643	22,773,094
	2023	1,396,615	—	8,193,338	2,750,006	436,154	—	404,006	13,180,119

Curt Calaway, Chief Financial Officer	2025	687,000	—	2,940,681	675,003	1,737,228	—	350,746	6,390,658
	2024	516,057	—	528,462	84,074	876,856	—	169,385	2,174,834

Devin Cole, Chief Operating Officer	2025	924,039	—	2,767,423	750,014	2,739,030	—	378,908	7,559,414

Adam Deckinger, Chief Legal & Administrative Officer	2025	737,000	—	1,809,444	550,003	1,997,393	—	298,168	5,392,008

Wes Morris, former Group President Poultry	2025	850,462	—	2,714,166	825,011	1,872,805	—	361,262	6,623,706
	2024	789,308	—	2,284,623	840,689	1,731,452	—	330,753	5,976,825

Brady Stewart, former Group President Beef, Pork and Chief Supply Chain Officer	2025	891,308	—	2,714,166	825,011	—	—	2,274,414	6,704,899
	2024	917,769	—	2,284,623	840,689	2,292,729	—	337,710	6,673,520
	2023	568,384	—	3,320,000	—	155,924	—	1,634,973	5,679,281

_______________________________
(1)The amounts included in these columns are the aggregate grant date fair values for performance stock, restricted stock units and option awards granted in the fiscal year shown, computed in accordance with the stock-based compensation accounting rules set forth in ASC 718. For performance stock with market performance criteria, the grant date fair value was calculated using a Monte Carlo simulation based on the probable outcome of the performance condition as of the grant date. For performance stock without market performance criteria, restricted stock and restricted stock units, the grant date fair value was calculated based on the closing market price of our Class A Common Stock on the grant date. For option awards, the grant date fair value was calculated using a binomial lattice model with a Monte Carlo simulation. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2025. Recipients do not realize the value of equity-based awards until the awards vest (or are exercised in the case of stock options). The actual value that a recipient will realize from these awards is determined by the Company’s future share price and may be higher or lower than the amounts indicated in the table, which represent the full grant date fair value of such awards. The grant date fair values of the performance stock reflect target payout. The number of shares of performance stock that vest, if any, depends on the specified level of performance achieved with respect to the performance measures tied to these awards. The table below shows the grant date fair values of the performance stock awards granted to each NEO during fiscal year 2025 at the target payout and the maximum payout that would result if the highest levels of performance goals are achieved. Description of the performance stock granted in fiscal year 2025 is provided in the section titled “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Compensation—Performance Stock” in this Proxy Statement. Stock Awards include, restricted stock, restricted stock units and performance stock. As approved by the Compensation and Leadership Development Committee, equity-based compensation for Mr. John H. Tyson, including restricted stock, restricted stock units, or performance stock that vested in November 2025 was settled in cash.

	Grant Date Fair Value of Performance Stock Awards ($)
Name	Target Payout	Maximum Payout
John H. Tyson	3,434,847	6,000,000
Donnie King	11,740,887	19,275,000
Curt Calaway	1,545,681	2,700,000
Devin Cole	1,717,423	3,000,000
Adam Deckinger	1,259,444	2,200,000
Wes Morris	1,889,166	3,300,000
Brady Stewart	1,889,166	3,300,000
(2)Amounts reflected in this column are cash payments made pursuant to the Annual Incentive Plan. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Plan - Eligibility and Fiscal Year 2025 Performance Measure” in this Proxy Statement.
(3)For the assumptions used to determine the change in the pension value, see the table titled “SERP Assumptions” in the section titled “Pension Benefits” in this Proxy Statement. Mr. King participated in the SERP prior to his retirement in 2017, but when he rejoined the Company in January 2019, the SERP was frozen and he was, therefore, ineligible to resume participation. Mr. John H. Tyson and Mr. King are currently receiving distributions under the SERP. Mr. Calaway participated in the SERP prior to it being frozen. Messrs. Cole, Deckinger and Stewart were ineligible to participate in the SERP because it was frozen prior to their joining (or rejoining) the Company.
(4)The amounts reflected in this column for fiscal year 2025 represent the sum of all other compensation and perquisites received by the NEOs from the Company, as more fully set forth in the table below.

Name	Year	Reimbursement of Taxes ($)(a)	Executive Life Insurance Premiums ($)	Company Contribution under the Employee Stock Purchase Plan ($)	Company Contribution under the Executive Savings Plan ($)(b)	Company Contribution under the Retirement Savings Plan ($)		Perquisites ($)(c)
John H. Tyson	2025	481,667	—	—	301,906	3,692	(d)	3,204,621	(e)
Donnie King	2025	92,905	6,932	41,250	435,194	14,000		187,514	(f)
Curt Calaway	2025	37,666	18,753	16,875	176,395	14,192	(d)	86,864	(g)
Devin Cole	2025	20,703	4,321	—	255,604	19,904	(d)	78,376	(h)
Adam Deckinger	2025	24,569	3,152	18,125	195,485	11,438	(d)	45,399	(i)
Wes Morris	2025	81,642	3,572	20,962	119,886	8,881	(d)	126,319	(j)
Brady Stewart	2025	15,155	2,912	8,800	33,113	7,231		2,207,203	(k)
_______________________________
(a)Included in these amounts are Company payments to the applicable NEOs for the reimbursement of taxes in connection with life insurance premiums for fiscal year 2025 but processed in the following fiscal year. The fiscal year 2025 reimbursement was made subsequent to the end of fiscal year 2025.
(b)Included in these amounts are Company contributions to the applicable NEOs pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2025, though attributable to performance in fiscal year 2025, as follows: Mr. John H. Tyson - $235,445; Mr. King - $376,055; Mr. Calaway - $138,978; Mr. Cole - $219,122; Mr. Deckinger - $159,791 and Mr. Morris - $74,912 (a description of the Executive Savings Plan is provided under the heading “Financial, Retirement and Welfare Benefit Plans” in the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2025” under the heading “Executive Savings Plan”). The amounts do not include matching contributions that were attributable to performance in fiscal year 2024 but paid in fiscal year 2025, as those awards were previously reported as fiscal year 2024 compensation.
(c)The amounts in this column include premiums paid by the Company for a long-term disability insurance policy for each NEO. The values expressed for personal use of Company-owned aircraft in footnotes (d) through (k), below, are based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees. Mr. John H. Tyson’s and Mr. King’s personal use of Company-owned aircraft is permitted under their respective employment contracts and the other NEOs’ personal use of Company-owned aircraft is at the CEO’s discretion, subject to an overall limit established by the Compensation and Leadership Development Committee. In each case, the executives’ use must comply with Company policy and not interfere with the Company’s use of the aircraft. The values of all perquisites are based on the incremental aggregate cost to the Company and are individually quantified only if they exceed the greater of $25,000 or 10% of the total amount of perquisites for such NEO.
(d)These amounts include all contributions made during fiscal year 2025 and include certain adjustments or true-ups in connection with prior year contributions.

(e)This amount includes $3,158,214 for personal use of Company-owned aircraft and $41,484 for security services. It also includes amounts for an additional cellular device and event tickets.
(f)This amount includes $181,102 for personal use of Company-owned aircraft. It also includes an amount for donation matching.
(g)This amount includes $48,161 for personal use of Company-owned aircraft. It also includes amounts for donation matching and an executive physical.
(h)This amount includes $73,625 for personal use of Company-owned aircraft. It also includes amounts for donation matching and an executive physical.
(i)This amount includes $38,987 for personal use of Company-owned aircraft. It also includes an amount for donation matching.
(j)This amount includes $111,608 for personal use of Company-owned aircraft. It also includes amounts for donation matching and an executive physical.
(k)This amount includes $36,455 for personal use of Company-owned aircraft and $2,169,415 as a lump sum payment under the Executive Severance Plan which will be paid on or about March 5, 2026.
Grants of Plan-Based Awards During Fiscal Year 2025
The table below provides information on equity- and cash-based performance awards granted to each of the Company’s NEOs during fiscal year 2025. The equity-based awards were granted under the Stock Incentive Plan. The cash-based performance awards were granted under the Annual Incentive Plan. More information on plan-based awards is provided in the section titled “Compensation Discussion and Analysis—Elements of Compensation” in this Proxy Statement.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
John H. Tyson		11/6/2024	1,020,000	2,040,000	4,080,000
	11/18/2024	11/6/2024				23,241	46,482	92,965				3,434,847
	11/18/2024	11/6/2024							23,241			1,500,000
	11/18/2024	11/6/2024								107,604	64.54	1,500,000
Donnie King		11/6/2024	1,897,500	3,795,000	7,590,000
	11/18/2024	11/6/2024				45,611	91,222	182,444				6,740,886
	11/18/2024	11/6/2024				38,735	77,471	116,207				5,000,000
	11/18/2024	11/6/2024							77,471			5,000,000
	11/18/2024	11/6/2024							45,611			2,943,750
	11/18/2024	11/6/2024								211,173	64.54	2,943,752
Curt Calaway		11/6/2024	371,250	742,500	1,485,000
	11/18/2024	11/6/2024				10,458	20,917	41,834				1,545,681
	11/18/2024	11/6/2024							10,459			675,000
	11/18/2024	11/6/2024							11,156			720,000
	11/18/2024	11/6/2024								48,422	64.54	675,003
Devin Cole (6)	11/18/2024	11/6/2024				11,620	23,241	46,482				1,717,423
	11/18/2024	11/6/2024							11,621			750,000
	11/18/2024	11/6/2024								53,803	64.54	750,014
	5/9/2025	4/30/2025							5,425			300,000
		9/4/2025	1,080,000	2,160,000	4,320,000
Adam Deckinger		11/6/2024	398,750	797,500	1,595,000
	11/18/2024	11/6/2024				8,521	17,043	34,087				1,259,444
	11/18/2024	11/6/2024							8,522			550,000
	11/18/2024	11/6/2024								39,455	64.54	550,003
Wes Morris		11/6/2024	467,500	935,000	1,870,000
	11/18/2024	11/6/2024				12,782	25,565	51,131				1,889,166
	11/18/2024	11/6/2024							12,783			825,000
	11/18/2024	11/6/2024								59,183	64.54	825,011

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Brady Stewart		11/6/2024	587,500	1,175,000	2,350,000
	11/18/2024	11/6/2024				12,782	25,565	51,131				1,889,166
	11/18/2024	11/6/2024							12,783			825,000
	11/18/2024	11/6/2024								59,183	64.54	825,011
_______________________________
(1)The amounts in these columns represented the threshold, target and maximum amounts payable for performance in fiscal year 2025 under the Annual Incentive Plan based on the NEO’s annual salary and target percentage as of the approval date. The amounts paid to each NEO pursuant to this plan for fiscal year 2025 are set forth in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table for Fiscal Year 2025” in this Proxy Statement. For more detailed information on the Annual Incentive Plan and potential payments thereunder, see the discussion and tables in the section titled “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Payments” in this Proxy Statement.
(2)The amounts in these columns represent (i) the threshold, target and maximum number of shares of performance stock which would be awarded upon the achievement of specified performance criteria for the awards granted, and (ii) the number of shares of restricted stock units. The vesting terms of the performance stock award include the achievement of a three-year cumulative Adjusted Operating Income target and a favorable relative total shareholder return comparison with the S&P 500 Consumers Staples Index over a three-year period. In addition, Mr. King received a performance stock award which included performance criteria for an adjusted cumulative EBITDA over a three-year period. The restricted stock units granted on November 18, 2024 vest in equal annual increments on each of the first, second and third anniversary dates of the grant and are based on the NEOs’ continued employment through the each of the vesting dates (other than Mr. John H. Tyson whose restricted stock vested on November 18, 2025). For a more detailed discussion, see the sections titled “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Compensation—Performance Stock” and “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Compensation—Restricted Stock” in this Proxy Statement.
(3)The amounts in this column represent non-qualified stock options that expire on November 18, 2034. These options vest in equal annual increments on each of the first, second and third anniversary dates of the grant and become fully vested after three years.
(4)Pursuant to the terms of the Stock Incentive Plan, the exercise price for all options listed in this column is the closing price of our Class A Common Stock on the grant date.
(5)For a description of the methodology used to determine the grant date fair value of stock and option awards, see footnote (1) to the “Summary Compensation Table for Fiscal Year 2025” in this Proxy Statement.
(6)Mr. Cole’s target eligibility under the Annual Incentive Plan was increased to 160%, effective as of September 4, 2025.
Outstanding Equity Awards at 2025 Fiscal Year-End
The table below provides information on the stock option, restricted stock, restricted stock units and performance stock awards held by each of the Company’s NEOs as of September 27, 2025.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John H. Tyson	11/30/2015	109,202	—	50.00	11/30/2025
	11/28/2016	93,334	—	58.34	11/28/2026
	11/17/2017	71,997	—	77.97	11/17/2027
	11/19/2018	127,754	—	59.42	11/19/2028
	11/18/2019	89,499	—	89.98	11/18/2029
	11/20/2020	134,048	—	60.74	11/20/2030
	11/19/2021	90,745	—	81.51	11/19/2031

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John H. Tyson, continued	11/18/2022	63,212	31,605	(2)	65.52	11/18/2032
	11/18/2022									91,575	(3)	4,962,449
	11/17/2023	44,131	88,261	(4)	48.74	11/17/2033
	11/17/2023									123,102	(5)	6,670,897
	11/17/2023									30,775	(6)	1,667,697
	11/18/2024	—	107,604	(7)	64.54	11/18/2034
	11/18/2024						24,055	(8)	1,303,540
	11/18/2024									92,965	(9)	5,037,773

Donnie King	11/18/2019	40,275	—		89.98	11/18/2029
	11/20/2020	60,322	—		60.74	11/20/2030
	06/02/2021	50,725	—		80.27	06/02/2031
	11/19/2021	99,819	—		81.51	11/19/2031
	11/18/2022	115,888	57,943	(2)	65.52	11/18/2032
	11/18/2022						46,556	(8)	2,522,870
	11/18/2022									167,887	(3)	9,097,797
	11/17/2023	80,907	161,812	(4)	48.74	11/17/2033
	11/17/2023						40,323	(10)	2,185,103
	11/17/2023									225,687	(5)	12,229,979
	11/17/2023									33,853	(6)	1,834,494
	11/18/2024	—	211,173	(7)	64.54	11/18/2034
	11/18/2024						47,210	(11)	2,558,310
	11/18/2024						80,186	(12)	4,345,279
	11/18/2024									182,444	(9)	9,886,640
	11/18/2024									116,207	(13)	6,297,257

Curt Calaway	11/30/2015	6,539	—		50.00	11/30/2025
	11/28/2016	5,589	—		58.34	11/28/2026
	11/17/2017	4,115	—		77.97	11/17/2027
	11/19/2018	6,608	—		59.42	11/19/2028
	11/18/2019	4,475	—		89.98	11/18/2029
	11/20/2020	6,702	—		60.74	11/20/2030
	11/19/2021	4,538	—		81.51	11/19/2031
	11/18/2022	3,161	1,580	(2)	65.52	11/18/2032
	11/18/2022									4,578	(3)	248,082
	11/18/2022						1,269	(8)	68,767
	11/17/2023	2,207	4,413	(4)	48.74	11/17/2033
	11/17/2023						1,100	(10)	59,609
	11/17/2023									6,155	(5)	333,539
	11/17/2023									3,077	(6)	166,743
	11/18/2024	—	48,422	(7)	64.54	11/18/2034
	11/18/2024						10,825	(11)	586,607
	11/18/2024						11,547	(11)	625,732
	11/18/2024									41,834	(9)	2,266,984

Devin Cole	05/10/2024						22,061	(14)	1,195,486
	05/10/2024						6,854	(14)	371,418
	11/18/2024	—	53,803	(7)	64.54	11/18/2034
	11/18/2024						12,028	(11)	651,797
	11/18/2024									46,482	(9)	2,518,860
	05/09/2025						5,523	(15)	299,291

Adam Deckinger	11/19/2018	3,855	—		59.42	11/19/2028
	11/18/2019	2,611	—		89.98	11/18/2029
	11/20/2020	3,910	—		60.74	11/20/2030
	11/19/2021	2,647	—		81.51	11/19/2031

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Adam Deckinger, continued	11/18/2022	3,161	1,580	(2)	65.52	11/18/2032
	11/18/2022									2,289	(3)	124,041
	11/18/2022						1,260	(8)	68,279
	02/10/2023						9,298	(16)	503,859
	11/17/2023	9,195	18,387	(4)	48.74	11/17/2033
	11/17/2023						4,582	(10)	248,299
	11/17/2023									25,646	(5)	1,389,757
	11/17/2023									448	(6)	24,277
	11/18/2024	—	39,455	(7)	64.54	11/18/2034
	11/18/2024						8,820	(11)	477,956
	11/18/2024									34,087	(9)	1,847,175
Wes Morris	11/17/2023	—	44,130	(4)	48.74	11/17/2033
	11/17/2023						10,997	(10)	595,927
	11/17/2023									61,551	(5)	3,335,449
	11/18/2024	—	59,183	(7)	64.54	11/18/2034
	11/18/2024						13,231	(11)	716,988
	11/18/2024									51,131	(9)	2,770,789

Brady Stewart	11/17/2023	39,742	—	(17)	48.74	11/17/2033
	11/18/2024	15,728	—	(17)	64.54	11/18/2034
_______________________________
The footnotes below are applicable to more than one executive where noted.
(1)The amounts listed in this column reflect a share price of $54.19, the closing price of our shares on the NYSE on September 26, 2025, the last trading day of our 2025 fiscal year.
(2)These options vested and became exercisable on November 18, 2025.
(3)This represents an award of performance stock that expired on November 18, 2025, based on the actual level of performance having not satisfied the following performance criteria: (a) a cumulative operating income target of $13 billion for the 2023-2025 fiscal years and, (b) a favorable comparison of the relative shareholder return of the Company’s Class A Common Stock compared to a predetermined peer group of publicly traded companies over the 2023-2025 fiscal years, and (c) a cumulative return on invested capital of 11.4% for the 2023-2025 fiscal years. The number of shares reported is based on the maximum potential payout.
(4)One-half of these options vested and became exercisable on November 17, 2025 and the remaining options are scheduled to vest and become exercisable on November 17, 2026.
(5)This represents an award of performance stock that vests on November 20, 2026, subject to the achievement of a three-year cumulative Adjusted Operating Income target and a favorable comparison of the Company’s relative total shareholder return to a predetermined peer group of publicly traded companies over the 2024-2026 fiscal years. The number of shares reported is based on the maximum potential payout.
(6)This represents an award of performance stock which vested on November 17, 2025, subject to the achievement of a one-year cumulative Adjusted Operating Income target of $1.161 billion over the 2024 fiscal year.
(7)One-third of these options vested and became exercisable on November 18, 2025. One-half of the remaining options are scheduled to vest and become exercisable on November 18, 2026, and the remaining options are scheduled to vest and become exercisable on November 18, 2027.
(8)This represents an award of restricted stock that vested on November 18, 2025. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(9)This represents an award of performance stock that vests on November 18, 2027, subject to the achievement of a three-year cumulative Adjusted Operating Income target and a favorable comparison of the Company’s relative total shareholder return to a predetermined peer group of publicly traded companies over the 2025-2027 fiscal years. The number of shares reported is based on the maximum potential payout.
(10)This represents an award of restricted stock that one-half of which vested on November 17, 2025 and the remaining restricted stock will vest on November 17, 2026. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(11)This represents an award of restricted stock units that one-third of which vested on November 18, 2025. One-half of the remaining restricted stock units will vest on November 18, 2026 and the remaining restricted stock units will vest on November 18, 2027. The amount includes shares accrued under the Company’s dividend reinvestment plan.

(12)This represents an award of restricted stock units that vest on November 18, 2027. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(13)This represents an award of performance stock that vests on November 18, 2027, subject to the achievement of a three-year cumulative EBITDA target over the 2025-2027 fiscal years. The number of shares reported is based on the maximum potential payout.
(14)This represents an award of restricted stock that vests on May 10, 2026. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(15)This represents an award of restricted stock units that one-third of which will vest on May 9, 2026. One-half of the remaining restricted stock will vest on May 9, 2027 and the remaining restricted stock will vest on May 9, 2028. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(16)This represents an award of restricted stock that vests on February 10, 2026. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(17)As described in the section titled “Compensation Discussion and Analysis—Executive Transitions” in this Proxy Statement, Mr. Stewart departed from the role of Group President, Prepared Foods, Beef & Pork and Chief Supply Chain Officer of the Company, effective September 2, 2025. In connection with his departure, Mr. Stewart received (i) accelerated pro rata vesting of his remaining outstanding restricted stock units with an aggregate value of $189,883 on September 27, 2025 (see footnote 11); (ii) accelerated pro rata vesting of his remaining outstanding restricted stock with an aggregate value of $3,044,941 on September 27, 2025; (iii) pro-rata vesting of his remaining outstanding unvested stock options with an aggregate value of $216,594 on September 27, 2025, with an expiration date of September 5, 2028; (iv) accelerated pro rata vesting of his outstanding unvested performance stock awards granted in November 2023 and November 2024 based on final company performance and actual payout level with an aggregate value of $1,369,419, based on our stock price on September 27, 2025.
Option Exercises and Stock Vested During Fiscal Year 2025
The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal year 2025 by the listed NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John H. Tyson	231,239	4,973,951	31,874	(1)	2,050,162	(2)
			30,775	(3)	1,979,483	(2)
Donnie King			19,478	(1)	1,252,877	(2)
			33,853	(3)	2,177,431	(2)
			22,186	(4)	1,395,986	(5)
Curt Calaway			531	(1)	34,169	(2)
			3,077	(3)	197,948	(2)
			1,008	(4)	63,454	(5)
Devin Cole			35,131	(6)	1,942,787	(7)
Adam Deckinger			2,213	(1)	142,372	(2)
			448	(3)	28,867	(2)
			1,176	(4)	74,030	(5)
			1,245	(8)	73,172	(9)
Wes Morris	22,066	352,257	5,312	(1)	341,694	(2)
Brady Stewart			5,312	(1)	341,694	(2)
			4,445	(10)	249,830	(11)
			23,378	(10)	1,313,879	(11)
			28,366	(10)	1,594,173	(11)
_______________________________
(1)Represents previously awarded restricted stock that vested on November 17, 2024.
(2)The value is based on our stock price of $64.32 on November 15, 2024.
(3)Represents previously awarded performance stock that vested on November 17, 2024.
(4)Represents previously awarded restricted stock that vested on November 19, 2024.
(5)The value is based on our stock price of $62.92 on November 19, 2024.
(6)Represents previously awarded restricted stock that vested on May 10, 2025.
(7)The value is based on our stock price of $55.30 on May 9, 2025.

(8)Represents previously awarded restricted stock that vested on February 11, 2025.
(9)The value is based on our stock price of $58.77 on February 11, 2025.
(10)Represents previously awarded restricted stock that vested on a pro-rata basis on September 5, 2025 in connection with Mr. Stewart’s departure from the Company.
(11)The value is based on our stock price of $56.20 on September 5, 2025.
Pension Benefits
The SERP is a non-qualified deferred compensation plan that provides a retirement benefit to certain officers of the Company, including certain of the NEOs. It also provides life insurance protection for certain officers. The retirement benefit is a “single life” or a “Joint and 50% to Survivor” annuity. In fiscal year 2018, the Compensation and Leadership Development Committee elected to suspend new participation and vest benefits for all existing participants in the SERP as of December 31, 2018. The primary formula for calculating the amount of such benefit uses one percent of the average annual compensation paid to the officer for their final five years of service multiplied by their years of creditable service (the “normal retirement allowance”). “Creditable service” is the number of years and months that the participant has been a contracted officer beginning January 1, 2004, subject to certain grandfathering and grade level criteria. The SERP also provides for catch-up accruals for certain grandfathered participants (officers prior to 2002 receive an additional one percent of their final five-year average annual compensation multiplied by their final five years of creditable service). An officer’s normal retirement allowance cannot decrease from the highest normal retirement allowance amount calculated during the officer’s tenure. In addition, participants in the plan as of July 1, 2014, with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax allowance based on the amount of their executive life insurance premium at the male non-smoker rate. The Compensation and Leadership Development Committee has the discretion to grant early retirement benefits under the plan.
If a Company-employed participant was in the SERP as of July 1, 2014, and subsequently dies, the participant’s beneficiaries receive a death benefit under the life insurance portion of the SERP. Mr. John H. Tyson is currently receiving benefits under the SERP, but no longer participates in the life insurance portion of the SERP in connection with his becoming a non-executive officer in fiscal year 2008. Mr. King participated in the SERP, including the life insurance portion, prior to his retirement in 2017, but when he rejoined the Company in January 2019, the SERP was frozen and he was, therefore, ineligible to resume participation, including with respect to the life insurance portion. Mr. King is currently receiving benefits under the SERP. As of September 27, 2025, the life insurance portion of the SERP provided a death benefit of $1,500,000 for Mr. Calaway. Mr. Morris was not a participant in the SERP prior to his 2017 departure from the Company and it was frozen prior to his return. Messrs. Cole, Deckinger and Stewart were ineligible to participate in the SERP because it was frozen prior to their joining (or rejoining) the Company.
The following table shows the years of creditable service for benefit accrual purposes and the present value of the accrued benefits for each of the NEOs under the SERP as of September 27, 2025.

Name	Plan Name	Numbers of Years of Creditable Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John H. Tyson	Tyson Foods, Inc. SERP	15.75	3,773,192	175,196
Donnie King(3)	Tyson Foods, Inc. SERP	18.50	3,653,335	268,799
Curt Calaway	Tyson Foods, Inc. SERP	6.33	399,148	—
_______________________________
(1)The plan considers only creditable service, as more fully described above. The NEOs’ actual years of service are as follows: Mr. John H. Tyson - 53 years; Mr. King - 35 years prior to his 2017 retirement plus 6 years after he rejoined the Company on January 22, 2019; Mr. Calaway - 19 years.
(2)The present value of these benefits is based on the following assumptions:

SERP Assumptions

	As of September 28, 2024	As of September 27, 2025
Discount Rate	4.86%	5.29%
Mortality Table for Annuities	PRI-2012 mortality tables with MP-2021 generational improvement for males and females with white collar adjustment	PRI-2012 mortality tables with MP-2021 generational improvement for males and females with white collar adjustment

(3)Mr. King’s SERP benefits are the result of his employment by the Company prior to his 2017 retirement.

The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below:
SERP Estimates

Average Cash Compensation	Years of Service
	15	20	25	30	35
$500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$750,000	$112,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000
Nonqualified Deferred Compensation for Fiscal Year 2025
The table below provides information on benefits available to the NEOs for fiscal year 2025 under the Executive Savings Plan.

Name	Plan(1)	Executive Contributions in Last Fiscal Year ($)(2)	Company Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)(5)
John H. Tyson	Executive Savings Plan	13,846	301,906	39,345	(2,291,913)	2,058,531
Donnie King	Executive Savings Plan	—	435,194	151,916	—	2,245,441
Curt Calaway	Executive Savings Plan	218,896	176,395	286,659	—	2,939,973
Devin Cole	Executive Savings Plan	171,832	255,604	494,089	—	4,435,752
Adam Deckinger	Executive Savings Plan	134,725	195,485	52,947	—	689,152
Wes Morris	Executive Savings Plan	9,231	119,886	379,280	—	4,145,802
Brady Stewart	Executive Savings Plan	29,827	33,113	28,763	—	261,701
_______________________________
(1)As further detailed in the narrative below, all NEOs may participate in the Executive Savings Plan.
(2)Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table for Fiscal Year 2025” in this Proxy Statement. The amounts in this column include contributions made after the end of fiscal year 2025 from the NEOs’ non-equity incentive plan compensation attributable to fiscal year 2025 performance as follows: Mr. Calaway - $173,723; Mr. Cole - $136,952 and Mr. Deckinger - $99,870.
(3)Included in these amounts are Company contributions to the applicable NEOs and pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2025, though attributable to performance in fiscal year 2025, as follows: Mr. John H. Tyson - $235,445; Mr. King - $376,055; Mr. Calaway - $138,978; Mr. Cole - $219,122; Mr. Deckinger - $159,791; and Mr. Morris - $74,912. A description of the Executive Savings Plan is provided in the section titled “Compensation Discussion and Analysis—Financial, Retirement and Welfare Benefit Plans” in this Proxy Statement, as well as below under the heading “Executive Savings Plan.”
(4)The amounts in this column include post-fiscal year 2025 executive contributions and Company contributions as described in footnotes (2) and (3) above.
(5)$2,000,000 of Mr. Cole's aggregate balance was contributed by the Company in connection with his rejoining the Company on March 4, 2024, 50% of which vested on March 4, 2025 and the remaining 50% of which will vest on March 4, 2026, subject to his continued employment.

(6)The table below shows the total amounts of nonqualified deferred compensation for each of the NEOs as reported in the Company’s Summary Compensation Tables, including the amounts described in footnotes (2) and (3) above, and all previous years:

Name	Amount ($)
John H. Tyson	4,580,535
Donnie King	1,688,055
Curt Calaway	582,819
Devin Cole	427,436
Adam Deckinger	330,210
Wes Morris	406,704
Brady Stewart	219,539
Executive Savings Plan
The Company sponsors the Executive Savings Plan which is available to NEOs and other highly compensated employees of the Company and is intended to provide participants the opportunity to defer up to 60% of their salaries in excess of the limits of the Internal Revenue Code imposed on the Retirement Savings Plan (the qualified 401(k) plan) and 100% of cash performance incentive payments. Participants must elect to defer their compensation for a year in the year prior to performing services, and deferral elections are generally irrevocable. The Executive Savings Plan also provides a matching contribution by the Company equal to 100% of the first 3% of eligible pay contributed, plus 50% of the next 2% contributed which is not otherwise matched under the Company’s Retirement Savings Plan. Performance incentive payment deferrals are also matched at the same rates. In addition, NEOs and certain other participants receive a non-elective Company contribution equal to 4% of their base salary and Annual Incentive Plan payment. Participants’ accounts under the Executive Savings Plan are adjusted for investment gains or losses. Participants may elect how their accounts are invested from a notional investment based on the investment options available under the Retirement Savings Plan.
For amounts deferred to the Executive Savings Plan on or after January 1, 2005, and any earnings, gains or losses thereon, the following distribution rules apply. Participants must elect the amount of their deferrals and the time and form of their distributions prior to the year their salaries and performance incentive payments to be deferred are earned. Participants may elect to receive distributions in January following termination of employment, in January of a specified calendar year as elected by the participant, or a combination of the foregoing. Participants may apply for an earlier distribution on account of an extraordinary and unforeseeable event. Participants may elect the form of their distributions in either a lump sum payment or annual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed the maximum annual contribution limit under the Retirement Savings Plan following termination of employment. Changes are permitted to these elections only in accordance with limited rules of the plan. Certain key employees may be required to delay a distribution payable at termination of employment for six months as required by law. Notwithstanding a participant’s distribution election, if a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary beginning in January of the year following the participant’s death in five annual installments or in a lump sum in January of the year following the participant’s death if the value of the account does not exceed the maximum annual contribution limit under the Retirement Savings Plan at the time of distribution. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election. For account balances prior to January 1, 2005, and earnings, gains and losses thereon, the distribution rules described in the section below titled “Retirement Income Plan” apply.
Any assets reserved for Company payments under the Executive Savings Plan remain subject to the claims of our creditors. Benefits are currently paid from a grantor trust originally established to pay benefits under the Retirement Income Plan. Assets from this grantor trust can be used to pay benefits under the Executive Savings Plan only if there are sufficient assets remaining in the trust after any such payment to satisfy all benefit obligations under the Retirement Income Plan. The Company currently provides funding for this grantor trust on an ongoing basis.

Potential Payments Upon Termination
NEOs’ Severance Terms
The severance terms for Messrs. John H. Tyson and King are reflected in their respective employment contracts. The severance terms for Messrs. Deckinger and Morris are reflected in their respective retention payment agreements. The severance terms for Messrs. Calaway and Cole are based on the Executive Severance Plan.
As of the end of fiscal year 2025, in the event the Company terminated the employment of Messrs. John H. Tyson or King prior to the expiration of the NEO’s respective employment contract term without “cause” or by reason of their death or permanent disability, a termination by Mr. King due to good reason or, in the case of the other NEOs, a termination of employment due to a job elimination or by the NEO due to good reason, the Company will pay, in the case of Mr. John H. Tyson, a lump sum payment equal to two years of his then-current base salary and two times his annual bonus target, in the case of Mr. King, the payment of any remaining amounts due under his employment agreement, including base salary and annual target performance incentive payments due until December 31, 2027, and his then-current base salary for a period of two years and two times his annual bonus target plus reimbursement for medical coverage expenses for up to 19 months, in the case of Mr. Morris, as set forth in his retention agreement as expiring on January 31, 2026, and, in the case of the other NEOs, such officer’s then-current base salary for a period of two years, COBRA reimbursements for up to two years of continued coverage, and outplacement assistance. In addition, participating NEOs in the Executive Severance Plan are eligible to receive a prorated payout equal to the amount that they would have received under the Company’s Annual Incentive Plan for the year of termination, provided that the NEO was terminated on or after December 1st of the then-current fiscal year but before the regular payment date of awards, with such payout based on target performance for terminations in the first three quarters of a fiscal year and actual performance for terminations in the fourth quarter.
If an NEO’s employment terminates for “cause,” he is not entitled to any of the foregoing benefits and will receive only his accrued but unpaid compensation as of the date of his termination. The term “cause” generally includes, among other things, the NEO engaging in wrongful conduct which results in injury to the Company or engaging in certain criminal activities.
The Executive Severance Plan also provides severance benefits in the event of a qualifying voluntary termination; however, as of September 27, 2025, none of the current NEOs were eligible to terminate under the Executive Severance Plan due to a qualifying voluntary termination.
Mr. Stewart departed the Company on September 2, 2025. In connection with Mr. Stewart’s departure, the Company and Mr. Stewart entered into an agreement for the release of claims against the Company. Under that agreement, Mr. Stewart will be eligible for separation benefits including salary payments totaling $1,880,000 to be paid over the 24-month period following his departure, and $2,169,415 as a lump sum payment under the Company’s Executive Severance Plan, to be paid on or about March 5, 2026. He will also receive pro-rata vesting of his long-term incentive awards with a total value of $3,157,883, with each respective award pro-rated based on the time he was employed with the Company as a portion of the vesting period for each award. The foregoing payments and benefits are subject to Mr. Stewart’s release of claims against the Company and his compliance with his existing restrictive covenants and confidentiality obligations.
Equity-Based Compensation Awards
Subject to certain exceptions, the award agreements under the Stock Incentive Plan generally provide that in the event that the employment of an NEO is terminated by reason of death, disability or retirement, by the NEO with good reason or pursuant to a qualifying voluntary termination under the Executive Severance Plan or by the Company without cause, a pro rata portion of any unvested equity award will be accelerated and will vest.
Payments and Benefits as of the Last Day of Fiscal Year 2025
The NEOs would have been entitled to the following estimated payments and benefits from the Company if a termination occurred on the last day of the fiscal year, under the following circumstances. In addition, NEOs may be eligible for payment of their accounts under the Company’s qualified retirement plan, the Employee Stock Purchase Plan and non-qualified plans. For the benefits under these plans, see the sections titled “Compensation Discussion and Analysis,” “Pension Benefits” and “Nonqualified Deferred Compensation for Fiscal Year 2025” in this Proxy Statement.

	John H. Tyson				King
	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	6,480,000	(1)	—	5,886,120	23,141,250	(1)	—	9,401,385
Acceleration or vesting of equity-based compensation awards(2)	8,492,009	(3)	—	8,492,009	24,828,976	(3)	—	24,948,568
Health Insurance(4)	—		—	—	7,980		—	7,980
Outplacement Assistance	9,000		—	—	9,000		—	—
Total	14,981,009		—	14,378,129	47,987,206		—	34,357,933

	Calaway				Cole
	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	3,087,228	(5)	—	1,737,228	5,439,030	(5)	—	2,739,030
Acceleration or vesting of equity-based compensation awards(2)	1,419,260		—	2,229,216	3,295,127		—	3,777,402
Health Insurance(4)	15,482		—	15,482	10,068		—	10,068
Outplacement Assistance	9,000		—	—	9,000		—	—
Total	4,530,970		—	3,981,926	8,753,225		—	6,526,500

	Deckinger				Morris
	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	3,447,393	(5)	—	1,997,393	3,990,822	(6)	—	1,872,805
Acceleration or vesting of equity-based compensation awards(2)	1,897,833		—	2,368,080	2,458,857	(6)	—	2,550,061
Health Insurance(4)	22,242			22,242	—	(6)	—	—
Outplacement Assistance	9,000		—	—	—	(6)	—	—
Total	5,376,468		—	4,387,715	6,449,679		—	4,422,866
_______________________________
(1)    These amounts represent (i) in the case of Mr. John H. Tyson, a lump sum payment equal to two years of his then-current base salary and two times his annual target performance incentive and (ii) in the case of Mr. King, the payment of any remaining amounts due under his employment agreement, including base salary and annual target performance incentive payments due until December 31, 2027, and an additional amount equal to two years of his base salary and two times his annual target performance incentive.
(2)    These amounts represent the value of each NEO’s unvested stock options, restricted stock, restricted stock units and performance stock at the target level that would have vested in the event of a termination on September 27, 2025, based on our stock price of $54.19 on September 26, 2025, the last trading day of our 2025 fiscal year.
(3)    Mr. John H. Tyson and Mr. King meet the criteria for retirement eligibility under the terms of the equity-based compensation awards, and certain of these equity-based compensation awards have vesting terms which provide for full vesting upon retirement and termination without cause.
(4)    With the exception of Mr. John H. Tyson and Mr. King, these amounts represent the premiums to continue the NEOs’ health insurance for the severance period provided in the Executive Severance Plan. Mr. John H. Tyson’s contract provides that, in the case of his disability, he and his spouse are entitled to health insurance until each of their deaths, and his eligible dependents are entitled to health insurance until such time as their eligibility has ceased. In the case of Mr. John H. Tyson’s death, his spouse and eligible dependents are entitled to the same coverage. With respect to Mr. John H. Tyson, this amount (a) excludes any amount for a spouse, as Mr. John H. Tyson was not married as of September 27, 2025, and (b) excludes any amount for Mr.

John H. Tyson, as the period of time for coverage cannot be determined. As of September 27, 2025, the annual costs for Mr. John H. Tyson’s health insurance totaled $4,308. Mr. King’s contract provides that, upon a termination by the Company (without “cause” or by reason of death or permanent disability) or if Mr. King resigns for “good reason,” the Company will provide Mr. King with certain premium subsidies and/or monthly reimbursement payments for COBRA continuation coverage for up to 19 months.
(5)    These amounts represent continued payment of the NEO’s base salary for two years and the annual incentive payment under the Company’s Annual Incentive Plan for fiscal year 2025.
(6)    Mr. Morris has a retention agreement which will expire on January 31, 2026. The retention agreement sets forth an aggregate target compensation amount of $16,500,000 for the period between January 27, 2023 and January 31, 2026. If Mr. Morris’ employment were terminated without cause as of September 27, 2025, the amount remaining under pro-rated target compensation is shown in this table, which would be paid entirely in an award of restricted stock units, which will vest in equal annual increments on each of the first and second anniversary dates of the grant.
Potential Payments Upon a Change in Control
The award agreements under the Stock Incentive Plan currently provide for the acceleration of vesting of all unvested equity-based compensation awards held by an NEO in the event of either (i) a termination of employment by the Company without cause (as defined therein) or (ii) a resignation by the NEO for good reason (as defined therein) occurring within twenty-four (24) months following a change in control of the Company. In these provisions, “change in control” is defined as any one of the following: (1) the acquisition by any individual or entity of the Company’s voting securities where the acquisition caused the individual or entity to own 25% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors; (2) a merger, consolidation, combination or like transaction involving the Company in which the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding capital stock of the Company immediately after the transaction; (3) the sale or transfer by the Company of more than 50% of its assets or by any shareholder or shareholders of the Company of more than 50% of the voting power of the issued and outstanding capital stock of the Company in any one transaction or a series of related transactions occurring within a one year period in which the Company, any corporation controlled by the Company or the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction; (4) a majority of the persons who were members of the Board ceased to be directors within any 12-month period; or (5) the dissolution or liquidation of the Company. However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change in control does not include any event as a result of which one or more of the following persons or entities possessed, immediately after such event, over 50% of the combined voting power of the Company or any successor entity: (i) Tyson Limited Partnership, or any successor entity; (ii) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual (including Don Tyson); or (iii) any entity in which one or more individuals or estates described in the preceding clauses (i) and (ii) possessed over 50% of the combined voting power or beneficial interests of such entity.
Each NEO would have been entitled to the estimated payments from the Company or its successor described in the table below if a change in control occurred and the NEO’s employment was terminated by the Company without cause or by the NEO for good reason, in each case, on September 27, 2025. The amounts represent the value of the listed NEOs’ unvested stock options, restricted stock and performance stock that would vest, based on a closing stock price of $54.19 on September 26, 2025, the last trading day of fiscal year 2025. However, if the payments due to a change in control were to result in an excise tax being due, the aggregate payments would be reduced to the largest amount which could be paid without triggering an excise tax. The amounts reported in the table below do not reflect the application of any reduction in benefits pursuant to the applicable employment contracts or the Executive Severance Plan.

Name	Estimated Amount ($)
John H. Tyson	11,787,922
Donnie King	34,133,422
Curt Calaway	2,955,902
Devin Cole	3,777,402
Adam Deckinger	3,165,492
Wes Morris	4,606,542
If the Company were to terminate any NEO following a change in control, such officer would not be entitled to any additional severance benefits because their termination followed a change in control. Instead, the officer would receive the severance benefits described in the section titled “Potential Payments Upon Termination” in this Proxy Statement.

CEO PAY RATIO DISCLOSURE
We are required by Item 402(u) of Regulation S-K, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our fiscal year 2025 CEO’s annual total compensation to the median of the annual total compensation of all of our employees. The SEC’s rules for calculating this ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to our pay ratio disclosed below.
We strive to offer competitive compensation for each position considering local labor markets. As a result, our compensation program varies amongst each local market and by position in order to allow us to provide a competitive total rewards package.
The median of the fiscal year 2025 annual total compensation of all of our employees, other than Mr. King, was $43,206. Companies are required to identify a median employee at least once every three years, unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. Since our previous proxy filed on December 18, 2024, there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. As such, we used the same median employee for fiscal year 2025 as the median employee determined for fiscal year 2024. Mr. King’s fiscal year 2025 annual total compensation was $34,469,569, as reported in the Summary Compensation Table for Fiscal Year 2025. The ratio of these amounts (our “Pay Ratio”) for fiscal year 2025 is approximately 798:1.
We believe our fiscal year 2025 Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules and in accordance with the methodology described below. From the employee population as of the last day of our 2025 fiscal year (September 27, 2025) based on our payroll records, we identified the median compensated employee (the “Median Compensated Employee”) using as our consistently applied compensation measure gross taxable wages prior to any pre-tax deductions, as reported in the Company’s payroll records for the twelve months ended September 27, 2025. We calculated the annual total compensation for the Median Compensated Employee in accordance with the rules applicable to the Summary Compensation Table for Fiscal Year 2025.
As of September 27, 2025, we had 132,950 employees globally, with 115,935 employees based in the U.S. and 17,015 employees located outside of the U.S. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. We applied this de minimis exemption when identifying the Median Compensated Employee by excluding certain employees located outside of the U.S.1
After applying the de minimis exemption, we calculated the Pay Ratio based on our 115,935 U.S. employees, 4,100 China employees, and 8,488 Thailand employees, representing approximately 97% of our global2 full-time, part-time, temporary and seasonal employees who were employed as of September 27, 2025.
___________________________________
1 Excluded employee count by each location was as follows: Austria (21); Brazil (1,172); Canada (7); Colombia (8); France (1); Guatemala (1); Hong Kong (8); Hungary (1); India (201); Indonesia (2); Ireland (2); Italy (4); Japan (8); Malaysia (1,345); Mexico (163); Netherlands (19); New Zealand (95); Peru (9); Philippines (112); Portugal (6); Saudi Arabia (752); South Africa (2); South Korea (299); Taiwan (6); Turkey (35); UAE (1) and United Kingdom (147).
2 We employ people in 30 countries globally.

PAY VERSUS PERFORMANCE DISCLOSURE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and non-principal executive officer named executive officers (“Non-PEO NEOs”) and Company performance for the fiscal years listed below. The Compensation and Leadership Development Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Dean Banks ($)(1)	Summary Compensation Table Total for Donnie King ($)(1)	Compensation Actually Paid to Dean Banks ($)(1)(2)(3)	Compensation Actually Paid to Donnie King ($)(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)(3)	Value of Initial Fixed $100 Investment based on: (4)		Net Income ($ Millions)	Adjusted Operating Income ($ Millions)(5)
							TSR ($)	Peer Group TSR ($)
2025	—	34,469,569	—	31,914,312	8,365,923	6,630,699	106.07	149.94	507	2,267
2024	—	22,773,094	—	30,568,512	7,678,635	9,752,009	112.96	149.63	822	1,809
2023	—	13,180,119	—	1,186,444	5,835,652	3,036,329	92.19	119.53	(649)	987
2022	—	12,014,497	—	10,941,512	5,760,752	3,956,575	116.44	111.35	3,249	4,405
2021	14,480,695	8,999,444	26,013,794	13,991,217	7,250,044	12,287,861	135.34	111.73	3,060	4,223
_______________________________
(1)Dean Banks was our PEO for part of fiscal year 2021 (from October 4, 2020 to June 2, 2021). Donnie King was our PEO for part of fiscal year 2021 (from June 2, 2021), as well as for fiscal years 2022 through 2025. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025
John H. Tyson	John H. Tyson	John H. Tyson	John H. Tyson	John H. Tyson
Stewart Glendinning	Stewart Glendinning	Melanie Boulden	Curt Calaway	Curt Calaway
Amy Tu	Scott Spradley	Brady Stewart	Wes Morris	Devin Cole
Chris Langholz	Amy Tu	John R. Tyson	Brady Stewart	Adam Deckinger
	Noelle O'Mara		John R. Tyson	Wes Morris
	Chris Langholz			Brady Stewart
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Donnie King ($)	Exclusion of Stock Awards and Option Awards for Donnie King ($)	Inclusion of Equity Values for Donnie King ($)	Compensation Actually Paid to Donnie King ($)
2025	34,469,569	(22,628,389)	20,073,132	31,914,312

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	8,365,923	(3,834,295)	2,099,071	6,630,699
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Donnie King ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Donnie King ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Donnie King ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Donnie King ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Donnie King ($)	Total - Inclusion of Equity Values for Donnie King ($)
2025	21,274,065	(1,976,099)	—	775,166	—	20,073,132

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	2,760,465	(314,321)	96,301	(28,805)	(414,569)	2,099,071
(4)The Company’s Total Shareholder Return (TSR) and Peer Group TSR (change in the year-end stock price plus reinvested dividends) as shown in the table, is based on $100 invested at the end of fiscal year 2020, through the end of each of our fiscal years from 2021 through 2025. The Peer Group TSR set forth in this table utilizes the S&P 500 Consumer Staples Index, an independently prepared index which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the fiscal year ended September 27, 2025. Historical stock performance is not necessarily indicative of future stock performance.

(5)We determined Adjusted Operating Income to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in fiscal year 2025. “Adjusted Operating Income” for purposes of annual incentive payments is a non-GAAP measure that means Operating Income but takes into account any unusual or unique items, such as one-time gains or losses, as determined by the Compensation and Leadership Development Committee.
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid, Company Total Shareholder Return (“TSR”), and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR over the four most recently completed fiscal years, and the cumulative TSR of the S&P 500 Consumer Staples Index over the same period.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Company TSR
Compensation Actually Paid ($ Millions)
Company TSR (FYE 2019 Indexed to $100)
35
30
25
20
15
10
5
0
$140
$120
$100
$80
$60
$40
$20
$0
100.00
135.32
116.46
92.24
112.99
106.07
26.0
14.0
12.3
10.9
4.0
1.2
3.0
30.6
9.8
31.9
6.6
2020
2021
2022
2023
2024
2025
Fiscal Year
Dean Banks Compensation Actually Paid
Donnie King Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Tyson Foods, Inc. TSR

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Income
Compensation Actually Paid ($ Millions)
Net Income ($ Millions)
35
30
25
20
15
10
5
0
3,500
3,000
2,500
2,000
1,500
1,000
500
0
-500
-1,000
3,060
3,249
26.0
14.0
12.3
4.0
1.2
3.0
-649
30.6
9.8
822
31.9
6.6
507
2021
2022
2023
2024
2025
Fiscal Year
Dean Banks Compensation Actually Paid
Donnie King Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Tyson Foods, Inc. Net Income

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted Operating Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted Operating Income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Adjusted Operating Income
Compensation Actually Paid ($ Millions)
Adjusted Operating Income ($ Millions)
35
30
25
20
15
10
5
0
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
26.0
14.0
12.3
10.9
4.0
1.2
3.0
30.6
9.8
31.9
6.6
4,223
4,405
987
1,809
2,267
2021
2022
2023
2024
2025
Fiscal Year
Dean Banks Compensation Actually Paid
Donnie King Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Adjusted Operating Income

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2025 to Company performance. The measures in this table are not ranked.

Adjusted Operating Income (“AOI”)
Return on Invested Capital (“ROIC”)
Relative Total Shareholder Return (“rTSR”)
MNPI DISCLOSURE
The Company does not have any 10b5-1 plans in place for any of its officers and directors. The Company typically issues equity awards on a quarterly basis, on the 20th day of the same month that the Company’s quarterly or annual earnings is released publicly (unless such earnings release is delayed past the 20th), and does not determine the timing or terms of such equity awards in connection with the release of material nonpublic information. During fiscal year 2025, there were no equity awards or options granted to any of our NEOs either four days before or one day after the filing of our Annual Report on Form 10-K for fiscal year 2025, our Quarterly Reports on Form 10-Q for any of the fiscal quarters in 2025 and any Current Report on Form 8-K that contained any material nonpublic information about the Company.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 27, 2025. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions above, the Audit Committee recommended to the Board that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025 for filing with the SEC.
The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (iii) review and oversee the Company’s internal audit department, and (iv) provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee’s charter was last amended by the Board in August 2022 and is available on the Company’s Investor Relations website at https://ir.tyson.com or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Office of the Corporate Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
Audit Committee
Kate B. Quinn, Chair
Kevin M. McNamara
Cheryl S. Miller

CERTAIN TRANSACTIONS
The following are the transactions occurring since September 28, 2024 (i) in which the Company was a participant, (ii) where the annual amount involved exceeded $120,000, and (iii) in which the Company’s executive officers, directors, director nominees, principal shareholders and other related parties had a direct or indirect material interest or which the Company has chosen to voluntarily disclose. Other than described in this section, no other transactions of this type are currently proposed.
The Company has contracts with an entity for the lease of wastewater treatment plants that service chicken processing facilities owned by the Company in Nashville, Arkansas, and Springdale, Arkansas. During fiscal year 2025, interests in the lessor entity were owned by the following persons: the Donald J. Tyson Revocable Trust (of which John H. Tyson, the Chairman of the Board, is one of the trustees); Berry Street Waste Water Treatment Plant, LP (of which the TLP owns 90%); Carla Tyson (sister of John H. Tyson); Cheryl Tyson (sister of John H. Tyson) and J.J. Caldwell-Tyson (sister of John H. Tyson). Aggregate lease payments made by the Company during fiscal year 2025 with respect to the Nashville facility were $750,000 plus $8,971 for property taxes attributable to the treatment plant. Aggregate lease payments made by the Company during fiscal year 2025 with respect to the Springdale facility were $450,000 plus an amount for property taxes; however, for property tax purposes the treatment plant is not segregated from the processing facility and, as such, the amount of property tax attributable to the treatment plant is not determinable.
In fiscal year 2025, the Company completed the sale of artwork from its offices to North Ark Bahamas, LLC, which is owned by John H. Tyson, John R. Tyson and Olivia L. Tyson, for the aggregate price of $162,000. This transaction was completed on February 4, 2025 and previously disclosed in our fiscal year 2024 proxy statement as a proposed transaction.
In fiscal year 2025, the Company provided administrative services to the Tyson Limited Partnership. After fiscal year 2025 ended, the Tyson Limited Partnership (including affiliates), reimbursed the Company $354,041 for administrative services provided in fiscal year 2025. Consistent with the foregoing reimbursement practice, the Company expects that the Tyson Limited Partnership will reimburse the Company in fiscal year 2027 for administrative services provided by the Company to the Tyson Limited Partnership in fiscal year 2026.
In fiscal year 2025, the Company terminated its sponsorship agreement for the Blessings Collegiate Invitational golf tournament, an event held at The Blessings, LLC. In connection with this termination, the Company paid a $400,000 fee to TGC, LLC d/b/a Golf Channel under the terms of the contract between The Blessings, LLC, an affiliate of Tyson Limited Partnership and TGC, LLC.
Kyle Guziec, son-in-law of Mr. White, was employed as VP Business Development & Commodity Trading during fiscal year 2025, and received compensation including a base salary and Executive Rewards Allowance of $283,386, a bonus of $237,827, and $14,176 in other employee benefits (including Company contributions to his Executive Savings Plan, Retirement Savings Plan and Employee Stock Purchase Plan accounts and premiums paid by the Company for a long-term disability benefit). Kyle Guziec was granted awards of restricted stock units on November 18, 2024 with a grant date fair value of $56,250 and on May 9, 2025 with a grant date fair value of $32,000, each grant vests in equal increments on the first, second and third anniversary of the grant date subject to his continued employment through each vesting date, and on November 18, 2024 an award of non-qualified stock options which will vest in equal annual installments over three years with a grant date fair value of $18,763. All grants were made under the Stock Incentive Plan. Taylor White, son of Mr. White, was employed as Director Product Management during fiscal year 2025, and received compensation including a base salary of $189,969, a bonus of $93,001 and $11,839 in other employee benefits (including Company contributions to his Retirement Savings Plan and Employee Stock Purchase Plan accounts, premiums paid by the Company for a long-term disability benefit and an auto allowance). On November 18, 2024, Taylor White was granted an award of restricted stock units with a grant date fair value of $18,750, which vests in equal increments on the first, second and third anniversary of the grant date subject to his continued employment through each vesting date, and an award of non-qualified stock options which will vest in equal annual installments over three years with a grant date fair value of $6,259. All grants were made under the Stock Incentive Plan.
Randy King, brother of Mr. King, was employed as Complex Manager during fiscal year 2025, and received compensation including a base salary of $266,126, a bonus of $194,000 and $10,726 in other employee benefits (including Company contributions to his Retirement Savings Plan and Employee Stock Purchase Plan accounts and premiums paid by the Company for a long-term disability benefit). On November 18, 2024, Randy King was granted an award of restricted stock units with a grant date fair value of $56,250 which vests in equal increments on the first, second and third anniversary of the grant date subject to his continued employment through each vesting date, and an award of non-qualified stock options which will vest in equal annual installments over three years with a grant date fair value of $18,763. All grants were made under the Stock Incentive Plan.
John R. Tyson, son of John H. Tyson, was employed by the Company during fiscal year 2025. For more information on his compensation and benefits see the section titled “Director Compensation for Fiscal Year 2025”.
The related party transactions described above have been reviewed by the Governance and Nominating Committee, which has determined that the transactions are fair to the Company. The Governance and Nominating Committee oversees and reviews related party and other certain transactions between the Company and directors, executive officers or affiliates of the Company. This review typically entails the receipt of appraisals or other information from independent third parties which are utilized in the Governance and Nominating Committee’s determination of fairness. However, our Governance and Nominating Committee charter requires that the Governance and Nominating Committee review and approve all transactions with related persons as may be required to be disclosed by the rules of the SEC. The Governance and Nominating Committee is responsible for determining whether such transactions are fair to the Company. Directors and executive officers are specifically asked to disclose such transactions annually.
DELINQUENT SECTION 16(a) REPORTS
The Company’s directors and executive officers and the beneficial owners of more than ten percent of the Company’s shares are required to file under the Exchange Act reports of ownership and changes of ownership with the SEC. Based solely on information provided to the Company by individual directors and executive officers and the beneficial owners of more than ten percent of the Company’s shares, the Company believes that, during fiscal year 2025, all filing requirements applicable to directors and executive officers have been complied with in a timely manner.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder proposals for the 2027 Annual Meeting must be received by the Company’s Secretary at the Company’s principal executive offices on or before August 19, 2026 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for the 2027 Annual Meeting. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Exchange Act.
The Company’s by-laws provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise properly brought before the meeting by or at the direction of the Company’s board of directors or by a shareholder. The Company’s by-laws provide that for any business (other than a proposal included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) to be brought before an annual meeting by a shareholder, the shareholder must (i) be a shareholder of record on the date the shareholder provides notice to the Company of its intention to bring business before the annual meeting and on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, (ii) be entitled to vote at the annual meeting, and (iii) give timely notice of the proposed business in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 10 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) ten days after the day on which public disclosure of the date of the annual meeting was made. To be timely for purposes of the 2027 Annual Meeting, the notice must be received by the Company’s Secretary at the Company’s principal executive offices on or before November 7, 2026, but in no event earlier than October 8, 2026.
Under the Company’s by-laws, nominations for director may be made only by the Board (or any duly authorized committee of the Board) or by any shareholder that (i) is a shareholder of record on the date the shareholder provides notice to the Company of its intention to nominate a director nominee for election to the Board and on the record date for the determination of shareholders entitled to notice of and to vote at the meeting at which directors will be elected, (ii) is entitled to vote at such meeting, and (iii) gives timely notice of such nomination in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 9 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) ten days after the day on which public disclosure of the date of the meeting was made; and (ii) in the case of a special meeting called for the purpose of electing directors, no more than ten days after the day on which public disclosure of the date of such special meeting was made. To be timely for purposes of the 2027 Annual Meeting, the notice must be received by the Company’s Secretary at the Company’s principal executive offices on or before November 7, 2026, but in no event earlier than October 8, 2026.
In addition to satisfying the deadlines in these advance notice provisions of the Company’s bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must:
•provide the notice required under Rule 14a-19 under the Exchange Act to our Secretary no later than November 7, 2026; and
•solicit the holders of shares of the Company representing at least 67% of the voting power of shares entitled to vote on the election of directors and include a statement to that effect in the proxy statement or form of proxy.

The Company’s principal executive offices for notices of shareholder proposals, other Company business to be brought at an annual meeting, or nominations for director are located at the address provided below in “Shareholder Communications.”
SHAREHOLDER COMMUNICATIONS
Shareholders and other interested parties may direct communications to individual directors, including the Lead Independent Director, a Board committee, the non-management directors as a group or the Board as a whole, by addressing the communication to the named individual, the committee, the non-management directors as a group or the Board as a whole, c/o Tyson Foods, Inc., Attention: Office of the Corporate Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
EXPENSES OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitations by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitations will be paid.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any shareholder, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025, as filed with the SEC, including the financial statements and data supplementary thereto. The written request should be sent to the Secretary at the Company’s principal executive offices at the address provided above under “Shareholder Communications.” The written request must state that as of December 8, 2025, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. In addition, the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025, including the financial statements and data supplementary thereto, is available on the Company’s Investor Relations website at https://ir.tyson.com.
OTHER MATTERS
The material referred to in this Proxy Statement under the captions “Report of the Audit Committee” and “Report of the Compensation and Leadership Development Committee” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.
So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.
By Order of the Board of Directors
Marissa Savells, Vice President, Associate General Counsel and Secretary
December 17, 2025

Tyson Foods
2200 WEST DON TYSON PARKWAY
SPRINGDALE, AR 72762-6999

SCAN TO VIEW MATERIALS & VOTE

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on February 4, 2026 for shares held directly and by 11:59 P.M. Eastern Time on February 2, 2026 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on February 4, 2026 for shares held directly and by 11:59 P.M. Eastern Time on February 2, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V81923-P39645

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TYSON FOODS, INC.

The Board of Directors recommends that you vote FOR items 1, 2, 3 and 4:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. John H. Tyson	☐	☐	☐
1b. Les R. Baledge	☐	☐	☐
1c. Mike Beebe	☐	☐	☐
1d. Sarah Bond	☐	☐	☐
1e. Maria Claudia Borras	☐	☐	☐
1f. David J. Bronczek	☐	☐	☐
1g. Donnie King	☐	☐	☐
1h. Maria N. Martinez	☐	☐	☐
1i. Cheryl S. Miller	☐	☐	☐
1j. Kate B. Quinn	☐	☐	☐
1k. Jeffrey K. Schomburger	☐	☐	☐
1l. Barbara A. Tyson	☐	☐	☐
1m. John R. Tyson	☐	☐	☐
1n. Olivia L. Tyson	☐	☐	☐
1o. Noel White	☐	☐	☐
2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending October 3, 2026.	☐	☐	☐
3. To approve the amendment and restatement of the Tyson Foods, Inc. 2000 Stock Incentive Plan, a copy of which is attached to the Proxy Statement as Exhibit A.	☐	☐	☐
4. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommend that you vote AGAINST Item 5, 6 and 7.

	For	Against	Abstain
5. Shareholder proposal regarding disclosure of voting results based on class of shares.	☐	☐	☐
6. Shareholder proposal regarding report on environmental and human health impacts from waste lagoons.	☐	☐	☐
7. Shareholder proposal regarding report on the anticipated impact of recent changes in US immigration practices on the Company's finances and operations.	☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Annual Meeting of Shareholders will consist of a business meeting and brief reports from Company executives and is expected to last approximately 30 minutes. The Annual Meeting of Shareholders will be webcast live and a replay will be available at https://ir.tyson.com. The meeting will be held on Thursday, February 5, 2026 and begin at 10:00 a.m., Central Time. Entrance to the meeting venue will not be permitted once the meeting has commenced. To attend in person at 2008 South Thompson Street, Springdale, Arkansas please contact Tyson Foods Investor Relations for tickets via email at ir@tyson.com or by telephone at 479-290-4524. A ticket is required for entry to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V81924-P39645

PROXY
TYSON FOODS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 5, 2026

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) John H. Tyson and Jeffrey K. Schomburger, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side, at the Annual Meeting of Shareholders to be held at Tyson Foods, Inc., 2008 South Thompson Street, Springdale, Arkansas on Thursday, February 5, 2026 at 10:00 a.m., Central Time and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IMPORTANT - PLEASE SIGN AND DATE ON BACK OF CARD. RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE; NO POSTAGE NECESSARY.

Continued and to be signed on reverse side

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN
(As Amended and Restated Effective February 5, 2026)

    The provisions of the Plan, as amended and restated effective February 5, 2026, shall apply to Stock Incentives granted on and after the effective date.

SECTION 1 - DEFINITIONS

1.1Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a)“Affiliate” means (i) any Subsidiary; (ii) an entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company; or (3) any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b)“Board of Directors” means the board of directors of the Company.

(c)“Change in Control” except as may otherwise be explicitly specified in a Stock Incentive Agreement or Stock Incentive Program, means any one of the following events which may occur after the date hereof:

(1)the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section, the following shall not be deemed to result in a Change in Control, (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company, in which case any such subsequent acquisition shall be deemed to be a Change in Control; or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(2)a merger, consolidation, share exchange, combination, reorganization or like transaction involving the Company in which the stockholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction;

(3)the sale or transfer (other than as security for the Company’s obligations) of more than fifty percent (50%) of the assets of the Company in any one transaction or a series of related transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(4)the sale or transfer of more than fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company by the holders thereof in any one transaction or a series of related transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(5)within any twelve-month period the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company shall be deemed to be an Incumbent Director; or

(6)the dissolution or liquidation of the Company;

provided, however, that with respect to any Stock Incentive subject to the time and form of payment rules Code Section 409A and which provides for payment due to a Change in Control, “Change in Control” shall mean “a change in ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of a corporation” as defined in Code Section 409A (as may be modified under the Stock Incentive Agreement or Stock Incentive Program and as permitted by Code Section 409A). No accelerated vesting, payment, or other settlement with respect to any Stock Incentive shall be made solely on the basis of the occurrence of a Change in Control; provided, however, that the Plan shall not preclude acceleration of vesting and/or payment, or other settlement of a Stock Incentive held by a Participant if (I) within twenty-four (24) months following such Change in Control, the Participant experiences a Separation from Service or Termination of Employment under such circumstances as may be set forth by the Committee in the applicable Stock Incentive Agreement or as may be modified by the Committee thereafter, or (II) the value of any Stock Incentive is not effectively assumed or equivalent value is not provided (as determined by the Committee, as constituted prior to the Change in Control in its sole and absolute discretion), in connection with a Change in Control, subject to such terms and conditions as may be established by the Committee in its discretion.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Committee” means the committee appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of at least two members of the Board of Directors who are “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfy the independence requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded. Notwithstanding the foregoing, with respect to Stock Incentives granted by an officer or officers of the Company and/or the Chairperson of the Committee pursuant to Section 2.3(b), the “Committee” as used in the Plan shall mean such officer or officers and/or such Chairperson, unless the context would clearly indicate otherwise.

(f)“Company” means Tyson Foods, Inc., a Delaware corporation.

(g)“Disability” unless otherwise defined by the Committee in the applicable Stock Incentive Agreement or Stock Incentive Program, has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates. Notwithstanding the foregoing, with respect to any Stock Incentive subject to the time and form of payment rules Code Section 409A and which provides for payment due to a Disability, “Disability” shall mean “disability” as defined in Code Section 409A (as may be modified under the Stock Incentive Agreement or Stock Incentive Program and as permitted by Code Section 409A).

(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(i)“Exercise Price” has the meaning ascribed to it in Section 3.2(a).

(j)“Fair Market Value” with regard to a date means the closing price at which Stock shall have been sold on that date or the last trading date prior to that date as reported by the New York Stock Exchange and published in The Wall Street Journal.

(k)“Incentive Stock Option” means an incentive stock option contemplated by the provisions of Code Section 422 or any successor thereto.

(l)“Nonqualified Stock Option” means an option that is not designated as, or otherwise intended to be, an Incentive Stock Option.

(m)“Option” means a Nonqualified Stock Option or an Incentive Stock Option.

(n)“Other Stock-Based Award” means a Stock Incentive described in Section 3.4 that has a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Stock and may be settled in cash or in Stock. Other Stock-Based Awards may include, but not be limited to, grants of Stock, grants of rights to receive Stock in the future, or dividend equivalent rights.

(o)“Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Company stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(p)“Participant” means an individual who receives a Stock Incentive hereunder.

(q)“Performance Goals” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to a Stock Incentive granted to a Participant under the Plan. Performance Goals may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, Affiliate, department or function within the Company or an Affiliate in which the Participant receiving the Stock Incentive is employed or on which the Participant’s efforts have the most influence. The achievement of the Performance Goals established by the Committee for any Performance Period will be determined without regard to the effect on such Performance Goals of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period. The Performance Goals established by the Committee for any Performance Period under the Plan may consist of one or more of the following:
(1)    earnings per share and/or growth in earnings per share;
(2)    operating cash flow and/or growth in operating cash flow;
(3)    cash available;
(4)    net income and/or growth in net income;
(5)    revenue and/or growth in revenue;
(6)    total shareholder return (measured as the total of the appreciation of, and dividends declared on, the Stock);
(7)    return on invested capital;
(8)    return on shareholder equity;
(9)    return on assets;
(10)    return on common book equity;
(11)    operating income;
(12)    EBIT, EBITDA or EBITDAR; or
(13)    Company stock price performance.

The Performance Goals may be established individually, alternatively, or in any combination, and measured either quarterly, annually, or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, including in relation to previous quarters’ or years’ results or to a designated comparison group.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under ASC 718, amortization of acquired technology and intangibles, and significant impairments; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for restructuring and related programs; discontinued operations; gains and losses associated with the sale or closure of operations; other non-operating gains and losses; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence.

(r)“Performance Period” means, with respect to a Stock Incentive, a period of time within which the Performance Goals relating to such Stock Incentive are to be measured. The Performance Period will be established by the Committee at the time the Stock Incentive is granted.

(s)“Plan” means the Tyson Foods, Inc. 2000 Stock Incentive Plan.

(t)“Separation from Service” shall mean a termination of a Participant’s employment or other service relationship with the Company, subject to the following requirements:

(1)    in the case of a Participant who is an employee of the Company, a termination of the Participant’s employment where either (i) the Participant has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Participant performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Service Recipient for less than 36 months); or

(2)in the case of a Participant who is an independent contractor engaged by the Service Recipient, a termination of the Participant’s service relationship with the Service Recipient where (i) the contract (or in the case of more than one contract, all contracts) under which services are performed for the Service Recipient expires, if the expiration constitutes a good-faith and complete termination of the contractual relationship; or (ii) with respect to amounts payable to the Participant under a Stock Incentive upon the termination of the independent contractor’s relationship with the Service Recipient, no amount will be paid to the Participant before a date that is at least twelve (12) months after the day on which the contract expires under which the Participant performs services for the Service Recipient (or, in the case of more than one contract, all such contracts expire) and no amount payable to the Participant on that date will actually be paid to the Participant if, after the expiration of the contract (or contracts) and before that date, the Participant performs services for the Service Recipient as an independent contractor or an employee; or

(3)in any case, as may otherwise be permitted under Code Section 409A.

(u)“Stock” means the Company’s Class A $.10 par value common stock.

(v)“Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(w)“Stock Incentive Agreement” means a (1) written agreement between the Company and a Participant evidencing an award of a Stock Incentive or (2) an electronic notice of award grant in a form approved by the Company and recorded by the Company in an electronic recordkeeping system used for the purpose of tracking award grants under the Plan generally and, if required by the Committee, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Committee may require.

(x)“Stock Incentive Program” means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(y)“Stock Incentives” means, collectively, Options, Stock Appreciation Rights, and Other Stock-Based Awards.

(z)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(aa)“Termination of Employment” means the termination of the employee-employer relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2 - THE STOCK INCENTIVE PLAN

2.1Purpose of the Plan. The Plan is intended to (a) provide incentive to officers, employees, directors, consultants and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers, employees, directors, consultants and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining such key personnel.

2.2Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 100,000,000 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Stock Incentives, all or any of which may be pursuant to any one or more Stock Incentives, including without limitation, Incentive Stock Options. At no time may the Company have outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives under the Plan in excess of the Maximum Plan Shares. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. For purposes of determining the number of shares of Stock issued upon the exercise, settlement or grant of a Stock Incentive under this Section, (a) any shares of Stock withheld to satisfy tax withholding obligations or the Exercise Price shall be considered issued under the Plan and (b) the settlement of a Stock Appreciation Right shall be treated as a settlement in shares of Stock without regard to whether settlement was in cash or shares of Stock.

2.3Administration of the Plan.

(a)The Plan is administered by the Committee.  The Committee has full authority in its discretion to determine the officers, employees, directors, consultants and service providers of the Company or its Affiliates to whom Stock Incentives will be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to correct any defect or reconcile any inconsistency in the Plan or between the Plan and any Stock Incentive Agreement or Stock Incentive Program; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated).  The Committee’s decisions are final and binding on all Participants.

(b)Notwithstanding any other provision of this Plan, the Board of Directors or the Committee, may by resolution authorize one or more officers of the Company and/or the Chairman of the Committee to do one or more of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act) to receive Stock Incentives under the Plan; (2) determine the number of shares of Stock subject to such Stock Incentives; provided however, that the resolution shall specify the total number of shares of Stock that may be granted subject to such Stock Incentives; (3) interpret the provisions of a Stock Incentive Agreement or Stock Incentive Program; and / or (4) determine the treatment of Stock Incentives upon a Termination of Employment or Separation from Service.

2.4Eligibility and Limits.  Stock Incentives may be granted only to officers, employees, directors, consultants and other service providers of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s).

2.5Service Providers Outside of the United States.  Without amending the Plan, the Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which service providers outside the United States of America shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures, or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Any such rules, procedures, or sub-plans may be reflected on Appendix A, as updated by the Company from time to time. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on death, disability, or retirement or on Separation from Service or Termination of Employment; available methods of exercise or settlement of a Stock Incentive; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. Any such Stock Incentive shall conform to the requirements set forth in the Plan, except to the limited extent a modification is necessary for the Stock Incentive to comply with an applicable local law.

SECTION 3 - TERMS OF STOCK INCENTIVES

3.1Terms and Conditions of All Stock Incentives.

(a)The number of shares of Stock as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits on Options, Stock Appreciation Rights and other Stock Incentives as described in the following sentence. The maximum number of shares of Stock with respect to which (1) Options, (2) Stock Appreciation Rights and (3) Other Stock-Based Awards that are not settled in cash may be granted during any calendar year to any employee may not exceed 1,000,000, subject to adjustment in accordance with Section 5.2. In applying this limitation, if an Option or Stock Appreciation Right, or any portion thereof, granted to an employee is cancelled or repriced for any reason, then the shares of Stock attributable to such cancellation or repricing either shall continue to be counted as an outstanding grant or shall be counted as a new grant of shares of Stock, as the case may be, against the affected employee’s 1,000,000 share limit for the appropriate calendar year.

(b)Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Stock Incentive, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or payment of the Stock Incentive. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void. Other than Stock Incentives granted as inducements to the hiring of an eligible service provider or Stock Incentives subject to performance criteria, any Stock Incentive granted to a Participant who is an employee shall be subject to a minimum vesting period of twelve (12) months, with permissible exceptions for death, Disability, retirement, an involuntary termination of service, extraordinary corporate events such as a Change in Control, or other extenuating circumstance, as may be set forth by the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may subsequently determine.

(c)At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of a Stock Incentive and such Performance Goal is not based solely on the increase in the Fair Market Value of the Stock, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Stock Incentive is vested or settled, as applicable, unless the Performance Goal is based solely on the increase in value of the Stock. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void.

(d)The date a Stock Incentive is granted will be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive, and has taken all such other actions necessary to complete the grant of the Stock Incentive.

(e)Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

(f)Unless otherwise permitted by the Committee, Stock Incentives are not transferable or assignable except as provided in this Section. Following a Participant’s death, Stock Incentives shall be transferred or assigned to the Designated Beneficiary; or if the Participant does not have a Designated Beneficiary, to the Participant’s surviving spouse; or if the Participant is unmarried, to the Participant’s estate. Notwithstanding the foregoing, the Committee shall not permit Incentive Stock Options to be transferred or assigned except by will or by the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death. Stock Incentives are exercisable, during the Participant’s lifetime, only by the Participant or by the legal representative of the Participant in the event of the Participant’s Disability. In the event of the death of the Participant, Stock Incentives are only exercisable by the Designated Beneficiary; or if the Participant does not have a Designated Beneficiary, by the Participant’s surviving spouse; or if the Participant is unmarried, by the legal representative of the Participant’s estate if one is appointed within ninety (90) days of the Participant’s death; or if no such legal representative is appointed, by the person(s) taking under the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death. For purposes of this Section, the Participant’s ‘Designated Beneficiary’ is the beneficiary of the Participant designated in writing in the manner and within the time frame provided by the Committee. Notwithstanding the foregoing, this

Section 3.1(f) shall not preclude transfer to the Company and transfer to facilitate the settlement of Stock Incentives consistent with the terms of the Plan and applicable law.

(g)After the date of grant of a Stock Incentive, the Committee may, in its sole discretion, modify the terms and conditions of a Stock Incentive, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Stock Incentive (except as otherwise permitted under the Plan or Stock Incentive) or would be inconsistent with other provisions of the Plan; including the acceleration of the first twelve (12) months of a vesting period other than in accordance with Section 3.1(b).

(h)In connection with the settlement of any Stock Incentive, the Committee may reduce the amount of any settlement proceeds otherwise due the Participant by any then outstanding indebtedness owed by the Participant to the Company or any Affiliate; provided, however, that no offset shall be applied if the action would cause adverse tax consequences under Section 409A of the Code.

3.2Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option.  Incentive Stock Options may only be granted to employees of the Company or any Subsidiary. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a)Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Stock Incentive Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

(b)Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option must be as specified in the applicable Stock Incentive Agreement.

(c)Payment. Payment for all shares of Stock purchased pursuant to the exercise of an Option will be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides, but in any case subject to such procedures or restrictions as the Committee may impose:

(1)by delivery or deemed delivery to the Company of a number of shares of Stock owned by the holder having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(2)in a cashless exercise through a broker; or

(3)by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an option until full payment has been made by the Participant.  The holder of an Option, as such, has none of the rights of a stockholder.

(d)Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, subject to the limitation in Section 3.1(b), the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

(e)Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Stock Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f)Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(g)No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

(h)No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the Exercise Price of an Option may not be reduced, directly or indirectly, after the grant of the Option, including any surrender of the Option in consideration of, or in exchange for: (1) the grant of a new Option having an Exercise Price below that of the Option that was surrendered; (2) Stock; (3) cash; or (4) any other Stock Incentive.

3.3Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by a Stock Incentive Agreement.  A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, may not be less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

(a)Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b)Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, subject to the limitation in Section 3.1(b), the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

(c)No Repricing or Buyouts. Except as provided in Section 5.2, without the approval of the Company’s stockholders, the price of a Stock Appreciation Right may not be reduced, directly or indirectly, after the grant of the Stock Appreciation Right, including any surrender of the Stock Appreciation Right in consideration of, or in exchange for: (1) the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered; (2) Stock; (3) cash, or (4) any other Stock Incentive.

3.4Terms and Conditions of Other Stock-Based Awards. An Other Stock-Based Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of any of the following: (i) a number of, or the value of, a specified or determinable number of shares of Stock granted by the Committee, (ii) a percentage or multiple of the value of a specified number of shares of Stock determined by the Committee, or (iii) dividend equivalents on a specified, or a determinable number, or a percentage or multiple of a specified number, of shares of Stock determined by the Committee. At the time of the grant, the Committee must determine the specified number of shares of Stock or the percentage or multiple of the specified number of shares of Stock, as may be applicable; and the Performance Goals or other performance criteria, if any, applicable to the determination of the ultimate payment value of the Other Stock-Based Award. The Committee may provide for an alternate percentage or multiple under certain specified conditions.

        (a)    Payment. Payment in respect of Other Stock-Based Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

        (b)    Conditions to Payment. Each Other Stock-Based Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of an Other Stock-Based Award, subject to the limitation in Section 3.1(b), the Committee, at any time before complete termination of such Other Stock-Based Award, may accelerate the time or times at which such Other Stock-Based Award may be paid in whole or in part.

        (c)    Treatment of Dividends. Any dividends payable on Other Stock-Based Awards issued and outstanding shall not be paid to the recipient Participant, if at all, any earlier than the date the underlying shares of Stock become earned and/or vested.

        (d)    Deferral of Other Stock-Based Awards. The Committee may, but need not, permit a Participant to defer receipt of the settlement proceeds in satisfaction of earned Other-Stock-Based Awards that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, provided that any such deferral shall be administered in good faith compliance with Section 409A of the Code and the guidance thereunder, including the following rules:

            (1)    A Participant may elect to defer settlement of such an Other Stock-Based Award by making a valid, irrevocable election prior to: (i) six months before the end of the applicable performance period if it qualifies as “performance based compensation” (within the meaning of Code Section 409A), provided that such election is made before the amount of the compensation is readily ascertainable, or (ii) in any other case, thirty (30) days following the date of its grant, provided that the election is made at least twelve (12) months in advance of the earliest date on which the Other Stock-Based Award may otherwise vest (disregarding for this purpose any accelerated vesting that may occur as a result of death, a “disability” (within the meaning of Section 409A of the Code), or a “change in the ownership or effective control or in the ownership of a substantial portion of the assets of the corporation” (within the meaning of Section 409A of the Code));

            (2)    A Participant may elect to have such Other Stock-Based Award settled at such time(s) or upon such event(s) as the Committee may allow provided such time((s) and event(s) are permitted pursuant to Section 409A of the Code;

            (3)    Notwithstanding the foregoing, with respect to a Participant who, as of the date of the Participant’s Separation from Service, is a “specified employee” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance thereunder, any settlement of a deferred Other-Stock-Based Award on account of the Participant’s Separation from Service may not be made earlier than six (6) months following such Participant’s Separation from Service, except that in the event of any Participant’s earlier death, such deferred Other Stock-Based Award shall be paid within thirty (30) days after the Company receives notice of the Participant’s death; an

            (4)    The Committee is authorized to take such action as it deems necessary and reasonable to avoid the application of the additional tax described in Section 409A(a)(1)(B) of the Code to any Other Stock-Based Award deferred hereunder.

            (5)    Other Stock-Based Awards deferred pursuant to this Section 3.4(d) shall continue to be credited in the number of shares of Stock subject to the Other Stock-Based Award that are being deferred and shall be settled in the same form as provided for in the applicable Stock Incentive Agreement.

3.5Treatment of Awards Upon Termination of Service. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment, Separation from Service, or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine; provided, however, that the Committee shall not exercise its discretion to accelerate the vesting of any Stock Incentive within the first twelve (12) months of a vesting period other than in accordance with Section 3.1(b) The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect all or a portion of the Participant’s period of service or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4 - RESTRICTIONS ON STOCK

4.1Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian may require a Participant to complete an irrevocable stock power appointing the Custodian or the Custodian’s designee as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program.  During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5 - GENERAL PROVISIONS

5.1Withholding. The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Incentive, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Incentive pursuant to such procedures as the Committee may establish. A Participant may satisfy the withholding tax in cash, cash equivalents, or, if and to the extent the applicable Stock Incentive Agreement, Stock Incentive Program, or Committee procedure so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock, is sufficient to satisfy federal, state and local, if any, tax withholding obligation arising from exercise or payment of a Stock Incentive.

5.2Changes in Capitalization; Merger; Liquidation.

(a)The number and kind of shares of Stock reserved for the grant of Options, Stock Appreciation Rights and Other Stock-Based Awards; the number and kind of shares of Stock reserved for issuance upon the exercise, settlement, vesting, grant, or payment as applicable, of each outstanding Option, Stock Appreciation Right, and Other Stock-Based Award; the Exercise Price of each outstanding Option; the specified number and kind of shares of Stock to which each outstanding Stock Appreciation Right and Other Stock-Based Award pertains; the total number of shares of Stock that may be subject to Stock Incentives granted by one or more officers of the Company and/or the Chairperson of the Committee; the maximum number of shares as to which Options, Stock Appreciation Rights, and other Stock Incentives may be granted to an employee during any calendar year; and the threshold price of each Stock Appreciation Right, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying a Stock Incentive to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”).

(b)Notwithstanding any other provision of the Plan to the contrary, in the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Stock Incentives and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new stock incentives by the Company or by a third party, the settlement of any Stock Incentive in cash or cash equivalents, the acceleration of Stock Incentives, the removal of restrictions on outstanding

Stock Incentives, other adjustments to outstanding Stock Incentives or the termination of outstanding Stock Incentives in exchange for the cash value, if any, determined in good faith by the Committee of the vested and/or unvested portion of the Stock Incentives, all as may be provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. The Committee may also use the Plan to assume stock incentives not originally granted under the Plan. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but except as set forth in this Section may not otherwise diminish the then value of the Stock Incentive.

(c)Notwithstanding any other provision of this Plan to the contrary, in taking any action pursuant to Subsection (a) or (b) with respect to a Nonqualified Stock Option or a Stock Appreciation Right, the Committee shall consider any provisions of Code Section 409A and the regulations thereunder that are required to be followed as a condition of the Nonqualified Stock Option and the Stock Appreciation Right not being treated as the grant of a new Option or Stock Appreciation Right or a change in the form of payment. Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer in lieu of the shares of Stock that are subject to the Stock Incentive.

(d)The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3Compliance with Code.

(a)Code Section 422.    All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent.

(b)Code Section 409A.    Except to the extent provided otherwise by the Committee, Stock Incentives under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. If the Committee determines that a Stock Incentive, Stock Incentive Agreement, Stock Incentive Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee provides otherwise, such Stock Incentive, Stock Incentive Agreement, Stock Incentive Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Stock Incentive Agreement, and / or Stock Incentive Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

5.4Right to Terminate Employment or Service Relationship. Nothing in the Plan or in any Stock Incentive Agreement confers upon any Participant the right to continue as an officer, employee, director or service provider of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or service relationship at any time.

5.5Non-alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.6Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.7Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.8Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive, unless required to comply with any provision of the Code, applicable securities laws, or the rules of any exchange upon which the Company’s Stock is listed. Any termination of the Plan involving the accelerated settlement of Stock Incentives subject to the provisions of Section 409A of the Code shall be effected in accordance with the requirements of Section 409A of the Code, including Treasury Regulation Section 1.409A-3(j)(4)(ix) or any successor guidance.

5.9Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder will be void.

5.10Choice of Law. The laws of the State of Delaware govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company has executed this Plan on this 5th day of February, 2026.

    TYSON FOODS, INC.

    By: __________________________________________

Title: Chief People Officer

Appendix A

Rules, Procedures, and Sub-Plans for Service Providers Outside of the United States

United Kingdom

For purposes of delivering Stock Incentives to persons located in the United Kingdom, only an employee who is on the payroll and performs duties as a bona fide employee of a United Kingdom-registered Affiliate shall be eligible to be a Participant hereunder.